                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        AES China Generating Co. Ltd.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [ ] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [X] Fee paid previously with preliminary materials.

     [X] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

            $22,819 (December 20 ,1996); $26,451 (February 28, 1997)
--------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

            Schedule 14A (December 20, 1996); Registration Statement No. 333-22513 on Form S-4 (February 28, 1997)
--------------------------------------------------------------------------------

     (3) Filing party:

            AES China Generating Co. Ltd. (December 20, 1996); The AES Corporation (Febraury 28, 1997)
--------------------------------------------------------------------------------

     (4) Date filed:

            December 20, 1996, February 28, 1997
--------------------------------------------------------------------------------

                               [AES CHINA LOGO]

                        AES CHINA GENERATING CO. LTD.
                         3/F (W), GOLDEN BRIDGE PLAZA
                        NO. 1(A) JIANGUOMENWAI AVENUE
                  BEIJING 100020, PEOPLE'S REPUBLIC OF CHINA

      NOTICE OF SPECIAL CLASS MEETING OF HOLDERS OF CLASS A COMMON STOCK
                 AND SPECIAL GENERAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON MARCH 31, 1997

To Our Shareholders:

     Notice is hereby given that a Special Class Meeting of Holders of Class A Common Stock (the "Class A Meeting") of AES China Generating Co. Ltd., a Bermuda company ("AES Chigen"), and a Special General Meeting of the Shareholders (the "Special Meeting") of AES Chigen, will be held at 1001 North 19th Street, Arlington, Virginia 22209, on March 31, 1997. The Class A Meeting will commence at 1 p.m., local time, and the Special Meeting will commence immediately after the conclusion of the Class A Meeting. The Class A Meeting and the Special Meeting, and any adjournments or postponements thereof, are being held for the following purpose:

     To consider and vote upon the adoption and approval of the Amended and Restated Agreement and Plan of Amalgamation dated as of November 12, 1996 (the "Amalgamation Agreement") among AES Chigen, The AES Corporation, a Delaware corporation ("AES"), and AES Acquisition Co. Ltd., a Bermuda company and a wholly-owned subsidiary of AES ("AES Sub"), pursuant to which AES Sub will amalgamate with and into AES Chigen (the "Amalgamation"), and each share of AES Chigen Class A Common Stock outstanding immediately prior to the Amalgamation will be canceled in consideration of the right to receive a fraction of a share of Common Stock, par value $0.01 per share, of AES, determined as provided in the Amalgamation Agreement.

     The Board of Directors of AES Chigen has determined that the Amalgamation is in the best interests of the holders of Class A Common Stock. For purposes of sec.106 of the Companies Act 1981 of Bermuda, as amended, it has been determined that the fair value of the AES Chigen Class A Common Stock is $13.05 which is the minimum value per share to be received by holders of AES Chigen Class A Stock in the Amalgamation. Holders of AES Chigen Class A Common Stock who do not vote in favor of the Amalgamation will have the right to seek an appraisal of the fair value of their shares in connection with the completion of the Amalgamation. See "Rights of Dissenting Shareholders" in the accompanying Proxy Statement/Prospectus.

     Holders of Class A Common Stock and shareholders of record at the close of business on February 18, 1997 will be entitled to notice of, and to vote at, the Class A Meeting and the Special Meeting, respectively, and any adjournments or postponements thereof. Whether or not you plan to attend, please sign, date and return the enclosed proxy in the postage-paid envelope provided. The prompt return of your proxy will assist us in preparing for the Class A Meeting and the Special Meeting.

                                         BY ORDER OF THE BOARD OF DIRECTORS

                                         /s/ Jeffery A. Safford
                                         Jeffery A. Safford
                                         Vice President,
                                         Chief Financial Officer
                                         and Secretary
February 28, 1997

                             YOUR VOTE IS IMPORTANT

           WHETHER OR NOT YOU EXPECT TO ATTEND THE CLASS A MEETING OR
         THE SPECIAL MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED
                  PROXY IN THE POSTAGE-PAID ENVELOPE PROVIDED.

            THE BOARD OF DIRECTORS OF AES CHINA GENERATING CO. LTD.
         UNANIMOUSLY RECOMMENDS THAT HOLDERS OF THE AES CHIGEN CLASS A
             COMMON STOCK AND THE SHAREHOLDERS VOTE TO APPROVE AND
                       ADOPT THE AMALGAMATION AGREEMENT.

PROXY STATEMENT/PROSPECTUS

ISSUED FEBRUARY 28, 1997

                         AES CHINA GENERATING CO. LTD.

                              PROXY STATEMENT FOR
    SPECIAL CLASS MEETING OF HOLDERS OF AES CHIGEN CLASS A COMMON STOCK AND
                    SPECIAL GENERAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON MARCH 31, 1997

                              THE AES CORPORATION

                                   PROSPECTUS
          2,548,693 SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE
                            ------------------------

    This Proxy Statement/Prospectus is being furnished in connection with the solicitation of proxies by the Board of Directors of AES China Generating Co. Ltd., a Bermuda company ("AES Chigen"), from holders of record as of the close of business on February 18, 1997 (the "Record Date") of the outstanding shares of Class A Common Stock, par value $0.01 per share, of AES Chigen ("AES Chigen Class A Common Stock") for use at a special class meeting of holders of AES Chigen Class A Common Stock (the "Class A Meeting") and a special general meeting of AES Chigen's shareholders (the "Special Meeting"), each to be held on March 31, 1997 at the time and place and for the purposes specified in the accompanying notice and at any adjournments of the Class A Meeting or Special Meeting.

    At the Class A Meeting and the Special Meeting, shareholders will be asked to consider and vote upon the following proposal (the "Amalgamation Proposal"):

       the adoption and approval of the Amended and Restated Agreement and Plan of Amalgamation dated as of November 12, 1996 (the "Amalgamation Agreement") among AES Chigen, The AES Corporation, a Delaware corporation ("AES"), and AES Acquisition Co. Ltd., a Bermuda company and wholly-owned subsidiary of AES ("AES Sub"), pursuant to which AES Sub will amalgamate with and into AES Chigen (the "Amalgamation"), and each share of AES Chigen Class A Common Stock outstanding immediately prior to the Amalgamation will be canceled in consideration of the right to receive a fraction of a share of Common Stock, par value $0.01 per share, of AES ("AES Common Stock"), determined as provided in the Amalgamation Agreement.

    The failure of the shareholders to approve the Amalgamation Proposal will result in the abandonment by AES Chigen of the Amalgamation and all of the transactions related thereto as described in this Proxy Statement/Prospectus.

    The obligations of AES Chigen and AES to consummate the Amalgamation are subject to the satisfaction or waiver of certain conditions. For a description of such conditions, see "Description of the Amalgamation Agreement -- Conditions".

    This Proxy Statement/Prospectus also constitutes a prospectus of AES with respect to the AES Common Stock to be distributed to the shareholders of AES Chigen. Application will be made to list the shares of AES Common Stock to be issued in the Amalgamation on the New York Stock Exchange (the "NYSE").

    All information in this Proxy Statement/Prospectus relating to AES Chigen has been supplied by AES Chigen and all information relating to AES and AES Sub has been supplied by AES. The Amalgamation Agreement contains certain covenants of AES Chigen and AES with respect to the information contained in this Proxy Statement/Prospectus. See "Description of the Amalgamation Agreement".

    This Proxy Statement/Prospectus, the attached notice of the Class A Meeting and the Special Meeting, and the enclosed form of proxy were first mailed to AES Chigen's shareholders on or about March 3, 1997.
                            ------------------------

SEE "RISK FACTORS" BEGINNING ON PAGE 13 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS OF AES CHIGEN CLASS A COMMON STOCK IN CONNECTION
                 WITH THEIR CONSIDERATION OF THE AMALGAMATION.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

     NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY AES, AES CHIGEN OR ANY AFFILIATE THEREOF. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS AT ANY TIME NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. NO ACTION HAS BEEN OR WILL BE TAKEN IN ANY JURISDICTION BY AES OR ANY AFFILIATE THEREOF THAT WOULD PERMIT A PUBLIC OFFERING OF THE SECURITIES OFFERED HEREBY OR POSSESSION OR DISTRIBUTION OF THIS PROXY STATEMENT/PROSPECTUS IN ANY JURISDICTION WHERE ACTION FOR THAT PURPOSE IS REQUIRED, OTHER THAN IN THE UNITED STATES. PERSONS INTO WHOSE POSSESSION THIS PROXY STATEMENT/PROSPECTUS COMES ARE REQUIRED BY AES AND ITS AFFILIATES TO INFORM THEMSELVES ABOUT AND TO OBSERVE ANY RESTRICTIONS AS TO THE OFFERING OF THE SECURITIES OFFERED HEREBY AND THE DISTRIBUTION OF THIS PROXY STATEMENT/PROSPECTUS.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Securities and Exchange Commission (the "Commission") by AES (File No. 0-19281) pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated by reference in this Proxy Statement/Prospectus:

     (a) AES's Annual Report on Form 10-K for the year ended December 31, 1995 (which incorporates by reference certain information from AES's Proxy Statement for the 1996 Annual Meeting of Stockholders and AES's 1995 Annual Report to Stockholders);

     (b) AES's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996;

     (c) AES's Current Reports on Form 8-K filed on February 8, 1996, February 28, 1996, June 12, 1996, July 2, 1996, November 13, 1996, January 30, 1997 and
February 18, 1997;

     (d) The description of the AES Common Stock contained in AES's Registration Statement on Form 8-A (Registration No. 0-19281), filed with the Commission on October 9, 1996, as amended by Amendment No. 1 on Form 8-A/A to AES's Registration Statement on Form 8-A filed with the Commission on October 10, 1996; and

     (e) AES's consolidated financial statements for the year ended December 31, 1995 contained in the Final Supplemental Prospectus in connection with AES's Registration Statement on Form S-3 (Registration No. 333-01286) and AES's Registration Statement on Form S-3 (Registration No. 333-07041) filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the "Securities Act"), on June 12, 1996.

     The following documents filed with the Commission by AES Chigen (File No. 0-23148) pursuant to the Exchange Act are incorporated by reference in this Proxy Statement/Prospectus:

     (a) AES Chigen's Annual Report on Form 10-K for the fiscal year ended November 30, 1995 (which incorporates by reference certain information from AES Chigen's Proxy Statement relating to the 1996 Annual General Meeting of Shareholders and AES Chigen's 1995 Annual Report to Shareholders), as amended by Amendment No. 1 on Form 10-K/A to AES Chigen's Annual Report on Form 10-K for the fiscal year ended November 30, 1995;

     (b) AES Chigen's Quarterly Reports on Form 10-Q for the quarters ended February 29, 1996, May 31, 1996 and August 31, 1996 and Amendments on Form 10-Q/A to AES Chigen's Quarterly Reports on Form 10-Q for the quarters ended May 31, 1996 and August 31, 1996; and

     (c) AES Chigen's Current Reports on Form 8-K dated October 2, 1996, November 12, 1996 and February 5, 1997.

     All documents and reports filed by AES and AES Chigen pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement/Prospectus and prior to the Class A Meeting and the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from the respective dates of the filing of such documents or reports. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus and the Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") of which it is a part to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein, modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus or such Registration Statement.

     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, ON WRITTEN OR ORAL REQUEST, IN THE CASE OF DOCUMENTS RELATING TO AES, TO THE AES CORPORATION, 1001 NORTH 19TH STREET, ARLINGTON, VIRGINIA 22209, (703) 522-1315,
ATTENTION: SECRETARY, OR, IN THE CASE OF DOCUMENTS RELATING TO AES CHIGEN, TO AES CHINA GENERATING CO. LTD., 9/F., ALLIED CAPITAL RESOURCES BUILDING, 32-38 ICE HOUSE STREET, CENTRAL, HONG KONG, (852) 2842-5111, ATTENTION: SECRETARY. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE NO LATER THAN FIVE DAYS PRIOR TO THE DATE OF THE CLASS A MEETING AND THE SPECIAL MEETING.

                             AVAILABLE INFORMATION

     AES and AES Chigen are subject to the informational requirements of the Exchange Act and in accordance therewith file reports, proxy and information statements and other information with the Commission. The reports, proxy and information statements and other information filed by AES and AES Chigen with the Commission can be inspected without charge and copied at the public reference facilities maintained by the Commission at its principal offices at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials also can be obtained at prescribed rates from the Public Reference Section of the Commission at its principal offices at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. AES material may also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. AES Chigen material may also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. The Commission also maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission (AES and AES Chigen became subject to electronic filing requirements in May 1996). The address of the Commission's home page on the Internet is http://www.sec.gov.

     AES has filed with the Commission a Registration Statement under the Securities Act with respect to the AES Common Stock to be offered in the Amalgamation. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Statements contained in this Proxy Statement/Prospectus or in any document incorporated in this Proxy Statement/Prospectus by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference. The Registration Statement and the exhibits thereto can be inspected and copied at the public reference facilities and regional and other offices referred to above.

                                 EXCHANGE RATES

     References in this Proxy Statement/Prospectus to "Renminbi," "Y" and "RMBY" are to Renminbi yuan, the lawful currency of the People's Republic of China (the "PRC") and references to "US dollars," "$" and "US$" are to United States dollars. Translations of amounts from Renminbi to US dollars are solely for the convenience of the reader. Unless otherwise indicated, any amounts translated from Renminbi to US dollars in this Proxy Statement/Prospectus are translated at the rate of US$1.00 to RMBY 8.3317, the noon buying rate in The City of New York for cable transfers of Renminbi yuan per US$1.00 as certified for customs purposes by the Federal Reserve Bank of New York ("Noon Buying Rate") on September 30, 1996. Such translations may differ from translations of amounts which appear in other disclosure documents of AES and AES Chigen which used amounts translated at a different exchange rate. No representation is made that the Renminbi or US dollar amounts referred to herein could have been or could be converted into US dollars or Renminbi, as the case may be, at any particular rate or at all. See "Risk Factors -- AES Chigen Risk Factors -- Risks Pertaining to the PRC -- Restrictions on Foreign Currency Convertibility and Remittance Abroad."

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     AES. Certain statements under the captions "Summary", "Risk Factors -- AES Risk Factors," "The Companies -- Business of AES" and "Opinion of the Special Committee's Financial Advisor" and elsewhere in this Proxy Statement/Prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("Reform Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance and achievements of AES, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, the following factors, as well as those factors discussed in the section entitled "AES Risk Factors" and those discussed elsewhere in AES's filings with the Commission: changes in company-wide operation and availability compared to AES's historical performance; changes in AES's historical operating cost structure, including changes in various costs and expenses; political and economic considerations in certain non-U.S. countries where AES is or is seeking to conduct business; restrictions on foreign currency convertibility and remittance abroad, exchange rate fluctuations and developing legal systems; regulation and restrictions; legislation intended to promote competition in U.S. and non-U.S. electricity markets; tariffs; governmental approval processes; environmental matters; construction, operating and fuel risks; load growth, dispatch and transmission constraints; conflict of interest of contracting parties; and adherence to the AES principles; and other factors referenced in this Proxy Statement/Prospectus. See "Risk Factors -- AES Risk Factors."

     AES CHIGEN.  Certain statements under the captions "Summary", "Risk
Factors -- AES Chigen Risk Factors," "The Companies -- Business of AES Chigen" and "Opinion of the Special Committee's Financial Advisor" and elsewhere in this Proxy Statement/Prospectus constitute "forward-looking statements" within the meaning of the Reform Act. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance and achievements of AES Chigen, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, the following: political and economic considerations, restrictions on foreign currency convertibility and remittance abroad, exchange rate fluctuations and developing legal system, in each case pertaining to the PRC; holding company structure of AES Chigen; regulation and restrictions; tariffs; governmental approval processes; environmental matters; construction, operating and fuel risks; load growth, dispatch and transmission constraints; reliance on and creditworthiness of PRC counterparties; conflict of interest of contracting parties; control by and reliance on AES; limitations resulting from the Amalgamation and adherence to the AES principles; and other factors referenced in this Proxy Statement/Prospectus. See "Risk Factors -- AES Chigen Risk Factors."

                               TABLE OF CONTENTS

                                                                                        PAGE
Incorporation of Certain Documents by Reference.......................................    iii
Available Information.................................................................     iv
Exchange Rates........................................................................      v
Special Note Regarding Forward-Looking Statements.....................................      v
Table of Contents.....................................................................     vi
Summary...............................................................................      1
Risk Factors..........................................................................     13
The Class A Meeting and the Special Meeting...........................................     23
The Amalgamation......................................................................     25
  Background..........................................................................     25
  Reasons for the Amalgamation........................................................     28
  Terms of the Amalgamation...........................................................     29
  Recommendations of the Boards of Directors..........................................     30
  Opinion of the Special Committee's Financial Advisor................................     32
  Accounting Treatment................................................................     37
  Procedures for Cancellation of AES Chigen Class A Common Stock and Issuance of AES
     Common Stock.....................................................................     37
  Treatment of Stock Options..........................................................     39
  Resale Restrictions.................................................................     39
Description of the Amalgamation Agreement.............................................     39
  The Amalgamation....................................................................     39
  The Amalgamation Consideration......................................................     40
  Directors, Executive Officers and Organizational Documents..........................     41
  Representations and Warranties......................................................     41
  No Solicitation.....................................................................     42
  Access to Information...............................................................     43
  Cooperation and Reasonable Efforts..................................................     43
  NYSE Listing Application............................................................     44
  Conditions..........................................................................     44
  Employee Benefits Matters...........................................................     45
  Termination.........................................................................     46
  Amendment, Extension and Waiver.....................................................     46
  Indemnification; Insurance..........................................................     47
  Termination of Certain Agreements...................................................     47
  Certain Definitions.................................................................     47
Rights of Dissenting Shareholders.....................................................     48
Material Tax Consequences.............................................................     49
Fees and Expenses.....................................................................     51
Regulatory Approvals..................................................................     51
The Companies.........................................................................     52
  Business of AES.....................................................................     52
  Business of AES Chigen..............................................................     53
Recent Developments...................................................................     67
The AES Corporation Selected Consolidated Financial Data..............................     71
The AES Corporation Security Ownership of Certain Beneficial Owners and Management....     72
AES Chigen Selected Financial Data....................................................     74
AES Chigen Security Ownership of Certain Beneficial Owners and Management.............     75
Description of AES Capital Stock......................................................     78
AES Chigen's Relationship with AES....................................................     80
Comparison of Shareholders' and Stockholders' Rights..................................     83
Shareholder Proposals.................................................................     88
Legal Matters.........................................................................     89
Experts...............................................................................     89

                                    SUMMARY

     The following is a summary of certain information contained elsewhere or incorporated by reference in this Proxy Statement/Prospectus and its Appendices. Reference is made to, and this Summary is qualified in its entirety by, the more detailed information contained or incorporated by reference in this Proxy Statement/Prospectus. As used herein, "AES" means The AES Corporation and its consolidated subsidiaries, unless the context otherwise requires. As used herein, "AES Chigen" means AES China Generating Co. Ltd. and its consolidated subsidiaries, unless the context otherwise requires. Unless otherwise defined herein, capitalized terms used in this Summary have the respective meanings ascribed to them elsewhere in this Proxy Statement/Prospectus.

     All information concerning AES Chigen included in this Proxy Statement/Prospectus, the Appendices hereto and the documents incorporated herein by reference has been furnished by AES Chigen and all information concerning AES (excluding information concerning AES Chigen) included in this Proxy Statement/Prospectus, the Appendices hereto and the documents incorporated herein by reference has been furnished by AES. Unless otherwise defined herein, capitalized terms used in this summary shall have the respective meanings ascribed to them elsewhere in this Proxy Statement/Prospectus. SHAREHOLDERS ARE URGED TO READ THIS PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY.
                            ------------------------

     Although AES does not have any knowledge that would indicate that any of the information which has been furnished by others is inaccurate or untrue in any material respect, no assurance can be given that facts or events of which it is unaware exist that may affect the significance or accuracy of the information furnished.
                            ------------------------

THE AES CORPORATION

     With a presence in over 35 countries, AES is a global power company committed to supplying electricity to customers world-wide in a socially responsible way. AES, based in Arlington, Virginia, markets power principally from electric generating facilities that it develops, owns and operates. AES was one of the original entrants in the independent power market and today is one of the world's largest global power companies, based on net equity ownership of generating capacity (in megawatts) in operation or under construction.

     Over the last six years, AES has experienced significant growth. This growth has resulted primarily from the development and construction of new plants ("greenfield development") and also from the acquisition of existing plants, primarily through competitively bid privatization initiatives outside the United States.

     In part, AES's strategy in helping meet the world's need for electricity is to participate in competitive power generation markets as they develop either by greenfield development or by acquiring and operating existing facilities in these markets.

     Other elements of AES's strategy include:

     - Supplying energy to customers at the lowest cost possible, taking into account factors such as reliability and environmental performance.

     - Constructing or acquiring projects of a relatively large size (generally larger than 100 megawatts).

     - Entering into power sales contracts with electric utilities or other customers with credit strength.

     AES also strives for operating excellence as a key element of its strategy, which it believes it accomplishes by minimizing organizational layers and maximizing company-wide participation in decision-making. AES has attempted to create an operating environment that results in safe, clean and reliable electricity generation. Because of this emphasis, AES prefers to operate all facilities which it develops or acquires; however, there can be no assurance that AES will have operating control of all of its facilities in the future.

     AES, a corporation organized under the laws of Delaware, was formed in 1981. The principal office of AES is located at 1001 North 19th Street, Arlington, Virginia 22209, and its telephone number is (703) 522-1315.

AES ACQUISITION CO. LTD.

     AES Sub is a Bermuda company and a wholly-owned subsidiary of AES formed on November 22, 1996 solely for the purpose of consummating the Amalgamation and the other transactions contemplated by the Amalgamation Agreement. AES Sub has no assets or business and has not carried out any activities to date other than activities incident to its formation and in connection with the Amalgamation and the other transactions contemplated by the Amalgamation Agreement. The principal executive offices of AES Sub are the same as those of AES.

AES CHINA GENERATING CO. LTD.

     AES Chigen is a leading independent power generation company in China and one of the few international developers that has successfully completed the development of electric power projects in the country. AES Chigen was founded in December 1993 by AES to serve as the exclusive vehicle for AES to develop, acquire, finance, construct, own and operate electric power generation facilities in the PRC. AES currently holds approximately 48% of the equity capital of AES Chigen and AES, as the holder of all of the AES Chigen Class B Common Stock, has the right to elect one half of the Board of Directors of AES Chigen. Thus, AES may be deemed to control the management and operation of AES Chigen. AES does not, however, have control of AES Chigen in respect of approval of the Amalgamation; pursuant to the Stock Purchase and Shareholder's Agreement, AES was required to obtain the consent of the Class A Directors of AES Chigen prior to entering into the Amalgamation Agreement. See "AES Chigen's Relationship with AES -- Stock Purchase and Shareholder's Agreement." In addition, approval of the holders of AES Chigen Class A Common Stock is required.

     To respond to significant opportunities in China, AES, through a wholly-owned subsidiary, opened an office in Hong Kong in early 1993. Following the incorporation of AES Chigen, AES purchased shares of AES Chigen Class B Common Stock for $50.0 million and, in early 1994, AES Chigen completed an initial public offering of shares of its Class A Common Stock, which provided AES Chigen with net proceeds, after underwriting commissions and discounts, of $151.9 million.

     Since commencing business, AES Chigen has committed $259.6 million and as of January 31, 1997 has invested $165.7 million in eight power projects in operation or under construction in the PRC having an aggregate nameplate capacity of approximately 818 MW (approximately 422 MW of which is attributable to AES Chigen's interests in certain joint venture enterprises). These joint ventures' projects include coal, oil and natural gas-fired and hydropower plants located in six different provinces in China.

     AES Chigen plans to build upon its position as a leading independent power producer in the PRC through the continued development of and investment in electric power projects. AES Chigen has signed joint venture contracts and is in various stages of negotiation to develop three additional power projects with an aggregate nameplate capacity of approximately 2,900 MW (approximately 805 MW of which is attributable to the Company's interests in the proposed project companies). For a discussion of certain restraints on AES Chigen's future funding and development of projects after the Amalgamation is effective, see "AES Chigen's Relationship with AES -- Material Effects of the Amalgamation."

     AES Chigen's principal offices are located at 3/F (W), Golden Bridge Plaza, No. 1(A) Jianguomenwai Avenue, Beijing 100020, People's Republic of China. AES Chigen's telephone number is (8610) 6508-9619.

THE CLASS A MEETING AND THE SPECIAL MEETING

     DATE, TIME AND PLACE OF THE CLASS A MEETING AND THE SPECIAL MEETING. The Class A Meeting and the Special Meeting will be held at 1001 North 19th Street, Arlington, Virginia 22209, on March 31, 1997. The

Class A Meeting will commence at 1 p.m., local time, and the Special Meeting will commence immediately after the conclusion of the Class A Meeting.

     PURPOSE OF THE CLASS A MEETING AND THE SPECIAL MEETING. At the Class A Meeting, the holders of AES Chigen Class A Common Stock will be asked to consider and vote upon the Amalgamation Proposal. At the Special Meeting, AES Chigen's shareholders will be asked to consider and vote upon the Amalgamation Proposal.

     RECORD DATE; OUTSTANDING SHARES; QUORUM REQUIRED. Only holders of record of AES Chigen Class A Common Stock at the close of business on February 18, 1997 are entitled to notice of and to vote at the Class A Meeting. Only holders of record of each class of AES Chigen Common Stock at the close of business on February 18, 1997 are entitled to notice of and to vote at the Special Meeting. There were 8,171,268 shares of AES Chigen Class A Common Stock and 7,500,000 shares of AES Chigen Class B Common Stock outstanding at the close of business on February 18, 1997. Holders of each class of AES Chigen Common Stock are entitled to one vote per share. A quorum for the Class A Meeting consists of a minimum of two holders of AES Chigen Class A Common Stock present in person or by proxy and representing in excess of 50% of the total issued shares of the AES Chigen Class A Common Stock. A quorum for the Special Meeting consists of a minimum of two shareholders present in person or by proxy and representing in excess of 50% of the total issued shares of AES Chigen Common Stock.

     VOTE REQUIRED. The affirmative vote of the holders of a majority of the outstanding shares of each class voting as a separate class, and at least a majority of all shares regardless of class represented and entitled to be voted at a meeting of shareholders at which a quorum is present, is required for the approval of the Amalgamation Agreement and the Amalgamation.

     As of February 1, 1997, the directors and executive officers of AES and AES Chigen owned an aggregate of 9,100 shares (or less than 1%) of AES Chigen Class A Common Stock entitled to vote at the Special Meeting and the Class A Meeting. All directors and executive officers entitled to vote intend to vote their shares in favor of the Amalgamation Proposal. AES owns all of the shares of AES Chigen Class B Common Stock. AES has agreed in the Amalgamation Agreement to vote all the outstanding shares of AES Chigen Class B Common Stock in favor of the Amalgamation Proposal. AES will do so by written consent in lieu of a special meeting of the Class B shareholders and will vote such shares in favor of adoption and approval of the Amalgamation Proposal at the Special Meeting.

THE AMALGAMATION

     At the Effective Time (as defined in "-- Effective Time of Amalgamation; Closing Date"), and upon the terms and subject to the conditions set forth in the Amalgamation Agreement, AES Sub will be amalgamated with and into AES Chigen, in accordance with the Companies Act 1981 of Bermuda, as amended (the "Companies Act"). At and after the Effective Time, AES Chigen will continue in the form of the amalgamated company (the "Amalgamated Company") and will operate under the name AES China Generating Co. Ltd.

     EXCHANGE RATIO. If the Amalgamation Proposal is approved and the Amalgamation is consummated, each issued and outstanding share of AES Chigen Class A Common Stock will be canceled in consideration of the right to receive AES Common Stock in the ratio of 0.2900 of a share of AES Common Stock; provided, that should the average closing price of AES Common Stock on the NYSE (with fractions expressed as a decimal rounded to the nearest one ten-thousandth) over the 15 consecutive trading day period ending at the close of trading on the third trading day immediately prior to the date of the Special Meeting (the "Average Closing Price") be less than $45.00, shares of AES Chigen Class A Common Stock will be canceled in consideration of the right to receive a fraction of a share of AES Common Stock (expressed as a decimal rounded to the nearest one ten-thousandth) as is determined by dividing $13.05 by the Average Closing Price (the "Exchange Ratio" or the "Amalgamation Consideration"). AES has the right not to consummate the Amalgamation if the Exchange Ratio, as so determined, is greater than 0.3100. Fractional shares of AES Common Stock will not be issuable in connection with the Amalgamation. AES Chigen shareholders will receive cash, without interest, in lieu of fractional shares of AES Common Stock. See "Description of the Amalgamation Agreement -- The Amalgamation Consideration."

     The following table indicates the Exchange Ratio assuming various Average Closing Prices, with the resulting value to be received for each share of AES Chigen Class A Common Stock:

                                                    VALUE TO BE RECEIVED FOR
AVERAGE CLOSING PRICE OF                            EACH SHARE OF AES CHIGEN
    AES COMMON STOCK           EXCHANGE RATIO         CLASS A COMMON STOCK
------------------------       --------------       ------------------------
         $   42 1/8             0.3098     (1)               $13.05
         $   43                 0.3035                       $13.05
         $   44                 0.2966                       $13.05
         $   45                 0.29                         $13.05
         $   46                 0.29                         $13.34
         $   47                 0.29                         $13.63
         $   48                 0.29                         $13.92
         $   49                 0.29                         $14.21
         $   50                 0.29                         $14.50
         $   51                 0.29                         $14.79
         $   52                 0.29                         $15.08
         $   53                 0.29                         $15.37
         $   54                 0.29                         $15.66
         $   55                 0.29                         $15.95
         $   56                 0.29                         $16.24
         $   57                 0.29                         $16.53
         $   58                 0.29                         $16.82
         $   59                 0.29                         $17.11
         $   60                 0.29                         $17.40
         $   61                 0.29                         $17.69
         $   62                 0.29                         $17.98
         $   63                 0.29                         $18.27
         $   64                 0.29                         $18.56
         $   65                 0.29                         $18.85
         $   66                 0.29                         $19.14
         $   67                 0.29                         $19.43
         $   68                 0.29                         $19.72
         $   69                 0.29                         $20.01
         $   70(2)              0.29                         $20.30

---------------

(1) AES will have the right not to consummate the Amalgamation if the Exchange Ratio is greater than 0.3100.

(2) For each additional one dollar increase in the Average Closing Price of AES Common Stock, the value to be received for each share of AES Chigen Class A Common Stock increases by $0.29.

     EFFECTIVE TIME OF AMALGAMATION; CLOSING DATE. The Amalgamation will become effective at such time as a certificate of amalgamation (the "Certificate of Amalgamation") is duly issued by the Bermuda Registrar of Companies (the time the Amalgamation becomes effective being the "Effective Time"). The closing of the Amalgamation will take place at 10:00 a.m. on a date to be specified by AES or AES Sub, which may be on, but will be no later than the third business day after, the day on which there shall have been satisfaction or waiver of the conditions to the obligations of the parties contained in the Amalgamation Agreement (the "Closing Date"), unless another date or place is agreed to in writing. See "Description of the Amalgamation Agreement -- Conditions."

     CONDITIONS TO CONSUMMATION OF THE AMALGAMATION. The respective obligations of AES, AES Sub and AES Chigen to consummate the Amalgamation are subject to the satisfaction of various conditions, including among others, approval and adoption of the Amalgamation Agreement and the transactions contemplated thereby by the requisite votes of shareholders of AES Chigen, the absence of any order, executive order, stay, decree, judgment or injunction, or statute, rule or regulation which makes illegal or otherwise prohibits the Amalgamation, the effectiveness of the Registration Statement and the absence of any stop order suspending the effectiveness of the Registration Statement, and evidence that the shares of AES Common Stock registered thereby shall be listed on the NYSE at the Effective Time. AES's and AES Sub's obligations are further subject to, among other conditions, the absence of any Material Adverse Change in respect of AES Chigen, the Exchange Ratio not exceeding 0.3100 and the number of shares of AES Chigen Class A Common Stock held by persons who do not vote in favor of the Amalgamation and who comply with Bermuda law concerning the right of holders to dissent and require an appraisal not exceeding 10% of the total issued and outstanding shares of AES Chigen Class A Common Stock. AES Chigen's obligations are further subject to, among other conditions, its financial advisor not having withdrawn its opinion. See "Description of the Amalgamation
Agreement -- Conditions" and "Recent Developments -- Certain Litigation in Respect of the Amalgamation."

     ACCOUNTING TREATMENT. The Amalgamation will be accounted for as a purchase under generally accepted accounting principles.

     REGULATORY APPROVALS. AES and AES Chigen are aware of no U.S. federal, state or local government permits, licenses or regulatory approvals material to their respective businesses that must be obtained for consummation of the Amalgamation, other than compliance with federal and state securities laws. The Amalgamation is not subject to the pre-merger notification provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). AES, AES Sub and AES Chigen have each agreed to use their best efforts to obtain any other regulatory approvals.

     AES and AES Chigen are aware of no PRC national or local laws, regulations, permits, licenses or regulatory approvals that a foreign company must obtain for consummation of an amalgamation in which AES Chigen is the surviving entity.

     REASONS FOR THE AMALGAMATION.

     The Board of Directors of AES approved the Amalgamation because the Board believes it will enhance the potential for future development and financing of power projects in the PRC by AES, through AES Chigen or other subsidiaries or affiliates of AES. The Amalgamation will allow AES Chigen, or any other subsidiary or affiliate of AES pursuing business opportunities in the China power market, to (i) direct its business strategy more appropriately toward sustainable long-term performance, with less emphasis paid to short-term earnings performance, (ii) reduce administrative and operating costs, (iii) enhance AES Chigen's business performance through utilization of greater resources available to the combined companies, and (iv) use AES Common Stock as part of its compensation program to attract and retain qualified people at AES Chigen.

     In addition, the Board of AES believes the Amalgamation will significantly improve the liquidity for AES Chigen shareholders arising from low trading volumes in AES Chigen Class A Common Stock, while reducing the share price volatility associated with operating AES Chigen as a public company focused solely on a developing market such as the PRC.

     The Amalgamation will allow AES Chigen's shareholders to continue to share in a portion of the potential long-term gains in AES Chigen through the ownership of AES Common Stock following the Amalgamation, while diversifying their investment through ownership of common stock of AES, which invests in a variety of countries, and which has a more mature business.

     RECOMMENDATION OF THE BOARD OF DIRECTORS.

     A Special Committee of the Board of Directors of AES Chigen (the "Special Committee") comprised of the directors elected by the holders of the AES Chigen Class A Common Stock (a) has determined that the Amalgamation is in the best interests of AES Chigen and the holders of the AES Chigen Class A Common Stock and has recommended that the AES Chigen Board of Directors approve and adopt the Amalgamation Agreement and approve the transactions contemplated thereby and (b) has recommended that the AES Chigen Board of Directors recommend to the holders of the AES Chigen Class A Common Stock that they approve and adopt the Amalgamation Agreement.

     The Board of Directors of AES Chigen, based on the recommendation of the Special Committee, has determined that the Amalgamation is in the best interests of AES Chigen and its shareholders and has approved and adopted the Amalgamation Agreement and approved the transactions contemplated thereby and directed that the Amalgamation Agreement and the Amalgamation be submitted to a vote of the shareholders of AES Chigen.

     OPINION OF THE SPECIAL COMMITTEE'S FINANCIAL ADVISOR.

     Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") has delivered an opinion to the Special Committee dated as of November 12, 1996 stating that, as of the date of its opinion, the proposed consideration to be received by the holders of the AES Chigen Class A Common Stock in the Amalgamation is fair to such holders from a financial point of view. A copy of this opinion, which sets forth certain assumptions, qualifications and limitations is attached as Appendix B hereto and should be read in its entirety. See "The Amalgamation -- Opinion of the Special Committee's Financial Advisor."

     CERTAIN LITIGATION IN RESPECT OF THE AMALGAMATION.

     A lawsuit has been filed in the Court of Chancery of the State of Delaware against AES claiming a breach of fiduciary duty by AES as a controlling shareholder of AES Chigen and seeking, among other things, to enjoin AES from consummating the Amalgamation. AES Chigen is not a defendant in the lawsuit. AES has informed AES Chigen that it believes that it has meritorious defenses to the lawsuit and intends to defend against it vigorously. The parties to the Amalgamation Agreement intend to proceed with the Amalgamation, subject to receipt of shareholder approval and the satisfaction of the other conditions contained in the Amalgamation Agreement, unless enjoined. See "Recent Developments -- Certain Litigation in Respect of the Amalgamation."

MATERIAL PROVISIONS OF THE AMALGAMATION AGREEMENT

     REPRESENTATIONS AND WARRANTIES. The Amalgamation Agreement contains various representations and warranties of AES, AES Sub and AES Chigen. See "Description of the Amalgamation Agreement -- Representations and Warranties."

     NO SOLICITATION. The Amalgamation Agreement provides that the Board of Directors of AES Chigen will not solicit, initiate or participate in negotiations regarding a "Takeover Proposal" unless the failure so to act would be inconsistent with its fiduciary duties to AES Chigen or to the holders of AES Chigen Class A Common Stock. The Amalgamation Agreement provides that AES Chigen shall promptly notify AES of any Takeover Proposal, the material terms of such Takeover Proposal and the identity of the person making such Takeover Proposal, and shall keep AES fully informed of the status and details of any such Takeover Proposal. See "Description of the Amalgamation Agreement -- No Solicitation."

     TERMINATION. The Amalgamation Agreement may be terminated and the Amalgamation and the other transactions contemplated thereby may be abandoned at any time prior to the Effective Time, whether before or after approval of the Amalgamation Agreement by shareholders, by mutual written consent of AES and AES Chigen or by either party (i) if as a result of the failure, occurrence or existence of any of the conditions set forth in the Amalgamation Agreement the Amalgamation shall not have occurred on or before April 30, 1997 (provided, however, that this right to terminate the Amalgamation Agreement is not available to any party whose failure to perform any of its obligations under the Amalgamation Agreement results in the failure, occurrence or existence of any such condition) or (ii) if any Governmental Entity shall have issued an Order permanently enjoining, restraining or otherwise prohibiting the Amalgamation and such Order shall have become final and nonappealable. AES and AES Chigen each have certain further rights to terminate the Amalgamation Agreement as set forth in "Description of the Amalgamation Agreement -- Termination."

     FEES AND EXPENSES OF THE AMALGAMATION. Under the Amalgamation Agreement, except as provided below, all fees and expenses incurred in connection with the Amalgamation, the Amalgamation Agreement and the transactions contemplated thereby shall be paid by the party incurring such fees or expenses, whether or not the Amalgamation is consummated. However, AES Chigen shall pay, or cause to be paid, to AES all of AES's out-of-pocket expenses in an amount up to but not to exceed $750,000 (the "Expenses") upon demand if (i) AES terminates the Amalgamation Agreement as a result of the Special Committee's approval or recommendation of a Takeover Proposal, (ii) AES Chigen terminates the Amalgamation Agreement and enters into an agreement with respect to a Takeover Proposal or (iii) prior to the termination of the Amalgamation Agreement (other than by AES Chigen as a result of a material, incurable breach by AES), a Takeover Proposal shall have been made, and within one year of such termination, AES Chigen enters into an agreement with respect to, approves or recommends or takes any action to facilitate, such Takeover Proposal.

     DISSENTERS' RIGHTS. Any holder of shares of AES Chigen Class A Common Stock who does not vote in favor of the Amalgamation and who is not satisfied that he or she has been offered the fair value of his or her shares may within one month of the giving of the notice of the Class A Meeting and the Special Meeting apply to the Supreme Court of Bermuda to appraise the fair value of such holder's shares. There is no right of appeal from an appraisal by the Court. Such shareholder will receive the value appraised by the Court only if the Amalgamation is completed. See "Rights of Dissenting Shareholders" and "The Class A Meeting and the Special Meeting."

     RESALE RESTRICTIONS. All shares of AES Common Stock received by AES Chigen shareholders in the Amalgamation will be freely transferable, except that shares of AES Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under Rule 145 of the Securities Act) of AES Chigen at the time of the Class A Meeting and the Special Meeting may be resold by them only in certain permitted circumstances. See "The Amalgamation -- Resale Restrictions."

MATERIAL TAX CONSEQUENCES

     It is expected that the Amalgamation will constitute a reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code"). Assuming that the Amalgamation so qualifies and that certain proposed Passive Foreign Investment Company regulations are applicable (see "Material Tax Consequences -- United States Federal Income
Taxation -- Possible Application of Passive Foreign Investment Company Rules"), a U.S. holder of AES Chigen Class A Common Stock will not recognize gain or loss upon the exchange (except with respect to cash received in lieu of a fractional share of AES Common Stock). See "Material Tax Consequences -- United States Federal Income Taxation."

COMPARISON OF SHAREHOLDER AND STOCKHOLDER RIGHTS

     Upon consummation of the Amalgamation, holders of AES Chigen Class A Common Stock immediately prior to the Effective Time will become stockholders of AES. Various differences exist between the rights of shareholders of AES Chigen and the rights of stockholders of AES. These differences result from differences between Bermuda and Delaware law and differences between the organizational documents of AES and AES Chigen. See "Comparison of Shareholders' and Stockholders' Rights."

COMPARATIVE MARKET PRICES AND DIVIDENDS

     AES Common Stock is listed and principally traded on the NYSE Composite Transaction reporting system (Symbol: AES). Until October 15, 1996, the AES Common Stock was quoted and principally traded on NASDAQ NMS (Symbol: AESC). AES Chigen Class A Common Stock is quoted and principally traded on NASDAQ NMS (Symbol: CHGNF). The following tables set forth (i) the high and low sales prices per share of AES Common Stock as reported on the NYSE Composite Transaction reporting system for the period from October 16, 1996 to February 27, 1997 and as quoted on NASDAQ NMS for the period from January 1, 1994 to October 15, 1996 and (ii) the high and low sales prices per share of AES Chigen Class A Common Stock as quoted on NASDAQ NMS. Neither company declared or paid any cash dividends during the periods indicated. See "Description of AES Capital Stock." The fiscal year for AES ends on December 31 of each year. The fiscal year for AES Chigen ends on November 30 of each year. On November 11, 1996, the last full trading day prior to the public announcement of the Amalgamation, the closing sale price per share was $46 for the AES Common Stock, as reported on the NYSE Composite Transaction reporting system, and $13 3/4 for the AES Chigen Class A Common Stock, as quoted on NASDAQ NMS. On February 27, 1997, the most recent date prior to printing this Proxy Statement/Prospectus for which information is available, the closing sale price per share was $64 3/4 for the AES Common Stock and $17 5/8 for the AES Chigen Class A Common Stock.

      SHAREHOLDERS ARE URGED TO OBTAIN CURRENT REPORTS AND QUOTATIONS FOR
          THE AES COMMON STOCK AND THE AES CHIGEN CLASS A COMMON STOCK

AES COMMON STOCK

                                                                             STOCK PRICE
                                                                             ------------
                                                                             HIGH     LOW
                                                                             ----     ---
    1995:
      First Quarter........................................................   19 3/4  16
      Second Quarter.......................................................   19 1/4  16
      Third Quarter........................................................   21 5/8  18  1/2
      Fourth Quarter.......................................................   24      18  3/4
    1996:
      First Quarter........................................................   25 1/4  21
      Second Quarter.......................................................   29 5/8  22  1/4
      Third Quarter........................................................   40 1/2  27  7/8
      Fourth Quarter
         From October 1, 1996 to October 15, 1996*.........................   45 3/4  39  1/4
         From October 16, 1996 to December 31, 1996**......................   50 1/8  40  3/8
    1997:
      First Quarter (through and including February 27, 1997)**............   68 1/4  44  3/4

     On December 7, 1993, the Board of Directors of AES authorized a three-for-two split, effected in the form of a stock dividend, payable to stockholders of record on January 15, 1994. In addition, on February 17, 1994, AES declared a 3% stock dividend, payable to stockholders of record on March 10, 1994. Accordingly, all stock prices have been restated to reflect the split and the 3% stock dividend.
---------------
 * All stock prices from and including January 1, 1994 to and including October 15, 1996 were quoted on NASDAQ NMS.

** All stock prices from and including October 16, 1996 to and including
   February 27, 1997 were reported on the NYSE Composite Transaction reporting system.

AES CHIGEN CLASS A COMMON STOCK

                                                                             STOCK PRICE
                                                                             ------------
                                                                             HIGH     LOW
                                                                             ----     ---
    1995:
      First Fiscal Quarter*................................................   10 3/4   8  1/4
      Second Fiscal Quarter................................................    9 1/4   8
      Third Fiscal Quarter.................................................   10 3/4   8
      Fourth Fiscal Quarter................................................   10 1/8   8  1/8
    1996:
      First Fiscal Quarter.................................................    9 1/4   7  1/2
      Second Fiscal Quarter................................................   10 1/2   8  3/8
      Third Fiscal Quarter.................................................   10 5/8   8  5/8
      Fourth Fiscal Quarter................................................   14       8  1/2
    1997:
      First Fiscal Quarter (through and including February 27, 1997).......   19 1/2  12  1/4

     No dividends have been paid on AES Chigen Class A Common Stock.
---------------
* AES Chigen's fiscal year begins on December 1 and ends on November 30 of each calendar year.

COMPARATIVE PER SHARE DATA

     The following table sets forth certain historical per share data and combined pro forma per share data for the AES Common Stock and the AES Chigen Class A Common Stock on an unaudited pro forma basis after giving effect to the Amalgamation as a purchase, assuming that the Exchange Ratio is 0.2900 (the ratio calculated as if the Average Closing Price was not less than $45.00 per share) and that approximately 2.4 million shares of AES Common Stock are issued in the Amalgamation. This data should be read in conjunction with the selected historical financial data and the separate historical financial statements of AES and AES Chigen and notes thereto, included elsewhere or incorporated by reference in this Proxy Statement/Prospectus.

                                                                                   AT OR FOR THE NINE
                                                                                   MONTHS ENDED DURING
                                                       FISCAL YEAR 1995(1)         FISCAL YEAR 1996(2)
                                                    -------------------------   -------------------------
                                                    HISTORICAL   PRO FORMA(3)   HISTORICAL   PRO FORMA(3)
                                                    ----------   ------------   ----------   ------------
NET INCOME PER SHARE:
  AES (per share of AES Common Stock).............    $ 1.41        $ 1.38        $ 1.16        $ 1.14
  AES Chigen (per share of AES Chigen Common
     Stock/share equivalent)......................      0.12          0.40          0.12          0.33
CASH DIVIDENDS PER SHARE:
  AES (per share of AES Common Stock).............        --            --            --            --
  AES Chigen (per share of AES Chigen Common
     Stock/share equivalent)......................        --            --            --            --
BOOK VALUE PER SHARE:
  AES (per share of AES Common Stock).............      7.34          9.16          8.94         10.66
  AES Chigen (per share of AES Chigen Common
     Stock/share equivalent)......................     11.87          2.66         12.03          3.09

---------------
(1) The 1995 fiscal year ended on December 31, 1995 for AES and on November 30, 1995 for AES Chigen.

(2) The nine months ended during fiscal year 1996 was as of September 30, 1996 for AES and August 31, 1996 for AES Chigen.

(3) The pro forma net income per share information assumes 100% ownership of AES Chigen by AES and an additional 2.4 million shares of AES Common Stock outstanding for both periods. The pro forma book value per share information assumes the issuance of 2.4 million shares of AES Common Stock at $66 3/4 per share (the closing price of AES Common Stock on February 24, 1997), or approximately $165 million in stockholders' equity. The AES Chigen pro forma per share equivalent data was computed by multiplying the AES pro forma per share information by the Exchange Ratio of 0.2900. See "The
    Amalgamation -- Terms of the Amalgamation".

THE AES CORPORATION SUMMARY CONSOLIDATED FINANCIAL DATA(1)

                                                                               NINE MONTHS     NINE MONTHS
                                          YEAR ENDED DECEMBER 31,                 ENDED           ENDED
                                 ------------------------------------------   SEPTEMBER 30,   SEPTEMBER 30,
                                  1991     1992     1993     1994     1995        1995            1996
                                 ------   ------   ------   ------   ------   -------------   -------------
                                                IN MILLIONS, EXCEPT RATIO AND PER SHARE DATA
STATEMENT OF OPERATIONS DATA:
Revenues.......................  $  334   $  401   $  519   $  533   $  685      $  512         $  551
Operating costs and expenses...     201      248      326      301      437         326            344
Operating income...............     132      153      193      232      248         186            207
Interest expense...............      85       97      125      121      122          92             97
Income before income taxes and
  minority interest............      51       66       89      145      167         122            142
Net income.....................      43       56       71      100      107          79             89
Net income per share...........    0.66     0.80     0.98     1.32     1.41        1.04           1.16
Weighted average shares
  outstanding..................      63       70       73       76       76          76             77
BALANCE SHEET DATA:
Total assets...................  $1,367   $1,552   $1,687   $1,915   $2,320      $2,226         $3,419
Revolving bank loan
  (long-term)..................      --       --       --       --       --          --            125
Project finance debt
  (long-term)..................   1,093    1,146    1,075    1,019    1,098       1,040          1,301
Other notes payable
  (long-term)..................      --       50      125      125      125         125            325
Stockholders' equity...........     141      177      309      401      549         486            689

---------------
(1) The information for the five years ended December 31, 1995 has been derived from AES's audited consolidated financial statements. The information for the nine months ended September 30, 1995 and for the nine months ended September 30, 1996 is derived from AES's unaudited consolidated financial statements.

AES CHINA GENERATING CO. LTD. SUMMARY FINANCIAL DATA(1)

                                  PERIOD FROM
                               DECEMBER 7, 1993
                                (INCEPTION) TO     FISCAL YEAR ENDED   NINE MONTHS ENDED   NINE MONTHS ENDED
                               NOVEMBER 30, 1994   NOVEMBER 30, 1995    AUGUST 31, 1995     AUGUST 31, 1996
                               -----------------   -----------------   -----------------   -----------------
                                               IN MILLIONS, EXCEPT RATIO AND PER SHARE DATA
STATEMENT OF OPERATIONS DATA:
Revenues.....................       $   --             $  1.4             $  0.9             $  7.0
Operating costs and
  expenses...................          7.0                9.9                7.4                9.1
Operating loss...............         (7.0)              (8.5)              (6.5)              (2.1)
Interest income, net.........          6.6               10.5                8.1                4.3
Income before income taxes
  and minority interest......         (0.4)               2.2                1.7                2.6
Net income/(loss)............         (0.4)               2.1                1.6                1.9
Net income/(loss) per
  share......................        (0.03)              0.12               0.09               0.12
Weighted average shares
  outstanding ...............           15                 17                 17                 16
BALANCE SHEET DATA:
Total assets.................       $210.9             $229.9             $227.2             $270.3
Loans from minority
  partners...................           --                7.0                 --               35.3
Other notes payable..........           --                1.0                 --                0.5
Shareholders' equity.........        201.6              187.6              199.4              188.1

---------------
(1) The information for the period from December 7, 1993 (inception) to November 30, 1994 and the fiscal year ended November 30, 1995 has been derived from AES Chigen's audited consolidated financial statements. The information for the nine months ended August 31, 1995 and for the nine months ended August 31, 1996 is derived from AES Chigen's unaudited consolidated financial statements.

                                  RISK FACTORS

AES RISK FACTORS

     Holders of AES Chigen Class A Common Stock should carefully consider the following factors in connection with their consideration of the Amalgamation and their receipt of AES Common Stock upon consideration thereof. Certain of such factors also apply to AES Chigen and would continue to so apply in the event the Amalgamation is not consummated. See also "AES Chigen Risk Factors" below.

     LEVERAGE AND SUBORDINATION

     AES and its subsidiaries had approximately $2.1 billion of outstanding indebtedness at September 30, 1996. As a result of AES's level of debt, AES might be significantly limited in its ability to meet its debt service obligations, to finance the acquisition and development of additional projects, to compete effectively or to operate successfully under adverse economic conditions, although the Company believes it will be able to meet such obligations. As of September 30, 1996, AES had a consolidated ratio of total debt to total book capitalization (including current debt) of approximately 75%.

     DOING BUSINESS OUTSIDE THE UNITED STATES

     AES's involvement in the development of new projects and the acquisition of existing plants in locations outside the United States is increasing and most of AES's current development and acquisition activities are for projects and plants outside the United States. AES, through subsidiaries, affiliates and joint ventures, including AES Chigen, has ownership interests in 27 power plants outside the United States in operation or under construction. Five of such power plants are located in Argentina; four in Brazil; two in England; two in Northern Ireland; two in Pakistan; eight in the PRC (through AES Chigen); three in Hungary; and one in Kazakhstan.

     The financing, development and operation of projects outside the United States entail significant political and financial uncertainties (including, without limitation, uncertainties associated with first-time privatization efforts in the countries involved, currency exchange rate fluctuations, currency repatriation restrictions, currency inconvertibility, political instability, civil unrest, and expropriation) and other structuring issues that have the potential to cause substantial delays in respect of or material impairment of the value of the project being developed or operated, which AES may not be capable of fully insuring or hedging against. The ability to obtain financing on a commercially acceptable non-recourse basis in developing nations may also require higher investments by AES than historically have been the case. In addition, financing in countries with less than investment grade sovereign credit ratings may also require substantial participation by multilateral financing agencies. There can be no assurance that such financing can be obtained when needed.

     The uncertainty of the legal environment in certain countries in which AES, its subsidiaries and its affiliates are or in the future may be developing, constructing or operating could make it more difficult for AES to enforce its respective rights under agreements relating to such projects. In addition, the laws and regulations of certain countries, such as the PRC, may limit AES's ability to hold a majority interest in some of the projects that it may develop or acquire. International projects owned by AES may, in certain cases, be expropriated by applicable governments. Although AES may have legal recourse in enforcing its rights under agreements and recovering damages for breaches thereof, there can be no assurance that any such legal proceedings will be successful.

     COMPETITION

     The global power production market is characterized by numerous strong and capable competitors, many of whom may have extensive and diversified developmental or operating experience (including both domestic and international experience) and financial resources similar to or greater than AES. Further, in recent years, the power production industry has been characterized by strong and increasing competition with respect to both obtaining power sales agreements and acquiring existing power generation assets. In certain markets, such as the United States and Argentina, these factors have caused reductions in prices contained in new power sales agreements and, in many cases, have caused higher acquisition prices for existing assets through competitive bidding practices. The evolution of competitive electricity markets and the development of highly efficient gas-fired power plants have also caused, or are anticipated to cause, price pressure in certain power markets where AES sells or intends to sell power. There can be no assurance that the foregoing competitive factors will not have a material adverse effect on AES.

     DEVELOPMENT UNCERTAINTIES

     The majority of the projects that AES develops are large and complex and the completion of any such project is subject to substantial risks. Development can require AES to expend significant sums for preliminary engineering, permitting, legal and other expenses in preparation for competitive bids which AES may not win or before it can be determined whether a project is feasible, economically attractive or capable of being financed. Successful development and construction is contingent upon, among other things, negotiation on terms satisfactory to AES of engineering, construction, fuel supply and power sales contracts with other project participants, receipt of required governmental permits and consents and timely implementation and satisfactory completion of construction. There can be no assurance that AES will be able to obtain new power sales contracts, overcome local opposition, if any, obtain the necessary site agreements, fuel supply and ash disposal agreements, construction contracts, steam sales contracts, licenses and certifications, environmental and other permits and financing commitments necessary for the successful development of its projects. There can be no assurance that development efforts on any particular project, or AES's efforts generally, will be successful. If these development efforts are not successful, AES may abandon a project under development. At the time of abandonment, AES would expense all capitalized development costs incurred in connection therewith and could incur additional losses associated with any related contingent liabilities. The future growth of AES is dependent, in part, upon the demand for significant amounts of additional electrical generating capacity and its ability to obtain contracts to supply portions of this capacity. Any material unremedied delay in, or unsatisfactory completion of, construction of AES's projects could, under certain circumstances, have an adverse effect on AES's ability to meet its obligations. AES also is faced with certain development uncertainties arising out of doing business outside of the United States. See "-- Doing Business Outside the United States."

     UNCERTAINTY OF ACCESS TO CAPITAL FOR FUTURE PROJECTS

     Each of AES's projects under development and those independent power facilities it may seek to acquire may require substantial capital investment. Continued access to capital with acceptable terms is necessary to assure the success of future projects and acquisitions. AES has substantially utilized project financing loans to fund the capital expenditures associated with constructing and acquiring its electric power plants and related assets. Project financing borrowings have been substantially non-recourse to other subsidiaries and affiliates and to AES as the parent company and are generally secured by the capital stock, physical assets, contracts and cash flow of the related project subsidiary or affiliate. AES intends to continue to seek, where possible, such non-recourse project financing in connection with the assets which AES or its affiliates may develop, construct or acquire. However, depending on market conditions and the unique characteristics of individual projects, such financing may not be available or AES's traditional providers of project financing, particularly multinational commercial banks, may seek higher borrowing spreads and increased equity contributions.

     Furthermore, because of the reluctance of commercial lending institutions to provide non-recourse project financing (including financial guarantees) in certain less developed economies, AES, in such locations, has and will continue to seek direct or indirect (through credit support or guarantees) project financing from a limited number of multilateral or bilateral international financial institutions or agencies. As a precondition to making such project financing available, these institutions may also require governmental guarantees of certain project and sovereign related risks. Depending on the policies of specific governments, such guarantees may not be offered and as a result, AES may determine that sufficient financing will ultimately not be available to fund the related project.

     In addition to project financing loans, if available, AES provides a portion, or in certain instances all, of the remaining long-term financing required to fund development, construction, or acquisition. These investments have generally taken the form of equity investments or loans, which are subordinated to the project financing loans. The funds for these investments have been provided by cash flows from operations and by the proceeds from borrowings under the short-term credit facilities and issuances of senior subordinated notes, convertible debentures and AES Common Stock.

     AES's ability to arrange for financing on either a fully non-recourse or a substantially non-recourse basis and the costs of such capital are dependent on numerous factors, including general economic and capital market conditions, the availability of bank credit, investor confidence in AES, the continued success of current projects and provisions of tax and securities laws which are conducive to raising capital in this manner. Should future access to capital not be available, AES may decide not to build new plants or acquire existing facilities. While a decision not to build new plants or acquire existing facilities would not affect the results of operations of AES based on its currently operating facilities or facilities under construction, such a decision would affect the future growth of AES.

     CONTROL BY EXISTING STOCKHOLDERS

     As of February 1, 1997, AES's two founders, Roger W. Sant and Dennis W. Bakke, and their immediate families together owned beneficially approximately 25% of AES's outstanding Common Stock. As a result of their ownership interests, Messrs. Sant and Bakke may be able to significantly influence or exert control over the affairs of AES, including the election of AES's directors. As of February 1, 1997, all of AES's officers and directors and their immediate families together owned beneficially approximately 34% of AES's outstanding Common Stock. To the extent that they decide to vote together, these stockholders would be able to significantly influence or control the election of AES's directors, the management and policies of AES and any action requiring stockholder approval, including significant corporate transactions.

     LITIGATION CONCERNING THE AMALGAMATION

     On November 22, 1996, an action was filed against AES in the Court of Chancery of the State of Delaware in and for New Castle County, by a holder of 750 shares of AES Chigen Class A Common Stock, individually and on behalf of a purported class of public shareholders of the approximately 8.2 million outstanding shares of AES Chigen Class A Common Stock. The complaint seeks preliminarily and permanently to enjoin AES from acquiring the outstanding shares of AES Chigen which it does not already own. In addition, the complaint seeks unspecified damages, including attorneys' fees and costs.

     AES Chigen is not named in the suit. Plaintiff's allegations state that AES, as the controlling shareholder of AES Chigen, breached its fiduciary duties to treat the plaintiff class with entire fairness in connection with AES's execution of an agreement with AES Chigen to acquire the outstanding AES Chigen Class A Common Stock at an allegedly grossly inadequate price.

     The parties have entered into a stipulation extending, until March 24, 1997, AES's time to answer, move or otherwise plead to the complaint and answer or object to plaintiff's pending document production request. Plaintiff has the right to move for an order requiring an earlier response. AES has informed AES Chigen that it believes that it has meritorious defenses to the lawsuit and intends to defend against it vigorously. The parties to the Amalgamation Agreement intend to proceed with the Amalgamation, subject to shareholder approval and the satisfaction of the other conditions contained in the Amalgamation Agreement, unless enjoined.

     DEPENDENCE ON UTILITY CUSTOMERS AND CERTAIN PROJECTS

     The nature of most of AES's power projects is such that each facility generally relies on one power sales contract with a single customer for the majority, if not all, of its revenues over the life of the power sales contract. During 1995, four customers, Oklahoma Gas & Electric Company (24%), The Connecticut Light & Power Company, a subsidiary of Northeast Utilities (18%), Hawaiian Electric Company, Inc. (18%) and Empresa Social de Energia de Buenos Aires S.A. (13%), accounted for a total of 73% of AES's revenues. In October 1996, Moody's Investor Service and Standard & Poor's revised their ratings of the senior unsecured long-term debt of Connecticut Light & Power Company from Baa3/BBB- to Ba1/BB+, which made The Connecticut Light & Power Company the only one of AES's U.S. customers whose long-term debt is not investment grade. The prolonged failure of any one utility customer to fulfill its contractual obligations could have a substantial negative impact on AES's primary source of revenues. AES has sought to reduce this risk in part by entering into power sales contracts with utilities or other customers of strong credit quality and by locating its plants in different geographic areas in order to mitigate the effects of regional economic downturns.

     Four of AES's plants collectively represented approximately 61% of AES's consolidated total assets at December 31, 1995 and generated approximately 80% of AES's consolidated total revenues for the year ended December 31, 1995.

     REGULATORY UNCERTAINTY

     AES's cogeneration operations in the United States are subject to the provisions of various laws and regulations, including the Public Utility Regulatory Policies Act of 1978, as amended ("PURPA"), and the Public Utility Holding Company Act, as amended ("PUHCA"). PURPA provides to qualifying facilities ("QFs") certain exemptions from substantial federal and state legislation, including regulation as public utilities. PUHCA regulates public utility holding companies and their subsidiaries. AES is not and will not be subject to regulation as a holding company under PUHCA as long as the domestic power plants it owns are QFs under PURPA. QF status is conditioned on meeting certain criteria, and would be jeopardized, for example, by the loss of a steam customer. AES believes that, upon the occurrence of an event that would threaten the QF status of one of its domestic plants, it would be able to react in a manner that would avoid the loss of QF status (such as by replacing the steam customer). In the event AES were unable to avoid the loss of such status for one of its plants, to avoid public utility holding company status, AES could apply to the Federal Energy Regulatory Commission ("FERC") to obtain status as an Exempt Wholesale Generator ("EWG"), or could restructure the ownership of the project subsidiary. EWGs, however, are subject to broader regulation by FERC and may be subject to state public utility commission regulation regarding non-rate matters. In addition, any restructuring of a project subsidiary could result in, among other things, a reduced financial interest in such subsidiary, which could result in a gain or loss on the sale of the interest in such subsidiary, the removal of such subsidiary from the consolidated income tax group or the consolidated financial statements of AES, or an increase or decrease in the results of operations of AES.

     The United States Congress is considering proposed legislation which would repeal PURPA entirely, or at least repeal the obligation of utilities to purchase from QFs. There is strong support for grandfathering existing QF contracts if such legislation is passed, and also support for requiring utilities to conduct competitive bidding for new electric generation if the PURPA purchase obligation is eliminated. Various bills have also proposed repeal of PUHCA. Repeal of PUHCA would allow both independents and vertically integrated utilities to acquire retail utilities in the United States that are geographically widespread, as opposed to the current limitations of PUHCA which require that retail electric systems be capable of physical integration. In addition, registered holding companies would be free to acquire non-utility businesses, which they may not do now, with certain limited exceptions. In the event of a PUHCA repeal, competition for independent power generators from vertically integrated utilities would likely increase. Repeal of PURPA and/or PUHCA may or may not be part of comprehensive legislation to restructure the electric utility industry, allow retail competition, and deregulate most electric rates. The effect of any such repeal cannot be predicted, although any such repeal could have a material adverse effect on AES.

     ELECTRIC UTILITY INDUSTRY RESTRUCTURING PROPOSALS

     The FERC and many state utility commissions are currently studying a number of proposals to restructure the electric utility industry in the United States. Such restructuring would permit utility customers to choose their utility supplier in a competitive electric energy market. The FERC issued a final rule in April 1996 which requires utilities to offer wholesale customers and suppliers open access on utility transmission lines, on a comparable basis to the utilities' own use of the lines. The final rule is subject to rehearing and may become the subject of court litigation. Utilities have now filed "open access" tariffs. The utilities contend that they should recover from departing customers their fixed costs that will be "stranded" by the ability of their wholesale customers (and perhaps eventually, their retail customers) to choose new electric power suppliers. The FERC final rule endorses the recovery of legitimate and verifiable "stranded costs." These may include the costs utilities are required to pay under many QF contracts which the utilities view as excessive when compared with current market prices. Many utilities are therefore seeking ways to lower these contract prices or rescind the contracts altogether, out of concern that their shareholders will be required to bear all or part of such "stranded" costs. Some utilities have engaged in litigation against QFs to achieve these ends.

     In addition, future United States electric rates may be deregulated in a restructured United States electric utility industry and increased competition may result in lower rates and less profit for United States electricity sellers. Falling electricity prices and uncertainty as to the future structure of the industry is inhibiting United States utilities from entering into long-term power purchase contracts. The effect of any such restructuring on AES cannot be predicted, although any such restructuring could have a material adverse effect on AES.

     LITIGATION AND REGULATORY PROCEEDINGS

     From time to time, AES and its subsidiaries and other affiliates are parties to litigation and regulatory proceedings. AES Chigen shareholders should review the descriptions of such matters contained in AES's Annual, Quarterly and Current reports filed with the Commission and incorporated by reference herein. There can be no assurance that any such litigation or regulatory proceedings will not have a material adverse effect on AES or its subsidiaries or affiliates. For a description of a lawsuit recently filed against AES in respect of the Amalgamation, see "-- Litigation Concerning the Amalgamation."

     BUSINESS SUBJECT TO STRINGENT ENVIRONMENTAL REGULATIONS

     AES's activities are subject to stringent environmental regulation by federal, state, local and foreign governmental authorities. For example, the Clean Air Act Amendments of 1990 impose more stringent standards than those previously in effect, and require states to impose permit fees on certain emissions. Congress and other foreign governmental authorities also may consider proposals to restrict or tax certain emissions. These proposals, if adopted, could impose additional costs on the operation of AES's power plants. There can be no assurance that AES would be able to recover all or any increased costs from its customers or that its business, financial condition or results of operations would not be materially and adversely affected by future changes in domestic or foreign environmental laws and regulations. AES has made and will continue to make capital and other expenditures to comply with environmental laws and regulations. There can be no assurance that such expenditures will not have a material adverse effect on AES's financial condition or results of operations.

     ADHERENCE TO AES'S PRINCIPLES -- POSSIBLE IMPACT ON RESULTS OF OPERATIONS

     A core part of AES's corporate culture is a commitment to "shared principles": to act with integrity, to be fair, to have fun and to be socially responsible. AES seeks to adhere to these principles not as a means to achieve economic success, but because adherence is a worthwhile goal in and of itself. However, if AES perceives a conflict between these principles and profits, AES will try to adhere to its principles -- even though doing so might result in diminished or foregone opportunities or financial benefits.

AES CHIGEN RISK FACTORS

     Holders of AES Chigen Class A Common Stock should carefully consider the following factors relating to AES Chigen and the AES Chigen Class A Common Stock in connection with their consideration of the Amalgamation. Such factors would continue to apply to AES Chigen, as a wholly-owned subsidiary of AES, if the Amalgamation is consummated.

RISKS PERTAINING TO THE PRC

     AES Chigen has substantially all of its assets in, and derives substantially all of its revenues from, power plants owned by its Joint Ventures (as defined below) located in the PRC. Therefore, AES Chigen and its operations are affected generally by developments in or affecting the PRC. "Joint Ventures" means the PRC joint venture limited liability companies formed to develop, construct, own and operate the current projects (see "The
Companies -- Business of AES Chigen -- Description of the Current Projects") with respect to which AES Chigen, or one of its wholly-owned subsidiaries, has made a contribution to the registered capital (equity). A "Joint Venture" refers to any one of the PRC joint venture limited liability companies.

     POLITICAL AND ECONOMIC CONSIDERATIONS

     General economic conditions in the PRC could have a significant impact on the business prospects of AES Chigen. The economy of the PRC differs from the economies of most countries belonging to the Organization for Economic Co-operation and Development in such respects as structure, government involvement, level of development, growth rate, capital reinvestment, allocation of resources, self-sufficiency, rate of inflation and balance of payments position, among others. For over 40 years, the economy of the PRC has been primarily a planned economy characterized by state ownership and control of productive assets and the management of such assets through a series of economic and social development plans. Although the majority of the PRC's productive assets are still owned by the PRC Government, the adoption of economic reform policies since 1978 has resulted in a gradual reduction in the role of state economic plans in the allocation of resources, pricing and management of such assets, an increased emphasis on the utilization of market forces, and rapid growth in the PRC economy. However, such growth has been uneven among various regions of the country and among various sectors of the economy. The success of AES Chigen depends in part on the continued economic growth of the regions where the Joint Ventures are located. At times, the economic reform measures adopted by the national government of the PRC and its various ministries, agencies and commissions (the "Central Government") and local governments (together with the Central Government, the "PRC Government") may be inconsistent or ineffectual, and therefore the Joint Ventures may not be able to enjoy the potential benefits of such reforms. Further, these measures may be adjusted or modified in particular ways in particular areas, possibly resulting in such economic liberalization measures being inconsistent from time to time or from industry to industry or across different regions of the PRC.

     AES Chigen may also be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, methods to address inflation, currency conversion, rates and methods of taxation, or the method by which electricity tariffs are set and approved, among other things. While the PRC Government is expected to continue its economic reform policies, many of the reforms are new or experimental and may be refined or changed. It is also possible that a change in the PRC Government leadership could lead to changes in economic policy.

     The PRC economy has experienced rapid growth in the past five years. This growth has also been accompanied by rising inflation, which reached an annual rate of 21.7% in 1994. The PRC Government has implemented policies from time to time to restrain the rate of such economic growth and control inflation in order to achieve coordinated economic development. In July 1993, the Central Government began implementation of a number of austerity measures to control economic growth and curb inflation, including increasing interest rates on bank loans and deposits and postponing certain planned price reforms. While inflation has since moderated to 8.6% for the first ten months of 1996, there can be no assurance that such austerity measures will not be strengthened or result in future severe dislocations in the PRC economy. Austerity measures intended to slow economic growth may affect the demand for electricity and the prospects for the financing of some of the Joint Ventures. Depending on the nature and implementation of such additional measures, the Joint Ventures' economic prospects at times may be adversely affected through, among other possible measures, placing additional controls on the increase of electric power rates. Any such development could also adversely affect the Joint Ventures' operations or the ability of the Joint Ventures' customers to honor their obligations under their power purchase contracts, which could adversely affect AES Chigen.

     A significant portion of the economic activity in the PRC is related to exports and may therefore be affected by developments in the economies of the PRC's principal trading partners. Trade sanctions imposed by the PRC's main trading partners, including the revocation or conditional extension by the United States of China's Most Favored Nation trading status, could adversely affect the trade and economic development of the PRC and the ability of the Joint Ventures' customers to honor their obligations under their power purchase contracts with the Joint Ventures. In addition, current or future disputes between the PRC and its main trading partners over specific trade issues, such as intellectual property, the balance of trade or other political issues, such as regional affairs or arms sales policies, could lead to the imposition of trade or other sanctions which could adversely affect the demand for power in the PRC.

     RESTRICTIONS ON FOREIGN CURRENCY CONVERTIBILITY AND REMITTANCE ABROAD

     The Joint Ventures will receive nearly all of their revenues in Renminbi. A significant portion of this revenue will need to be converted to other currencies, primarily US dollars, and remitted outside of the PRC to meet foreign currency obligations to equipment suppliers, to repay borrowings from foreign third party lenders and to make payments to AES Chigen in respect of equity distributions and shareholder loans. The Renminbi is not freely convertible into US dollars. Although the receipt of approvals to convert Renminbi into foreign currencies and to remit foreign currencies outside of the PRC is routine for approved foreign investment enterprises such as the Joint Ventures, there can be no assurance that the PRC Government will continue to provide such approvals. Moreover, while in the last two years foreign currency has been readily available, no assurance can be given that the Joint Ventures will in the future be able to convert sufficient amounts of Renminbi to foreign currency in China's foreign exchange markets to meet their foreign currency obligations, or that the Joint Ventures will freely be able to remit foreign currency abroad.

     EXCHANGE RATE FLUCTUATIONS

     Prior to 1994, the Renminbi had experienced a significant net devaluation against most major currencies, and during certain periods, significant volatility in the market-based exchange rate. Since the beginning of 1994, the Renminbi to US dollar exchange rate has largely stabilized. While the Joint Ventures will receive nearly all of their revenues in Renminbi, AES Chigen expects its Joint Ventures to have significant US dollar obligations with respect to distributions to AES Chigen. Under the terms of all of their power purchase contracts, AES Chigen's Joint Ventures are entitled to obtain tariff adjustments for future Renminbi devaluation. While AES Chigen expects that its Joint Ventures will be able to pass on increased costs resulting from a devaluation of the Renminbi by means of such tariff adjustments, no assurance can be given that the Joint Ventures will be able to obtain approval for a sufficient tariff adjustment.

     DEVELOPING LEGAL SYSTEM

     China's legal system is relatively new, and the government is still in the process of developing a comprehensive system of laws, a process that has been ongoing since 1979. Considerable progress has been made in the promulgation of laws and regulations dealing with economic matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. Such legislation has significantly enhanced the protection afforded to foreign investors. However, foreign investors may be adversely affected by new laws, changes to existing laws (or interpretations thereof) and preemption of provincial or local regulations by national laws or regulations. Moreover, experience with respect to the implementation, interpretation and enforcement of such laws and regulations is limited. Such administrative and judicial interpretation and implementation and the enforcement of commercial claims and resolution of commercial disputes may be subject to the exercise of considerable discretion by both administrative and judicial organs and may be influenced by external forces unrelated to the legal merits of a particular matter or dispute. Even where adequate laws exist and contractual terms are clearly stated, there can be no assurance that AES Chigen or a Joint Venture will obtain swift and equitable enforcement of its rights.

RISKS RELATED TO AES CHIGEN'S BUSINESS

     REGULATION AND RESTRICTIONS; TARIFFS

     Similar to electric power companies in other countries, AES Chigen's Joint Ventures are subject to governmental and electric power regulation in virtually all aspects of their operations, including the amount and timing of electricity generation, the setting of electric power tariffs, performance of scheduled maintenance and compliance with power grid control and dispatch directives. Foreign ownership of electric power plants in China is also restricted or controlled in varying degrees. There can be no assurance that these regulations and restrictions will not change in the future in a manner which could adversely affect the operations of AES Chigen's Joint Ventures.

     For power plants with foreign investment such as AES Chigen's Joint Ventures, tariffs payable under power purchase contracts entered into by the Joint Ventures are established on the basis of tariff formulas which are agreed upon after discussions among AES Chigen, its partners, the prospective power purchasers, the relevant local governments, the relevant pricing bureaus and the relevant planning commissions. Once established, the tariffs are subject to annual review by the relevant local government pricing bureau and adjustment in accordance with the formulas. The tariff formulas contained in the power purchase contracts entered into by AES Chigen's Joint Ventures are structured to permit the Joint Ventures to pay the operating expenses of the plant, the financing costs of each particular project and to enable AES Chigen to realize a return on its investment. While the relevant PRC pricing bureaus have committed to utilize the Joint Ventures' formulas in establishing and adjusting tariffs, there can be no assurance that the relevant pricing bureaus will calculate and adjust tariffs in accordance with these tariff formulas. On April 1, 1996, a new law governing the electric power sector in the PRC came into effect. The law establishes, among other things, broad principles with respect to the methodology of calculating and setting electric power tariffs. Detailed regulations with respect to tariff calculation and tariff setting are expected to be promulgated in the near future by the Central Government. There can be no assurance that such regulations, when promulgated, will not adversely affect the tariff structures which AES Chigen's Joint Ventures have adopted.

     GOVERNMENT APPROVAL PROCESSES

     China's electric power industry is highly regulated, both in terms of operating existing power plants and developing new power projects. All electric power projects in China and all foreign investments are required to obtain approvals from one or more central, provincial or local government authorities. While the regulations governing and the procedures for obtaining approvals for foreign investment projects are generally well-understood, the specific regulations and procedures for the approval of electric power projects with foreign investment in the PRC and associated foreign investment enterprises are not entirely transparent. Project approvals and foreign investment approvals are required, but follow separate procedures. At the highest level, the right to approve projects in the PRC is vested in the State Council. The State Council has reserved to itself the authority to approve any project with a total investment which exceeds $100 million. Pursuant to various internal PRC Government notices, the State Council has delegated the authority to approve any project with a total investment of less than $100 million to various ministries and ministry level entities, including the State Planning Commission of the Central Government (the "SPC"). The SPC and certain ministries and other ministry level entities have, in turn, adopted a policy, also by internal directives, of further delegating authority to approve projects with a total investment of less than $30 million to provincial governments, provincial level bureaus of the Central Government and certain municipalities. The project approval authority of local governments is, therefore, generally limited to not more than $30 million. Separate from project approval, foreign investment must be approved by the Ministry of Foreign Trade and Economic Cooperation ("MOFTEC"), or one of its departments at the provincial or local government level, should the total investment amount be below $30 million. Accordingly, foreign investment enterprises proposing to undertake projects must obtain approvals for the projects from the appropriate government level planning authorities and approvals for the foreign investment from a similar level department of MOFTEC.

     Two of AES Chigen's power plants have been structured as multiple projects and joint ventures, each project and joint venture with a total investment below the $30 million threshold, and have obtained local government approvals on this basis. It is possible that projects structured in this fashion could be viewed by the Central Government approval authorities as a single project. In several other cases, AES Chigen's projects and Joint Ventures have obtained local government approvals on the basis of anticipated total investments which were less than $30 million at the time the approvals were obtained, but will, when construction is completed, exceed the $30 million approval threshold. While it is common in the PRC for projects and joint ventures such as these to obtain and rely on only local government approvals, it is unclear whether such approvals are sufficient. There can be no assurance, therefore, that the absence of Central Government approvals will not adversely affect the Joint Ventures and their projects in any of such cases.

     ENVIRONMENTAL MATTERS

     AES Chigen's Joint Ventures with power plants in operation have received the environmental approvals from the PRC Government environmental authorities required for them to operate their respective electric power plants. Inasmuch as the Joint Ventures' electric power plants currently under construction are typically among the most modern in the areas in which they are located, AES Chigen believes that these plants will also receive all required environmental approvals. There can be no assurance, however, that the requirements to obtain such approvals may not be made more stringent in the future. If such a change in policy occurs, there can be no assurance that all such requirements will be met and that future approvals for existing or potential projects will be granted. If a change in environmental requirements leads to an increase in costs, an affected Joint Venture is able to receive an adjustment in the tariff it charges for electric power pursuant to its power purchase contract.

     The PRC is a party to the Framework Convention on Climate Change ("Climate Change Convention"), which is intended to limit or capture emissions of "greenhouse" gases, such as carbon dioxide. At present, ceilings on such emissions could limit the production of electricity from fossil fuels, particularly coal, or increase the costs of such production. At present, ceilings on the emissions of "greenhouse" gases have not been assigned to developing countries such as the PRC under the Climate Change Convention, and the PRC has objected to any imposition of such ceilings. If the PRC were to agree to such ceilings, or otherwise reduce its reliance on coal-fired power plants, the business prospects of AES Chigen could be adversely affected.

     CONSTRUCTION RISKS

     The construction of an electric power generation plant, including its ancillary facilities such as a transmission line or substation, may be adversely affected by many factors commonly associated with the construction of infrastructure projects, including shortages of equipment, materials and labor, as well as labor disputes, adverse weather conditions, natural disasters, accidents and other unforeseen circumstances and problems. Any of these could cause completion delays and cost overruns. Delays in obtaining requisite licenses, permits or approvals from government agencies or authorities could also increase the cost or delay or prevent the commercial operation of a project. Construction delays can result in the loss or delayed receipt of revenues and, if completion is delayed beyond the completion date specified in the power purchase contract, the payment of penalties. Additionally, the failure to complete construction according to specifications can result in reduced plant efficiency, higher operating costs and reduced or delayed earnings.

     AES Chigen's Joint Ventures all rely on PRC contractors for the construction of their electric power plants. While there are a number of PRC contractors with substantial construction experience, there are only a limited number that have experience constructing plants on a turnkey basis. In only a few cases has AES Chigen been able to enter into a turnkey contract with a Chinese contractor which includes a guaranteed fixed price and/or contractor obligations to pay liquidated damages for delays in completion or for shortfalls in performance. In the case of one project, AES Chigen's Joint Venture has experienced delays in installation and defects in the quality of equipment. The delays have been mitigated by the payment of damages by the contractor. AES Chigen seeks to mitigate construction risk in a number of ways: carefully choosing its contractors; closely supervising the construction of its projects or retaining internationally recognized construction managers to supervise construction; and, in some cases, by utilizing established foreign equipment manufacturers and vendors who are able to directly pass through to the Joint Ventures their equipment and performance warranties or, where appropriate, by utilizing proven Chinese equipment and technology. Despite such mitigation efforts, no assurance can be given that AES Chigen's Joint Ventures will not experience construction delays or difficulties, or that any such delays or difficulties will not have a material adverse effect on the operations of AES Chigen's Joint Ventures.

     OPERATING RISKS

     The operation of an electric power generation plant may be adversely affected by many factors such as the breakdown or failure of equipment or processes, performance below expected levels of output or efficiency, labor disputes, operational errors, natural disasters, and the need to comply with the directions of the relevant government authorities, the dispatcher and power purchaser of a power plant. In addition, such operation may be hampered by insufficient or poor quality fuel caused by either inadequate supply or transportation or arrangements therefor.

     AES Chigen is not the operator of any of its power plants either directly or by means of traditional operation and maintenance agreements with internationally recognized power plant operators. In some cases, AES Chigen's Joint Ventures have contracted with the power purchaser to operate a power plant. In such instances, the power purchaser is obligated under the power purchase contract to purchase the annual minimum quantity of electric power regardless of the power plant being unavailable due to the fault of the operator. In other cases, the Joint Ventures themselves are operating the plant. In these instances, AES Chigen may affect the operation of a power plant through the appointment of a general manager and/or deputy general manager of the plant.

     FUEL RISKS

     Most of the Joint Ventures' power projects utilize coal, fuel oils or natural gas for the generation of electricity. The power purchase contracts which have been entered into by the Joint Ventures provide for a pass-through to the power purchasers of increases in the cost of fuel. In the case of most of the Joint Ventures, under normal circumstances, the procedures of the local government pricing bureaus allow tariff adjustments reflecting fuel cost changes to be made only once a year. As a result, in these cases AES Chigen's Joint Ventures may not be able to receive compensation for increased fuel costs until sometime after the date they are incurred.

     For coal projects which are not "mine mouth" projects, coal must be supplied to the project site from the interior provinces of China. The affected Joint Ventures seek to mitigate this transportation risk by entering into long term contracts for the transportation of coal. However, where rail is utilized as the means of coal transportation, the coal transporters may experience significant delays due to the limited capacity of the PRC's rail system. Because of this lack of capacity, the Central Government rations the allocation of rail cars. In one project which requires the transportation of coal by rail, AES Chigen's Joint Venture has obtained an administrative allocation of rail cars from the Central Government. However, there can be no assurance that a satisfactory allocation of rail cars will be available in all future cases to ensure that the coal supply requirements of the affected projects will be timely met.

     LOAD GROWTH; DISPATCH; TRANSMISSION CONSTRAINTS

     Some regions or cities in the PRC have experienced slower economic development in recent years. As a consequence, load growth in the PRC, while generally increasing in the country overall, has exhibited uneven development. Some of the Joint Ventures' power plants are designed to provide peaking power. Such plants are dispatched only after base load power stations have been brought on-line and reached maximum capacity. If electric power demand proves less than expected in an area, additional peak or base load power may not be required in the area or may be required at lower than expected levels. AES Chigen's Joint Ventures seek to mitigate this risk by entering into take-or-pay power purchase arrangements and by entering into dispatch contracts with PRC electric power dispatching authorities which obligate the dispatchers to dispatch the power plants at their full capacity for a minimum number of hours each year. There can be no assurance, however, that the Joint Ventures will not experience difficulty in enforcing take or pay contract obligations or such dispatch contract obligations if electric power in an area proves not to be needed by the affected power purchaser and dispatcher.

     Additionally, the Chinese electric power transmission system is not fully interconnected. Some parts of the transmission system contain isolated grids. Three of AES Chigen's Joint Ventures are located in areas served by isolated transmission grids. As a result, if demand in these areas is less than forecast, it may be difficult or impossible for the affected Joint Venture to transmit the project's available power to a region which has a demand for it. In order to take advantage of a broader market and an additional power purchaser, one of these Joint Ventures is planning to incur additional costs to build a low-voltage local transmission line to interconnect its power plant with a larger grid.

     RELIANCE ON AND CREDITWORTHINESS OF PRC COUNTERPARTIES

     In all of its projects, AES Chigen and its Joint Ventures are relying on the reliability and creditworthiness of PRC entities such as its partners, contractors, customers, suppliers, operators, guarantors, lenders and others who are parties to agreements with AES Chigen or its Joint Ventures. While AES Chigen believes that these counterparties have the ability to perform and will perform their obligations, the reliability and creditworthiness of PRC entities are difficult to ascertain. In most cases, AES Chigen, in assessing the reliability and credit standing of counterparties, is relying on financial or other information provided to AES Chigen or its Joint Ventures by such parties or others, or from information and sources publicly available in the PRC. AES Chigen can offer no assurance that this information is accurate or that these counterparties will meet their contractual obligations. The failure of any one of these counterparties to fulfill its obligations to a Joint Venture could have a substantial negative impact on such Joint Venture's operations.

     CONFLICTS OF INTEREST OF CONTRACTING PARTIES

     In a number of cases, AES Chigen's partner in a Joint Venture controls or is affiliated with the power purchaser, contractor, operator and/or fuel supplier of the project. It is possible, in these cases, that such arrangements may result in one or more of these parties having a conflict of interest in a project, which could have an adverse effect on the Joint Ventures' operations.

     CONTROL BY AND RELIANCE ON AES

     AES currently holds all of the outstanding shares of AES Chigen's Class B Common Stock and is entitled, voting as a class, to elect one-half of the Board of Directors of AES Chigen. Most of AES Chigen's executive officers are also senior executives, officers and project personnel employed by AES. As a result, AES and its officers and directors have a significant day-to-day influence over the operations of AES Chigen.

     ADHERENCE TO THE AES PRINCIPLES

     A core part of AES's corporate culture is a commitment to "shared principles": to act with integrity, to be fair, to have fun and to be socially responsible. AES Chigen has adopted a similar corporate culture and tries to adhere to these principles, like AES, not as a means to achieve economic success, but because adherence is a worthwhile goal in and of itself. However, if AES Chigen or AES perceives a conflict between these principles and profits, AES Chigen and AES will try to adhere to these principles -- even though doing so might result in diminished or foregone opportunities.

                  THE CLASS A MEETING AND THE SPECIAL MEETING

     The accompanying proxy is solicited by the Board of Directors of AES Chigen for use at the Special Class Meeting of the holders of the AES Chigen Class A Common Stock and at the Special General Meeting of Shareholders of AES Chigen to be held on March 31, 1997 at 1001 North 19th Street, Arlington, Virginia 22209, or at any adjournment of such meetings. This Proxy Statement/Prospectus and accompanying proxy are first being sent or given to shareholders on or about March 3, 1997.

     Only holders of AES Chigen Class A Common Stock at the close of business on February 18, 1997 are entitled to vote at the Class A Meeting. Only registered holders of AES Chigen Class A Common Stock and AES Chigen Class B Common Stock at the close of business on February 18, 1997 are entitled to vote at the Special Meeting. Holders of each class of AES Chigen Common Stock are entitled to one vote per share. There were 8,171,268 shares of AES Chigen Class A Common Stock and 7,500,000 shares of AES Chigen Class B Common Stock outstanding at the close of business on February 18, 1997. AES owns all of the outstanding AES Chigen Class B Common Stock and has agreed in the Amalgamation Agreement to vote such shares in favor of adoption and approval of the Amalgamation Agreement. AES will vote such shares by means of a written consent in lieu of a special meeting of the Class B shareholders and will vote such shares in favor of adoption and approval of the Amalgamation Agreement and the Amalgamation at the Special Meeting.

     If a proxy is properly executed and returned to AES Chigen, the shares it represents will be voted at the meetings in accordance with the instructions noted thereon. If no instructions are specified, the shares will be voted in accordance with the Board of Directors' recommendations as set forth herein and will confer authority to vote to adjourn the meetings for up to thirty days to solicit additional votes if necessary to approve and adopt the Amalgamation Agreement. Any shareholder executing a proxy has the power to revoke it at any time before it is voted by filing with AES Chigen a written notice of revocation, by delivering a duly executed proxy bearing a later date, or by attending the Class A Meeting and/or the Special Meeting and voting in person.

     The approval of the Amalgamation Agreement by the shareholders of AES Chigen will require (x) the affirmative vote of the holders of a majority of the outstanding shares of AES Chigen Class A Common Stock and the AES Chigen Class B Common Stock, each voting as a separate class at a separate meeting or by written consent and (y) the affirmative votes of a majority of the votes cast at the Special Meeting. For the Class A Meeting, approval of the Amalgamation Proposal will require the affirmative vote of the holders of no less than 4,085,635 shares of AES Chigen Class A Common Stock. In lieu of a special meeting of the Class B shareholders, AES, the holder of all the outstanding AES Chigen Class B Common Stock, has agreed in the Amalgamation Agreement to vote its shares in favor of the Amalgamation Proposal by means of a written consent.

     As of February 1, 1997, the directors and executive officers of AES and AES Chigen owned an aggregate of 9,100 shares (or less than 1%) of AES Chigen Class A Common Stock entitled to vote at the Class A Meeting and the Special Meeting. All directors and executive officers of AES and AES Chigen entitled to vote intend to vote their shares in favor of the Amalgamation.

     For the Class A Meeting, a quorum consists of a minimum of two shareholders present in person or by proxy and representing in excess of 50% of the total issued shares of AES Chigen Class A Common Stock. For the Special Meeting, a quorum consists of a minimum of two shareholders present in person or by proxy and representing in excess of 50% of the total issued shares of AES Chigen Common Stock. With respect to the vote of the holders of AES Chigen Class A Common Stock at the Class A Meeting, proxies marked as abstentions and broker non-votes (where a nominee holding shares for a beneficial owner has not received voting instructions from the beneficial owner with respect to a particular matter and such nominee does not possess or choose to exercise his discretionary authority with respect thereto) will be considered as present at the Class A Meeting and would have the same effect as a vote against the Amalgamation Proposal. With respect to the vote of the shareholders at the Special Meeting, proxies marked as abstentions and broker non-votes will be considered as present at the Special Meeting but will not be counted in calculating the number of votes cast on the Amalgamation Proposal and therefore will have no effect on the outcome of the votes.

     Proxies will be solicited by mail, telephone or other means of communication. AES Chigen has retained the services of Corporate Investor Communications, Inc. to assist in the solicitation of proxies from shareholders for a fee, including their expenses, estimated at $3,750. In addition, solicitation may be made by directors, officers, and regular employees of AES Chigen. AES Chigen will reimburse brokerage firms, custodians, nominees and fiduciaries in accordance with the rules of the National Association of Securities Dealers, Inc., for reasonable expenses incurred by them in forwarding materials to the beneficial owners of shares. The entire cost of solicitation will be borne by AES Chigen.

     SHAREHOLDERS SHOULD NOT SEND SHARE CERTIFICATES WITH THEIR PROXY CARDS. THE PROCEDURE FOR THE EXCHANGE OF SHARES AFTER THE AMALGAMATION IS CONSUMMATED IS SET FORTH ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS. SEE "THE
AMALGAMATION -- PROCEDURES FOR CONVERTING AES CHIGEN CLASS A COMMON STOCK INTO AES COMMON STOCK."

                                THE AMALGAMATION

BACKGROUND

     The Board of Directors of AES Chigen held a meeting on August 1, 1996. Such meeting included a discussion of the future financing needs for AES Chigen. During that discussion, Dennis W. Bakke, a Class B Director of AES Chigen and the President, Chief Executive Officer and a Director of AES, raised his general concern (without elaboration) that the current AES Chigen ownership structure did not allow AES Chigen to utilize, in the most effective manner, AES's organizational resources as was originally contemplated prior to AES Chigen's initial public offering. Mr. Bakke raised the question of whether AES should consider the possibility of acquiring the outstanding shares of AES Chigen Class A Common Stock presently held by the public. The Class A Directors acknowledged concern over the issues discussed by Mr. Bakke and expressed their desire to explore a possible transaction with AES, assuming a transaction could be structured on acceptable terms. Mr. Bakke stated he would review the situation internally at AES, and would provide more information to the Class A Directors at a later point. At this time Mr. Bakke, on behalf of all of the Class B Directors, indicated that in order to avoid any real or perceived conflict of interest, in any future discussions between AES and AES Chigen, the Class A Directors would have sole decision-making authority on behalf of AES Chigen on this matter. Also, the Class B Directors indicated that they would recuse themselves from representing AES Chigen in such discussions. In addition, it was noted that the Stock Purchase and Shareholder's Agreement dated as of December 29, 1993 between AES and AES Chigen (the "Stock Purchase and Shareholder's Agreement") required the agreement of the Class A Directors, voting separately, to any transaction pursuant to which AES would acquire any shares of the AES Chigen Class A Common Stock.

     In mid-August 1996, Mr. Bakke telephoned William H. Taft, IV, a Class A Director of AES Chigen and the principal liaison between AES and the Class A Directors, and addressed additional concerns relating to AES Chigen's existing capital structure, including the desire to reduce AES Chigen's administrative and operating costs, the limitations and constraints created by the pressure on AES Chigen, as a public company, to focus on short-term results, and the additional limitations imposed on AES Chigen as a public company focused exclusively on the China market. Mr. Bakke indicated that AES would like to proceed with the exploration of a possible combination of the companies, assuming that such a transaction would be acceptable to the Class A Directors. Mr. Bakke stated that AES felt that a stock-for-stock transaction would be the most appropriate transaction structure, so as to provide existing AES Chigen shareholders, as shareholders of AES, with a continuing interest in AES Chigen's business. Mr. Bakke suggested an exchange ratio of 0.26 of a share of AES Common Stock for each share of AES Chigen Class A Common Stock. Mr. Bakke and Mr. Taft also discussed the steps which would be necessary for AES Chigen to be in a position to consider the terms of any such transaction and pursue these discussions, including the creation of a special committee of the Board of Directors of AES Chigen and the retention by the special committee of financial and legal advisors.

     On August 31, 1996, Mr. Bakke informed Mr. Taft, through Paul T. Hanrahan, President and Chief Executive Officer of AES Chigen, that AES would be willing to revise the terms upon which AES would acquire the shares of AES Chigen Class A Common Stock. Under the revised terms, AES would offer to exchange shares of AES Common Stock for shares of AES Chigen Class A Common Stock at a 0.29 exchange ratio, provided that such exchange ratio would be adjusted, if necessary, so that a maximum of $10.88 in value of AES Common Stock would be issued for each share of AES Chigen Class A Common Stock so exchanged. The revised terms also contemplated that AES Chigen would agree to pay AES a customary break-up fee in the event that the transaction was not consummated due to the intervention of a third party. Mr. Bakke requested a reply prior to 6:00 p.m. on September 10, 1996.

     The Class A Directors met on September 5, 1996 by teleconference to consider the appropriate response to the terms presented by AES. The Class A Directors determined that, while they would be willing to consider a proposal from AES under appropriate circumstances, they were not prepared at that time to do so, given the terms of the offer and the short deadline for a response. The Class A Directors determined that it was premature to consider the offer by AES because the Class A Directors had not retained, and not received the advice of, financial and legal advisors. The Class A Directors felt that the retention of appropriate advisors was important to ensure a process and a transaction that served the best interests of all concerned. On September 9, 1996, Mr. Taft sent a letter to AES setting forth the response of the Class A Directors, indicating that, because the Class A Directors and the senior officers of AES Chigen were also occupied with preparing for a debt offering, it would be difficult at that time to consider the proposed transaction.

     In mid-September, Mr. Bakke and Mr. Taft had a meeting at the offices of AES in Arlington, Virginia to discuss Mr. Taft's letter of September 9th.

     On September 24, 1996, a meeting was held at AES's offices among Mr. Bakke, Mr. Taft, William Dykes (a Class A Director of AES Chigen) and Thomas I. Unterberg (a director of AES and also a Class B Director of AES Chigen) in person, and Dr. Victor Hao Li (a Class A Director of AES Chigen) participating by teleconference. At this meeting, Mr. Bakke indicated that AES would be interested, should the Class A Directors so desire, in making a proposal to acquire the AES Chigen Class A Common Stock in exchange for AES Common Stock at a 0.29 exchange ratio, provided that such exchange ratio would be adjusted, if necessary, so that a maximum of $12.18 in value of AES Common Stock would be issued in exchange for each share of AES Chigen Class A Common Stock. The increase from $10.88 to $12.18 in value of AES Common Stock per share of AES Chigen Class A Common Stock was a result of recent increases in the per share price of AES Common Stock. Pursuant to the terms of this proposal, there would have been no assurances provided as to the minimum value to be received by holders of AES Chigen Class A Common Stock.

     In light of AES's having indicated an interest in pursuing a possible transaction, on October 13, 1996, the AES Chigen Board of Directors formed the Special Committee, consisting exclusively of the Class A Directors, to evaluate the terms of any such transaction. On October 15, 1996, the Special Committee retained Merrill Lynch to act as its financial advisor. Skadden, Arps, Slate, Meagher & Flom LLP, which had previously been retained by AES Chigen to assist with respect to certain potential financing transactions, was also formally retained by the Special Committee.

     On October 18, 1996, counsel to AES delivered to counsel to the Special Committee a draft agreement which could be used to provide for the amalgamation of a wholly-owned subsidiary of AES with and into AES Chigen in the event that AES and AES Chigen had determined to proceed with a business combination transaction. During the next several weeks, counsel for the Special Committee reviewed the terms of the draft agreement with counsel for AES.

     On November 5, 1996, Mr. Taft met with Mr. Bakke, Barry J. Sharp, the Chief Financial Officer of AES, William R. Luraschi, the General Counsel of AES, and Roger Naill, a Vice President of AES. Mr. Taft informed AES that the Special Committee would be meeting the following day with its legal and financial advisors to consider the terms as then presently proposed, and reviewed generally with AES a tentative schedule for discussing the reactions of the Special Committee and, if appropriate, negotiating the terms of a possible business combination.

     On November 6, 1996, the Special Committee met to consider the terms of a possible transaction, as then presently proposed by AES. The Special Committee received a presentation from its legal advisors regarding the duties of directors in considering such a transaction. The legal advisors, as part of their presentation, also reviewed the terms of the agreement as proposed by AES. The Special Committee then received a preliminary presentation from Merrill Lynch regarding the financial terms of the transaction. After discussion and further consultation with its financial and legal advisors, the Special Committee determined to request that the exchange ratio be increased to 0.31 in an effort to increase the value of the consideration to be received by the holders of AES Chigen Class A Common Stock. In selecting 0.31, the Special Committee noted that based on the $45 5/8 closing price of a share of AES Common Stock on November 5, 1996, the value of the fraction of a share of AES Common Stock to be received by holders of AES Chigen Class A Common Stock would be $14.14, as compared to $13.23 at a 0.29 exchange ratio. The Special Committee instructed Mr. Taft to communicate such request to AES.

     Later that day, Mr. Taft, together with representatives of Merrill Lynch and Skadden, Arps, Slate, Meagher & Flom LLP, met at the offices of AES with Mr. Bakke, Mr. Sharp, Mr. Luraschi, and Kenneth R.

Woodcock, a Senior Vice President of AES, to discuss the Special Committee's response to the terms proposed by AES. Mr. Taft reviewed the work performed by the Special Committee, as well as the analyses presented by its financial advisor, and stated that the Special Committee felt that a minimum value for the shares which AES Chigen shareholders would receive must be included (if a maximum value were to be included) and that an exchange ratio of 0.31 would be more appropriate. Mr. Taft also indicated that the Special Committee did not feel that the inclusion of a break-up fee as part of any agreement would be appropriate.

     Mr. Bakke agreed to increase the maximum value and establish a minimum value that AES Chigen shareholders would receive, although Mr. Bakke responded that AES would not agree to any increase in the exchange ratio. Mr. Bakke indicated that recent increases in the market price of the AES Common Stock had significantly increased the value of the AES Common Stock to be received by the holders of AES Chigen Class A Common Stock. Mr. Bakke stated that continued increases in the value of the AES Common Stock would result in a further increase in value to the holders of AES Chigen Class A Common Stock.

     On November 8, 1996, representatives of Merrill Lynch, the Special Committee's financial advisor, discussed with Mr. Sharp the possibility of structuring a transaction at the 0.29 exchange ratio, but with a higher minimum value to be received by holders of AES Chigen Class A Common Stock. Following these discussions, Mr. Taft telephoned Mr. Bakke to discuss the possibility of a transaction at an exchange ratio of 0.29 of a share of AES Common Stock for each share of AES Chigen Class A Common Stock within a certain price range of AES Common Stock, but which provided that the fraction of a share of AES Common Stock to be received by the holders of AES Chigen Class A Common Stock, should the price of AES Common Stock move outside that range, would have a value of not less than $13.05. The $13.05 minimum value was selected as being generally reflective of market conditions at the time for AES Chigen Class A Common Stock (including the trading range of the AES Chigen Class A Common Stock of $9 1/4 to $13 3/4 between October 1, 1996 and November 7, 1996), and was the minimum value at which the financial advisor of the Special Committee had informally advised the Special Committee that it could deliver an appropriate opinion in a transaction with a fixed exchange ratio of 0.29. Mr. Bakke responded that he would be prepared to support a guarantee of a minimum value, but he felt that there should also be protection for AES should the price of a share of AES Common Stock rise significantly. During the discussions, Messrs. Taft and Bakke tentatively agreed that the value should be in the range of $13.05 to $14.50 and that the proposed amalgamation agreement should provide for reimbursement of expenses only and should not provide for a break-up fee.

     After Mr. Bakke indicated that he would be prepared to recommend such a transaction to the AES Board of Directors, Mr. Taft informed Mr. Bakke that he would instruct the Special Committee's legal counsel to contact legal counsel for AES so as to finalize the terms of a proposed amalgamation agreement and that, subject to obtaining a positive reaction from a majority of the other members of the Special Committee, a meeting of the Special Committee would be called for November 12, 1996 in Beijing to consider the revised terms.

     During the early evening on November 11, 1996, the Board of Directors of AES met telephonically to consider the proposed transaction. Following discussion, the AES Board of Directors determined to approve the proposed transaction.

     At about the same time in Beijing (where because of the difference in time zones it was early morning on November 12, 1996), the Special Committee (with Mr. Xiliang Feng absent) met with its legal and financial advisors to consider the proposed transaction. The Special Committee's legal advisors provided a description of the terms of the proposed agreement and reviewed changes to the draft agreement previously reviewed by the Special Committee. Merrill Lynch then delivered a presentation, described under "The Amalgamation -- Opinion of the Special Committee's Financial Advisor" regarding the financial terms of the proposed amalgamation. The Special Committee then received the oral opinion of Merrill Lynch, which was subsequently confirmed in a written opinion dated as of November 12, 1996, a copy of which is attached as Appendix B hereto, see "The Amalgamation -- Opinion of the Special Committee's Financial Advisor", to the effect that, as of such date, the consideration to be received by holders of AES Chigen Class A Common

Stock is fair to such holders from a financial point of view. After further discussion, the Special Committee, by the unanimous vote of those members present, resolved to recommend to the AES Chigen Board of Directors that the Board approve the amalgamation agreement (as approved on November 12, 1996, the "Original Amalgamation Agreement") and the transactions contemplated thereby and recommend to the holders of AES Chigen Class A Common Stock that they approve the Original Amalgamation Agreement and the transactions contemplated thereby.

     Immediately following the meeting of the Special Committee, the Board of Directors of AES Chigen met to consider the proposed transaction. The AES Chigen Board of Directors received a report from the Special Committee discussing the history of the negotiations, as well as the recommendation of the Special Committee described above. The AES Chigen Board of Directors then, by the unanimous vote of those directors present, approved the Original Amalgamation Agreement and the transactions contemplated thereby.

     On January 23, 1997, Mr. Luraschi spoke to Mr. Taft and advised him of AES's decision to remove the $14.50 per share limit on the maximum value to be received by holders of AES Chigen Class A Common Stock by removing the possibility of a downward adjustment to the 0.29 exchange ratio in the event that the price for AES Common Stock were to trade above $50 per share during the measuring period set forth in the Original Amalgamation Agreement, subject to the approval of the Board of Directors of AES. Mr. Taft indicated that the revised terms would be acceptable to the Special Committee because holders of AES Chigen Class A Common Stock would only benefit by the proposed revised terms.

     On January 30, 1997, the Board of Directors of AES met and approved the removal of the $14.50 per share cap on the exchange ratio and approved and adopted the Amalgamation Agreement (as revised from the Original Amalgamation Agreement).

     On February 12, 1997, the Special Committee met telephonically to consider certain revisions to the terms of the Amalgamation, including removal of the $14.50 per share cap on the value to be received by holders of AES Chigen Class A Common Stock, as embodied in the Amalgamation Agreement, as so revised. Following discussion, the Special Committee determined to approve the revised terms of the AES offer and the revised Amalgamation Agreement, and to recommend to the AES Chigen Board of Directors that the Board approve the revised Amalgamation Agreement.

     Immediately following the meeting of the Special Committee, the Board of Directors of AES Chigen met telephonically to consider the proposed revisions to the terms of the Amalgamation. The AES Chigen Board of Directors received the recommendation of the Special Committee described above. The AES Chigen Board of Directors then, by unanimous vote of those directors present, approved the revised Amalgamation Agreement.

REASONS FOR THE AMALGAMATION

     The Board of Directors of AES approved the Amalgamation because the Board believes it will enhance the potential for future development and financing of power projects in the PRC by AES, through AES Chigen or other subsidiaries or affiliates of AES. The Amalgamation will allow AES Chigen, or any other subsidiary or affiliate of AES pursuing business opportunities in the China power market, to (i) direct its business strategy more appropriately toward sustainable long-term performance, with less emphasis paid to short-term earnings performance, (ii) reduce administrative and operating costs, (iii) enhance AES Chigen's business performance through utilization of greater resources available to the combined companies, and (iv) use AES Common Stock as part of its compensation program to attract and retain qualified people at AES Chigen.

     In addition, the Board of AES believes the Amalgamation will significantly improve the liquidity for AES Chigen shareholders arising from low trading volumes in AES Chigen Class A Common Stock, while reducing the share price volatility associated with operating AES Chigen as a public company focused solely on a developing market such as the PRC.

     The Amalgamation will allow AES Chigen's shareholders to continue to share in a portion of the potential long-term gains in AES Chigen through the ownership of AES Common Stock following the Amalgamation, while diversifying their investment through ownership of common stock of AES, which invests in a variety of countries, and which has a more mature business.

TERMS OF THE AMALGAMATION

     At the Effective Time, and upon the terms and subject to the conditions set forth in the Amalgamation Agreement, AES Sub will be amalgamated with and into AES Chigen in accordance with the Companies Act. At and after the Effective Time, AES Chigen will continue in the form of the Amalgamated Company and will operate under the name AES China Generating Co. Ltd.

     EXCHANGE RATIO. As of the Effective Time, by virtue of the Amalgamation and without any action on the part of the holder of any shares of AES Chigen Class A Common Stock, each issued and outstanding share of AES Chigen Class A Common Stock shall be canceled in consideration of the right to receive AES Common Stock in the ratio of (i) 0.2900 of a share of AES Common Stock; provided, that should the average closing price of AES Common Stock on the NYSE (with fractions expressed as a decimal rounded to the nearest one ten-thousandth) over the 15 consecutive trading day period ending at the close of trading on the third trading day immediately prior to the date of the Special Meeting (the "Average Closing Price") be less than $45.00, shares of AES Chigen Class A Common Stock will be canceled in consideration of the right to receive a fraction of a share of AES Common Stock (expressed as a decimal rounded to the nearest one ten-thousandth) as is determined by dividing $13.05 by the Average Closing Price (the "Exchange Ratio" or the "Amalgamation Consideration"). AES has the right not to consummate the Amalgamation if the Exchange Ratio, as so determined, is greater than 0.3100. Fractional shares of AES Common Stock will not be issuable in connection with the Amalgamation. AES Chigen shareholders will receive cash, without interest, in lieu of fractional shares of AES Common Stock.

     The Exchange Ratio, the $13.05 and $45.00 floor amounts, and the maximum exchange ratio set forth as a condition to AES's obligations will be adjusted to reflect fully the effect of any stock split (including a consolidation) of AES Common Stock or a dividend payable in AES Common Stock, or any other distribution of securities or dividend (in cash or otherwise) to holders of AES Common Stock (including, without limitation, such a distribution made in connection with a recapitalization, reclassification, merger, consolidation, reorganization or similar transaction, but excluding any regular quarterly dividend paid in cash) occurring or having a record date after the date of the Amalgamation Agreement and prior to the Effective Time.

     As of the Effective Time, by virtue of the Amalgamation and without any action on the part of the holders of any shares of AES Chigen Common Stock, or any shares of AES Sub, each share of the capital stock of AES Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock of the Amalgamated Company; and each share of AES Chigen Common Stock that is owned by any subsidiary of AES Chigen and each share of AES Chigen Common Stock that is owned by AES, AES Sub or any other subsidiary of AES shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

     EFFECTIVE TIME OF AMALGAMATION; CLOSING DATE. The Amalgamation shall become effective at such time as a certificate of amalgamation (the "Certificate of Amalgamation") is duly issued by the Bermuda Registrar of Companies (the time the Amalgamation becomes effective being the "Effective Time"). The closing of the Amalgamation will take place at 10:00 a.m. on a date to be specified by AES or AES Sub, which may be on, but shall be no later than the third business day after, the day on which there shall have been satisfaction or waiver of the conditions as described under "Description of the Amalgamation
Agreement -- Conditions" below (the "Closing Date"), unless another date is agreed to in writing by the parties to the Amalgamation Agreement.

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

     AES Chigen Special Committee and Board of Directors.

     At a meeting of the Special Committee held on November 12, 1996, the Special Committee unanimously (with one member absent) determined (i) to approve and adopt the Original Amalgamation Agreement in substantially the form presented at the meeting, (ii) to approve the transactions contemplated thereby, including the Amalgamation, and (iii) to recommend to the holders of AES Chigen Class A Common Stock that they approve the Original Amalgamation Agreement and the transactions contemplated thereby.

     In reaching the determination described above, the Special Committee gave careful consideration, without assigning relative weights thereto, to a number of factors, including, without limitation, the following:

     (1) the Special Committee's familiarity with AES Chigen's business, assets, financial condition, results of operations, business strategy and prospects, and current trends in the markets in which it operates;

     (2) the value and type of the consideration to be received by AES Chigen's shareholders;

     (3) the oral opinion of Merrill Lynch delivered to the Special Committee at the meeting on November 12, 1996 and subsequently delivered to the Special Committee in writing to the effect that, as of such date, the consideration to be received by the holders of AES Chigen Class A Common Stock in the Amalgamation is fair to such holders from a financial point of view (a copy of Merrill Lynch's written opinion setting forth the assumptions made, general procedures followed, matters considered, and the limitations on the reviews undertaken, is attached as Appendix B hereto);

     (4) the opportunity for AES Chigen's shareholders to continue to share in the potential for long-term gains in AES Chigen through the ownership of AES Common Stock following the Amalgamation, while diversifying their risk through ownership of shares of AES, which invests in various countries;

     (5) the current environment in which AES Chigen operates and the potential benefits offered to AES Chigen by the transaction, including the rationalization of management and operating structure, the enhanced ability to focus on long term goals, the ability to use AES Common Stock as part of AES Chigen's compensation program and thereby enhance AES Chigen's ability to attract and retain qualified employees, and the greater resources available to the combined company;

     (6) the fact that the Original Amalgamation Agreement permits AES Chigen to terminate the Original Amalgamation Agreement to accept a Superior Proposal (as defined in "Description of the Amalgamation
         Agreement -- No Solicitation" below), recognizing, however, that AES's ownership position and certain of the terms of AES Chigen's Bye-laws may serve to deter certain bidders;

     (7) the other terms and conditions of the Original Amalgamation Agreement, including the parties' reciprocal representations, warranties and covenants and the conditions to their respective obligations; and

     (8) AES's existing ownership interest in AES Chigen and the terms of the Stock Purchase and Shareholder's Agreement between AES Chigen and AES which imposes restrictions on the ability of AES to make an unsolicited proposal for a combination transaction with AES Chigen.

     At a meeting of the Board of Directors of AES Chigen held immediately thereafter, the Board of Directors by a unanimous vote (with one member absent), based upon the recommendation of the Special Committee, determined (i) to approve and adopt the Original Amalgamation Agreement in substantially the form presented at the meeting, (ii) to approve the transactions contemplated thereby, including the Amalgamation and (iii) to recommend to the shareholders of AES Chigen that they approve the Original Amalgamation Agreement and the transactions contemplated thereby. See "The Amalgamation -- Background."

     At a meeting of the Special Committee held on February 12, 1997, the Special Committee considered certain revisions to the terms of the Amalgamation, including removal of the $14.50 per share cap on the value to be received by holders of AES Chigen Class A Common Stock, as embodied in the revised Amalgamation Agreement and unanimously (with one member absent and one member represented by another director pursuant to Section 91A of the Companies
Act) determined (i) to approve in all respects the Amalgamation Agreement in substantially the form reviewed by the Special Committee, (ii) to approve in all respects the transactions contemplated thereby and (iii) to recommend that the Board of Directors approve and adopt the Amalgamation Agreement in substantially the form presented at the meeting.

     At a meeting of the Board of Directors of AES Chigen held immediately thereafter, the Board of Directors, by a unanimous vote (with one member absent and one member represented by another director pursuant to Section 91A of the Companies Act), based upon the recommendation of the Special Committee, determined (i) to approve in all respects the Amalgamation Agreement in substantially the form reviewed by the Board of Directors, (ii) to approve in all respects the transactions contemplated thereby and (iii) to recommend to the shareholders of AES Chigen that they approve the Amalgamation Agreement and the transactions contemplated thereby.

     Members of the Special Committee.

     The members of the Special Committee are William Dykes, Xiliang Feng, Dr. Victor Hao Li and William H. Taft, IV.

     William Dykes has been a Class A Director of AES Chigen since February 1994. Mr. Dykes retired from Citibank N.A. in 1992 after 36 years of service. Since his retirement, Mr. Dykes has provided financial advisory services for international projects. Prior to his retirement, he spent 11 years as Managing Director of Citicorp International Limited in Hong Kong where he was responsible for providing financial advisory services and structuring major term loans to governments, corporations and projects in the Pacific basin. During that time he was responsible for Citibank's involvement in a number of major PRC-related financings, including the 700 MW Shajiao B project constructed by Hopewell Holdings Limited in Guangdong Province.

     Xiliang Feng has been a Class A Director of AES Chigen since March 1995. Since 1991, Mr. Feng has been Editor-in-Chief Emeritus and Special Advisor to the China Daily newspaper and Chairman of the China Daily Distribution Corporation in New York. Mr. Feng has also been Senior Consultant to "WINDOW" newsmagazine of Hong Kong since 1991. Born in Shanghai in 1920, Mr. Feng received a bachelor's degree in journalism from St. John's University in Shanghai, a master's degree in journalism from the University of Missouri and was a Professional Journalism Fellow at Stanford University in 1983. He was awarded The Missouri Medal of Honor for Distinguished Service in Journalism awarded by the University of Missouri in 1984. He has been a member of the National Committee of the Chinese People's Political Consultative Conference since 1987. Mr. Feng is a trustee of the International Center for Communications at San Diego State University and a member of the Pacific Communications Research Council.

     Dr. Victor Hao Li has been a Class A Director of AES Chigen since February 1994. Since 1991, Dr. Li has been Co-Chairman of the Asia Pacific Consulting Group of Watanabe, Ing & Kawashima in Honolulu, Hawaii and is a specialist in Asian law. From 1981 to 1990, he served as President of the East-West Center, a federally supported research center. He currently serves on the Board of Directors of Hawaiian Electric Industries, Inc., a utility customer of AES Barbers Point, Inc., a subsidiary of AES. Born in China, Dr. Li graduated from Columbia College and Columbia Law School and holds two post-graduate degrees from Harvard Law School.

     William H. Taft, IV has been a Class A Director of AES Chigen since April 1994. Mr. Taft joined the law firm of Fried, Frank, Harris, Shriver and Jacobson in September 1992 and is a partner in the firm's Washington, D.C. office. From 1989 until 1992 he was U.S. Permanent Representative of NATO. Prior to coming to NATO, Mr. Taft served as Deputy Secretary of Defense from January 1984 until April 1989 and as Acting Secretary of Defense from January to March 1989. From 1981 until 1984, Mr. Taft served as Department of Defense General Counsel. Prior to his initial appointment to the Department of Defense, Mr. Taft was engaged in the practice of law in Washington, D.C. from 1977 to 1981. Before entering private practice, he served in various positions at the Federal Trade Commission, the Office of Management and

Budget, and the Department of Health, Education and Welfare (HEW), highlighted by his appointment by President Ford in 1976 to serve as General Counsel of HEW.

     AES Board of Directors.

     On November 11, 1996, the Board of Directors of AES determined that the Amalgamation is in the best interests of AES and its stockholders and approved and adopted the Original Amalgamation Agreement and approved the transactions contemplated thereby. On January 30, 1997, the Board of Directors approved the removal of the $14.50 per share cap on the value to be received by holders of AES Chigen Class A Common Stock, approved and adopted the revised Amalgamation Agreement and approved the transactions contemplated thereby.

OPINION OF THE SPECIAL COMMITTEE'S FINANCIAL ADVISOR

     On November 12, 1996, Merrill Lynch delivered its oral opinion, which was subsequently confirmed in a written opinion dated as of November 12, 1996 (the "Merrill Lynch Opinion"), to the Special Committee to the effect that, as of such date, the proposed consideration to be received by the holders of the AES Chigen Class A Common Stock in the Amalgamation was fair to such holders from a financial point of view.

     A copy of the Merrill Lynch Opinion, which sets forth the assumptions made, general procedures followed, matters considered, and limitations on the reviews undertaken, is attached as Appendix B hereto and incorporated herein by reference. The Merrill Lynch Opinion is directed only to the fairness, from a financial point of view, to the holders of the AES Chigen Class A Common Stock of the proposed consideration to be received by them in the Amalgamation and does not address AES Chigen's underlying business decision to effect the Amalgamation or constitute a recommendation to any AES Chigen shareholder as to how such shareholder should vote with respect to the Amalgamation. At the time the Merrill Lynch Opinion was rendered, the Exchange Ratio included a downward adjustment providing that in the event that as of the Effective Time the Average Closing Price exceeded $50.00, shares of AES Chigen Class A Common Stock would be canceled in consideration of the right to receive a fraction of a share of AES Common Stock as would be determined by dividing $14.50 by the Average Closing Price. As described in "The Amalgamation -- Background," the foregoing downward adjustment to the Exchange Ratio was subsequently eliminated. The summary of the Merrill Lynch Opinion set forth below is qualified in its entirety by reference to the full text of such opinion attached as Appendix B hereto. Shareholders are urged to read the opinion in its entirety.

     In arriving at the Merrill Lynch Opinion, Merrill Lynch, among other things, (i) reviewed AES Chigen's Annual Report, Form 10-K and related financial information for each of the two fiscal years in the period ended November 30, 1995 and AES Chigen's Form 10-Q and the related unaudited financial information for each of the quarterly periods ending August 31, 1996, May 31, 1996 and February 28, 1996; (ii) reviewed AES Chigen's initial public offering prospectus dated February 24, 1994 and AES Chigen's Form S-3 Registration Statement dated October 16, 1996; (iii) reviewed AES's Annual Report, Form 10-K and related financial information for each of the five fiscal years in the period ended December 31, 1995 and AES's Form 10-Q and the related unaudited financial information for each of the quarterly periods ending March 31, 1996 and June 30, 1996; (iv) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of AES Chigen and AES, furnished to Merrill Lynch by AES Chigen and AES, respectively; (v) conducted discussions with members of senior management of AES Chigen and AES concerning their respective businesses and prospects; (vi) reviewed the historical market prices and trading activity for the AES Chigen Class A Common Stock and the AES Common Stock and compared them with those of certain publicly traded companies which Merrill Lynch deemed to be comparable to AES Chigen and AES, respectively; (vii) compared the results of operations of AES Chigen and AES with those of certain companies which Merrill Lynch deemed to be comparable to AES Chigen and AES, respectively; (viii) compared the proposed financial terms of the Amalgamation with the financial terms of certain other mergers and acquisitions which Merrill Lynch deemed to be relevant; (ix) reviewed a draft of the Amalgamation Agreement dated November 9, 1996, which the Special Committee advised Merrill Lynch would be identical in all material respects to the Amalgamation Agreement as executed; and (x) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as Merrill Lynch deemed necessary.

     In preparing the Merrill Lynch Opinion, Merrill Lynch, with the Special Committee's consent, relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch by AES Chigen and AES and Merrill Lynch did not independently verify such information or undertake an independent appraisal of the assets or liabilities of AES Chigen or AES. With respect to the financial forecasts furnished by AES Chigen and AES, Merrill Lynch assumed that such forecasts had been reasonably prepared and reflected the best currently available estimates and judgment of AES Chigen's and AES's management as to the expected future financial performance of AES Chigen or AES, as the case may be. The Merrill Lynch Opinion necessarily was based on market, economic, financial and other conditions as they existed and could be evaluated as of the date of the Merrill Lynch Opinion.

     In connection with the preparation of the Merrill Lynch Opinion, Merrill Lynch was not authorized by AES Chigen or its Board of Directors or the Special Committee to solicit, nor did Merrill Lynch solicit, third-party indications of interest for the acquisition of all or any part of AES Chigen.

     The following is a summary of the analyses performed by Merrill Lynch in connection with the Merrill Lynch Opinion which were described by Merrill Lynch in connection with a presentation to the Special Committee on November 12, 1996.

     Purchase Price Analysis. Merrill Lynch performed an analysis of the Amalgamation which indicated an implied offer value of $13.30 (the "Implied Offer Value") per share of AES Chigen Class A Common Stock based on the November 8, 1996 AES Common Stock price of $45.88 per share and using an exchange ratio of 0.29 shares of AES Common Stock per share of AES Chigen Class A Common Stock (the "Base Exchange Ratio"). The Implied Offer Value represented a 5.0% discount to the price per share of AES Chigen Class A Common Stock of $14.00 on November 8, 1996, a 4.3% premium to the price per share of AES Chigen Class A Common Stock at November 6, 1996, a 6.4% premium to the price per share of AES Chigen Class A Common Stock at October 14, 1996 (the date of Merrill Lynch's appointment as financial advisor to the Special Committee), a 45.8% premium to the price per share of AES Chigen Class A Common Stock at August 1, 1996 (the date of commencement of discussions between AES and AES Chigen regarding the Amalgamation), a 2.8% premium to the average price per share of AES Chigen Class A Common Stock during the thirty day period ending on November 8, 1996, a 40.6% premium to the average price per share of AES Chigen Class A Common Stock during the twelve month period ending on November 8, 1996 and a 30.7% premium to the average price per share of AES Chigen Class A Common Stock since the initial public offering of the AES Chigen Class A Common Stock on February 24, 1994. An analysis of the ratios of an offer value of $209.2 million (based on the Implied Offer Value and the fully diluted number of shares outstanding of AES Chigen Class A Common Stock (assuming the exercise of all options and their exchange into AES Chigen Class A Common Stock) and the AES Chigen Class B Common Stock) (the "Fully Diluted Offer Value") to AES Chigen's 1997 estimated earnings of $11.4 million and 1998 estimated earnings of $34.4 million (in each case based on base case projections as such projections are described under "Discounted Cash Flow Analysis" below), yielded multiples of 18.4x and 6.1x, respectively. An analysis of the ratios of the Fully Diluted Offer Value to 1997 estimated earnings per share of $0.55 and 1998 estimated earnings per share of $1.35 (in each case based on the report of a research analyst) yielded multiples of 24.2x and 9.9x, respectively.

     Historical Stock Price and Exchange Ratio Analyses. Merrill Lynch reviewed the performance of the per share daily closing market price of the AES Chigen Class A Common Stock over the period from February 24, 1994 to November 8, 1996 and compared such daily closing prices with the performance of the Standard & Poor's 500 Index. Merrill Lynch also reviewed the performance of the per share daily closing market price of the AES Common Stock over the same period and compared such daily closing prices with the Standard & Poor's 500 Index. In addition, Merrill Lynch compared the historical market price per share of the AES Chigen Class A Common Stock to the historical market price per share of the AES Common Stock for the period February 24, 1994 to November 8, 1996. Such comparisons indicated that during the period from February 24, 1994 to November 8, 1996, the price per share of the AES Chigen Class A Common Stock declined by 12.5%, the Standard & Poor's 500 Index increased by 57.4%, and the price per share of the AES Common Stock increased by 98.9%. Such further analysis indicated that the implied exchange ratio at market prices of the number of shares of AES Common Stock necessary to equal one share of AES Chigen Class A Common Stock over such period ranged from the lowest exchange ratio of
0.24 towards the end of the period to the highest exchange ratio of 0.76 towards the beginning of the period. The Base Exchange Ratio was within such range.

     Analysis of Selected Publicly-Traded Comparable Companies. Merrill Lynch compared AES Chigen to two power companies operated in China deemed by Merrill Lynch to be reasonably similar to AES Chigen: Huaneng Power and Shandong Huaneng (the "Comparable Companies").

     Merrill Lynch determined trading multiples for the Comparable Companies of price to book value as of June 30, 1996 and multiples for the Comparable Companies of 1998 estimated price to earnings (based on selected research reports). An analysis of the multiples for the Comparable Companies produced the following results: (i) price to book value as of June 30, 1996 yielded an average multiple of 1.11x; and (ii) 1998 estimated price to earnings yielded an average multiple of 8.4x. Merrill Lynch then compared the results of such analyses for the Comparable Companies to the corresponding results for AES Chigen. Applying the average multiple for price to book value as of June 30, 1996, Merrill Lynch calculated an implied value of $11.50 per share of AES Chigen Class A Common Stock. Applying the average multiple for 1998 estimated price to earnings (based on the selected research reports referred to above), Merrill Lynch calculated an implied value of $13.50 per share of AES Chigen Class A Common Stock.

     Merrill Lynch considered the companies utilized in the above analysis to be reasonably similar to AES Chigen because each participates in the power industry in China, but, neither of these companies is identical to AES Chigen. Accordingly, an analysis of the results of the foregoing is not purely mathematical. Rather, it involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the companies and other factors that could affect the public trading value of the comparable companies or company to which they are being compared.

     Analysis of Selected Acquisition Transactions. Merrill Lynch reviewed certain publicly available information regarding 32 selected acquisition transactions, announced since February 15, 1989, involving minority interest repurchases and consideration in excess of $100 million (collectively, the "Comparable Transactions"). The Comparable Transactions, in reverse chronological order of public announcement were the following (listed by seller/acquiror): GEICO Corp./Berkshire Hathaway Inc.; REN Corp.-USA/COBE Laboratories (Gambro AB); Bic Corp./BIC SA; Club Med Inc./Club Mediterranee S.A.; Fleet Mortgage Group Inc./Fleet Financial Group Inc.; Pacific Telecom/PacifiCorp; Contel Cellular Inc./GTE Corp.; Chemical Waste Management Inc./WMX Technologies Inc.; Ogden Projects Inc./Ogden Corp.; Diamond Shamrock Offshore/Burlington Resources Inc.; Medical Marketing Group Inc./Medco Containment Services Inc.; Brand Cos Inc./Rust International Inc.; PHLCORP Inc./Leucadia National Corp.; Unocal Exploration Corp./Unocal Corp.; American Television & Commun./Time Warner; United Artists Entertainment/Tele-Communications Inc.; Hamilton Oil Corp./BHP Hldgs (USA) Inc. (Broken Hill); Ocean Drilling & Exploration/Murphy Oil Corp.; US WEST New Vector Group Inc./US West Inc.; Freeport-McMoRan Oil and Gas/Freeport-McMoRan Inc.; Mack Trucks Inc./Renault Vehicules Industriels; Shearson Lehman Brothers Hldgs/American Express Co.; Esselte Business Systems Inc./Esselte AB; Telerate Inc./Dow Jones & Co. Inc.; HIMONT Inc./Montedison SpA; Wheelabrator Technologies Inc./Wheelabrator Technologies Inc.; AL Williams Corp./Primerica Corp.; Fisher Scientific Grp /Henley Group Inc.; WestMarc Communications Inc./Tele-Communications Inc.; Centel Cable Television Co./Centel Corp.; Sizzler Restaurants Intl. Inc./Collins Foods International; Enserch Exploration Partners/ENSERCH Corp.

     For each of the Comparable Transactions Merrill Lynch compiled figures illustrating, among other things, the premiums to market price at one day and one month prior to the announcement date of each such Comparable Transaction. The figures with respect to all of the Comparable Transactions produced (i) a mean premium of 19.8% and a median premium of 19.2% at one day prior to the announcement date and (ii) a mean premium of 27.6% and a median premium of 25.7% at one month prior to the announcement date. The figures with respect to only those Comparable Transactions involving consideration in the form of stock produced (i) a mean premium of 18.3% and a median premium of 16.2% at one day prior to the announcement date and (ii) a mean premium of 31.9% and a median premium of 22.9% at one month prior to the announcement date. Merrill Lynch then calculated the implied value per share of the AES Chigen Class A Common Stock based on premiums derived from Merrill Lynch's analysis of the Comparable Transactions and ranging from 20% to 30%. Based on its analysis, Merrill Lynch calculated that the Comparable Transactions indicated a value range per share of the AES Chigen Class A Common Stock that was from $15.00 to $16.25 per share, more than the Implied Offer Value.

     Merrill Lynch considered the Comparable Transactions utilized in the above analysis to be reasonably comparable to the Amalgamation because each involved minority interest repurchases and consideration in excess of $100 million, but no company, business or transaction used in the Comparable Transaction analysis is identical to AES Chigen or the Amalgamation. Accordingly, an analysis of the results of the foregoing is not purely mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the comparable companies or AES Chigen, the business segments being compared, or the transaction values of the Comparable Transactions or the Amalgamation.

     Discounted Cash Flow Analysis. Merrill Lynch performed a low value range and a high value range portfolio discounted cash flow analysis of AES Chigen, based upon projections prepared by AES Chigen's management with respect to a downside case, a base case and an upside case for the expected life of each project in the portfolio. Merrill Lynch also performed a low value range and a high value range project by project discounted cash flow analysis of AES Chigen based upon projections prepared by AES Chigen's management with respect to the base case for the expected life of each such project. Merrill Lynch was advised that the downside case was based on the minimum electricity purchase commitments set out in the power purchase agreements for AES Chigen's projects, the base case was based on management's expected sales of electricity from AES Chigen's projects and the upside case was based on management's expected additional sales of electricity if the main customer of the Jiaozuo project completes a significant expansion program by the year 1999. In all cases Merrill Lynch included $20 million of franchise value based upon the estimate of premiums that willing buyers would be willing to pay for market entry into potentially attractive markets via established entities. Utilizing these projections, Merrill Lynch calculated a range of values based upon the discounted net present value of AES Chigen's stream of projected after-tax free cash flow over the expected life of each project in the portfolio. In performing the portfolio discounted cash flow analysis, Merrill Lynch applied discount rates reflecting a weighted average cost of capital ranging from 13% to 17% to the consolidated projected after-tax free cash flow for all of the projects in the portfolio. In the project by project analysis Merrill Lynch applied discount rates ranging from 13% to 17% to the projected after-tax free cash flow for each of the operating and late-stage construction projects and 17% to 19% for each of the development projects. Based on this analysis, Merrill Lynch calculated a range of values per share of AES Chigen Class A Common Stock of $9.75 to $11.75, $11.75 to $14.00, $12.25 to $14.50 and $11.44 to $13.78 in the downside case, the base case, the upside case, and the project by project case, respectively. The Implied Offer Value was above or within the range of such values.

     Present Value of Implied Future Stock Price. Merrill Lynch calculated a present value of the estimated price of the AES Chigen Class A Common Stock in the year 2000. Merrill Lynch estimated AES Chigen's equity value in 2000 based on price to earnings multiples of 11.0x to 13.0x of projected 2000 net income (based on AES Chigen's base case projections). Such projected future stock price was discounted (using equity discount rates of 15% and 18%) to a range of present values of approximately $14.00 to $18.50, which in each case was above the Implied Offer Value.

     AES Valuation. In evaluating the value of the AES Common Stock proposed to be issued in the Amalgamation, Merrill Lynch reviewed the market price of the AES Common Stock and performed certain analyses based on certain research reports and on AES's management projections. Such analyses included a comparable public company analysis, a portfolio discounted cash flow analysis (based on AES's management projections), a project by project discounted cash flow analysis and an analysis of the present value of the implied future price of AES Common Stock. These analyses indicated values per share of AES Common Stock of $37.50 to $48.00, $49.25 to $58.50, $36.50 to $54.75 and $47.00 to $57.25,
respectively. The closing
market price of the AES Common Stock on the NYSE on November 8, 1996 of $45.88 per share was within or below each such range of values.

     Relative Implied Exchange Ratio Valuation. Utilizing both the low and high value ranges in the project by project discounted cash flow analysis for AES Chigen and for AES, Merrill Lynch calculated an implied exchange ratio of the number of shares of AES Common Stock that would be exchangeable for one share of AES Chigen Class A Common Stock. Merrill Lynch's calculations produced the following results: (i) with respect to AES Chigen's downside case, the implied exchange ratio was 0.22 (utilizing the high value range for each of AES Chigen and AES) and 0.27 (utilizing the low value range for each of AES Chigen and
AES); (ii) with respect to AES Chigen's base case, the implied exchange ratio was 0.26 (utilizing the high value range for each of AES Chigen and AES) and
0.32 (utilizing the low value range for each of AES Chigen and AES) and (iii) with respect to AES Chigen's upside case, the implied exchange ratio was 0.27 (utilizing the high value range for each of AES Chigen and AES) and 0.34 (utilizing the low value range for each of AES Chigen and AES). The Base Exchange Ratio was within the range of implied exchange ratios for the base case and the upside case.

     In addition Merrill Lynch calculated an implied exchange ratio based on its review of the historical market value of the AES Chigen Class A Common Stock and the AES Common Stock (based on an average implied exchange rate of 0.28 and 0.35 for the three months preceding November 8, 1996 and the twelve months preceding November 8, 1996, respectively), its comparable public company analyses for AES Chigen and AES and its calculation of the present value of the implied future stock price of AES Chigen and of AES (using base case projections for AES Chigen and AES). Merrill Lynch's calculations produced the following results: (i) with respect to the historical market value the implied exchange ratio ranged from
0.28 to 0.35, (ii) with respect to the comparable public company analysis, the implied exchange ratio ranged from 0.29 to 0.31 and (iii) with respect to the present value of the implied future stock price, the implied exchange ratio ranged from 0.30 to 0.32. The Base Exchange Ratio was within the range of the implied exchange ratios for the historical market value and comparable company analyses.

     Pro Forma Merger Analysis. Utilizing the Base Exchange Ratio, Merrill Lynch analyzed certain pro forma effects resulting from the Amalgamation, including the effect on AES Chigen's projected earnings per share and the future stock price of AES Chigen (in each case based on selected research reports and on management forecasts).

     The foregoing summary does not purport to be a complete description of the analyses performed by Merrill Lynch or of its presentation to the Special Committee. The preparation of financial analyses and fairness opinions is a complex process and is not necessarily susceptible to partial analysis or summary description. Merrill Lynch believes that its analyses (and the summary set forth above) must be considered as a whole, and that selecting portions of such analyses and of the factors considered by them, without considering all such analyses and factors, could create an incomplete and misleading view of the processes underlying the analyses conducted by Merrill Lynch and its opinion. Merrill Lynch did not make any attempt to assign specific weights to particular analyses in preparing its opinion. In performing its analyses, Merrill Lynch made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of AES Chigen and AES. Any estimates contained in Merrill Lynch's analyses are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or to reflect the prices at which such companies may actually be sold. Because such estimates are inherently subject to uncertainty, none of Merrill Lynch, AES Chigen, AES, or any other person assumes responsibility for their accuracy.

     As part of its investment banking business, Merrill Lynch is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions. The Special Committee retained Merrill Lynch to act as its financial advisor because Merrill Lynch is an internationally recognized investment banking firm with substantial experience in transactions similar to the Amalgamation.

     Merrill Lynch has, in the past, provided financing services to AES Chigen, and has received fees for the rendering of such services. In addition, in the ordinary course of business, Merrill Lynch may actively trade the AES Chigen Class A Common Stock as well as the AES Common Stock for Merrill Lynch's own account, for the accounts of its affiliates and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     For its financial advisory services in connection with the Amalgamation, AES Chigen paid Merrill Lynch US $100,000 as of October 15, 1996, the date of its engagement by the Special Committee, and an additional fee of US $400,000 on the date Merrill Lynch delivered the Merrill Lynch Opinion. AES Chigen has also agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses, including fees and expenses of its legal counsel, and to indemnify Merrill Lynch and certain related persons against certain liabilities in connection with its engagement, including certain liabilities under the federal securities laws.

     THE FOREGOING DESCRIPTION OF THE OPINION AND PRESENTATION OF MERRILL LYNCH CONTAINS FORWARD LOOKING INFORMATION. SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION" FOR INFORMATION WITH RESPECT TO THE FACTORS THAT MAY AFFECT SUCH INFORMATION. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THE PROJECTIONS AND FORECASTS FURNISHED TO THE FINANCIAL ADVISOR RENDERING THE OPINION DESCRIBED ABOVE WERE PREPARED BY THE RESPECTIVE MANAGEMENTS OF AES OR AES CHIGEN. NEITHER AES NOR AES CHIGEN PUBLICLY DISCLOSES INTERNAL MANAGEMENT PROJECTIONS OF THE TYPE PROVIDED TO SUCH FINANCIAL ADVISOR IN CONNECTION WITH SUCH FINANCIAL ADVISOR'S ANALYSIS OF THE AMALGAMATION, AND SUCH PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARD PUBLIC DISCLOSURE. THESE PROJECTIONS WERE BASED ON NUMEROUS VARIABLES AND ASSUMPTIONS THAT ARE INHERENTLY UNCERTAIN AND MAY BE BEYOND THE CONTROL OF MANAGEMENT, INCLUDING, WITHOUT LIMITATION, FACTORS RELATED TO GENERAL ECONOMIC AND COMPETITIVE CONDITIONS AND PREVAILING INTEREST RATES. ACCORDINGLY, ACTUAL RESULTS COULD VARY SIGNIFICANTLY FROM THOSE SET FORTH IN SUCH PROJECTIONS.

ACCOUNTING TREATMENT

     The Amalgamation will be accounted for as a purchase under generally accepted accounting principles.

PROCEDURES FOR CANCELLATION OF AES CHIGEN CLASS A COMMON STOCK AND ISSUANCE OF AES COMMON STOCK

     The manner of making payment for the cancellation of AES Chigen Class A Common Stock in the Amalgamation is described below.

     At the Effective Time, AES shall make available to First Chicago Trust Company of New York (the "Exchange Agent"), for the benefit of those persons who immediately prior to the Effective Time were the holders of AES Chigen Class A Common Stock, a sufficient number of certificates representing shares of AES Common Stock required to effect the delivery of the aggregate Amalgamation Consideration required to be issued pursuant to the Amalgamation Agreement (the certificates representing shares of AES Common Stock comprising such aggregate Amalgamation Consideration being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the shares of AES Common Stock contemplated to be issued pursuant to the Amalgamation Agreement. The Exchange Fund shall not be used for any other purpose.

     Promptly after the Effective Time, the Exchange Agent shall mail to each registered holder (other than Dissenting Shareholders) of a certificate or certificates which immediately prior to the Effective Time represented outstanding AES Chigen Class A Common Stock (the "Certificates") (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates for the Amalgamation Consideration. Upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal duly executed and any other required documents, the holder of such Certificates shall be entitled to receive for each of the shares of AES

Chigen Class A Common Stock represented by such Certificates the Amalgamation Consideration and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, Certificates shall represent solely the right to receive the Amalgamation Consideration and any cash in lieu of fractional shares of AES Common Stock as contemplated by the Amalgamation Agreement with respect to each of the shares of AES Chigen Class A Common Stock represented thereby. No dividends or other distributions that are declared after the Effective Time on shares of AES Common Stock and payable to the holders of record thereof after the Effective Time will be paid to persons entitled by reason of the Amalgamation to receive shares of AES Common Stock until such persons surrender their Certificates. Upon such surrender, there shall be paid to the person in whose name shares of AES Common Stock are issued any dividends or other distributions having a record date after the Effective Time and payable with respect to such shares of AES Common Stock between the Effective Time and the time of such surrender. After such surrender there shall be paid to the person in whose name shares of AES Common Stock are issued any dividends or other distributions on such shares of AES Common Stock which shall have a record date after the Effective Time and prior to such surrender and a payment date after such surrender and such payment shall be made on such payment date. In no event shall the persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. If any cash or any certificate representing shares of AES Common Stock is to be paid to or issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such shares of AES Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party to the Amalgamation Agreement shall be liable to a holder of AES Chigen Class A Common Stock for any shares of AES Common Stock or dividends thereon or cash in lieu of fractional interests delivered to a public official pursuant to applicable escheat law. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to shares of AES Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares of AES Common Stock for the account of the persons entitled thereto.

     Any portion of the Exchange Fund which remains unclaimed by the former shareholders of AES Chigen for one year after the Effective Time shall be delivered to AES, upon demand of AES, and any former shareholders of AES Chigen shall thereafter look only to AES for payment of their claim for the Amalgamation Consideration.

     If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Amalgamated Company, the execution of an indemnity agreement by such person and/or the posting by such person of a bond in such reasonable amount as the Amalgamated Company may reasonably direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of AES Common Stock, cash in lieu of fractional shares of AES Common Stock and unpaid dividends and distributions on shares of AES Common Stock deliverable in respect thereof pursuant to the Amalgamation Agreement.

     No fractional shares of AES Common Stock shall be issued in the Amalgamation and no fractional share interests will entitle the owner thereof to vote or to any rights of a stockholder of AES. In lieu of any such fractional shares, each holder of shares of AES Chigen Class A Common Stock who would otherwise have been entitled to a fraction of a share of AES Common Stock upon surrender of Certificates for cancellation pursuant to the Amalgamation Agreement, after aggregating all shares of AES Common Stock which such holder would be entitled to receive under the Amalgamation Agreement, will be paid an amount in cash (without interest) equal to the closing price per share of AES Common Stock on the NYSE on the trading day prior to the day on which the Effective Time occurs (with fractions expressed as a decimal rounded to the nearest one ten-thousandth) multiplied by the Exchange Ratio. As soon as practicable after the determination of the amount of cash to be paid to former shareholders of AES Chigen in lieu of any fractional interests, the

Exchange Agent shall make available in accordance with the Amalgamation Agreement such amounts to such former shareholders.

     No transfers of shares of AES Chigen Class A Common Stock shall be made on the share transfer books of AES Chigen after the close of business on the day prior to the date of the Effective Time.

TREATMENT OF STOCK OPTIONS

     Pursuant to the AES China Generating Co. Ltd. Incentive Stock Option Plan (the "AES Chigen Option Plan"), all outstanding options issued thereunder (the "Options") will, as of the Effective Time, automatically and without any action on the part of the holder thereof, become options for AES Common Stock. The AES Chigen Option Plan shall remain in full force and effect after the Effective Time unless otherwise amended or terminated in accordance with the plan document. The number of shares of AES Common Stock to which holders of the Options will be entitled will be that number of shares of AES Common Stock which such holders would have received if such holders had exercised their options immediately prior to the Effective Time. The date of grant for each such Option shall be the date on which the corresponding option was originally granted.

     At the Effective Time, AES shall reserve for issuance the number of shares of AES Common Stock that will become issuable upon the exercise of the Options. Nothing shall affect the schedule of vesting (or the acceleration thereof) with respect to the Options.

     As soon as practicable after the Effective Time, AES will file a registration statement or registration statements on Form S-8 (or any successor form), or another appropriate form with respect to the shares of AES Common Stock subject to the Options, and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus contained therein) for so long as any Options remain outstanding.

     After the Effective Time, no further grants will be made under the AES Chigen Option Plan. It is the intention of AES to grant future stock options to eligible AES Chigen employees under The AES Corporation Incentive Stock Option Plan.

RESALE RESTRICTIONS

     Except as provided below, all shares of AES Common Stock received by AES Chigen shareholders in the Amalgamation will be freely transferable. Subject to the requirements of applicable law, certificates surrendered for exchange by any person constituting an "affiliate" of AES Chigen for purposes of Rule 145 under the Securities Act of 1933, as amended (the "Securities Act"), shall not be exchanged for certificates representing shares of AES Common Stock until AES has received from such person a written "affiliate" agreement in a form reasonably acceptable to AES. AES Chigen shall use reasonable efforts to cause each such person to deliver such written agreement to AES on or prior to the Closing Date.

                   DESCRIPTION OF THE AMALGAMATION AGREEMENT

     The following is a summary of material provisions of the Amalgamation Agreement, which is included as Appendix A to this Proxy Statement/Prospectus and is incorporated herein by reference. This summary is qualified in its entirety by reference to the Amalgamation Agreement. For certain defined terms used in the summary below, see "Description of the Amalgamation
Agreement -- Certain Definitions".

     The Amalgamation

     At the Effective Time, and upon the terms and subject to the conditions set forth in the Amalgamation Agreement, AES Sub will be amalgamated with and into AES Chigen in accordance with the Companies Act. AES Chigen will continue in the form of the Amalgamated Company and shall operate under the name AES China Generating Co. Ltd.

     The Amalgamation Consideration

     In the Amalgamation, each issued and outstanding share of AES Chigen Class A Common Stock shall be canceled in consideration of the right to receive AES Common Stock in the ratio of 0.2900 of a share of AES Common Stock; provided, that should the average closing price of AES Common Stock on the NYSE (with fractions expressed as a decimal rounded to the nearest one ten-thousandth) over the 15 consecutive trading day period ending at the close of trading on the third trading day immediately prior to the date of the Special Meeting (the "Average Closing Price") be less than $45.00, shares of AES Chigen Class A Common Stock will be canceled in consideration of the right to receive a fraction of a share of AES Common Stock (expressed as a decimal rounded to the nearest one ten-thousandth) as is determined by dividing $13.05 by the Average Closing Price (the "Exchange Ratio" or the "Amalgamation Consideration"). AES has the right not to consummate the Amalgamation if the Exchange Ratio, as so determined, is greater than 0.3100. Fractional shares of AES Common Stock will not be issuable in connection with the Amalgamation. AES Chigen shareholders will receive cash, without interest, in lieu of fractional shares of AES Common Stock.

     The following table indicates the Exchange Ratio assuming various Average Closing Prices, with the resulting value to be received for each share of AES Chigen Class A Common Stock:

                                                 VALUE TO BE RECEIVED FOR
                                                 EACH SHARE OF AES CHIGEN
AVERAGE CLOSING PRICE       EXCHANGE RATIO         CLASS A COMMON STOCK
---------------------       --------------       ------------------------
       $42 1/8              0.3098(1)                 $13.05
       $43                  0.3035                    $13.05
       $44                  0.2966                    $13.05
       $45                  0.29                      $13.05
       $46                  0.29                      $13.34
       $47                  0.29                      $13.63
       $48                  0.29                      $13.92
       $49                  0.29                      $14.21
       $50                  0.29                      $14.50
       $51                  0.29                      $14.79
       $52                  0.29                      $15.08
       $53                  0.29                      $15.37
       $54                  0.29                      $15.66
       $55                  0.29                      $15.95
       $56                  0.29                      $16.24
       $57                  0.29                      $16.53
       $58                  0.29                      $16.82
       $59                  0.29                      $17.11
       $60                  0.29                      $17.40
       $61                  0.29                      $17.69
       $62                  0.29                      $17.98
       $63                  0.29                      $18.27
       $64                  0.29                      $18.56
       $65                  0.29                      $18.85
       $66                  0.29                      $19.14
       $67                  0.29                      $19.43
       $68                  0.29                      $19.72
       $69                  0.29                      $20.01
       $70(2)               0.29                      $20.30

---------------
(1) AES will have the right not to consummate the Amalgamation if the Exchange Ratio is greater than 0.3100.

(2) For each additional one dollar increase in the Average Closing Price of AES Common Stock, the value to be received for each share of AES Chigen Class A Common Stock increases by $0.29.

     The Exchange Ratio, the $13.05 and $45.00 floor amounts, and the maximum exchange ratio set forth as a condition to AES's obligations will be adjusted to reflect fully the effect of any stock split (including a consolidation) of AES Common Stock or a dividend payable in AES Common Stock, or any other distribution of securities or dividend (in cash or otherwise) to holders of AES Common Stock (including, without limitation, such a distribution made in connection with a recapitalization, reclassification, merger, consolidation, reorganization or similar transaction, but excluding any regular quarterly dividend paid in cash) occurring or having a record date after the date of the Amalgamation Agreement and prior to the Effective Time.

     As of the Effective Time, by virtue of the Amalgamation and without any action on the part of the holders of any shares of AES Chigen Common Stock, or any shares of AES Sub, each share of the capital stock of AES Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock of the Amalgamated Company. Each share of AES Chigen Common Stock that is owned by any subsidiary of AES Chigen and each share of AES Chigen Common Stock that is owned by AES, AES Sub or any other subsidiary of AES shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

     Directors, Executive Officers and Organizational Documents

     The Amalgamation Agreement provides that Roger W. Sant, Dennis W. Bakke and Robert F. Hemphill, Jr. will be the directors of the Amalgamated Company, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     The Amalgamation Agreement also provides that the executive officers of AES Chigen immediately prior to the Effective Time shall be the executive officers of the Amalgamated Company, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     Further, the memorandum of association of AES Chigen as in effect immediately prior to the Effective Time shall be the memorandum of association of the Amalgamated Company until thereafter changed or amended as provided therein or by applicable law; and the Bye-laws of AES Chigen shall be the bye-laws of the Amalgamated Company, until thereafter changed or amended as provided therein or by applicable law. The registration number of the Amalgamated Company in Bermuda after the Effective Time shall be the same registration number as that of AES Chigen immediately prior to the Effective Time.

     Representations and Warranties

     The Amalgamation Agreement contains various customary representations and warranties of AES, AES Sub and AES Chigen. The Amalgamation Agreement contains representations and warranties of AES Chigen as to, among other things, its organization, standing and corporate power, its subsidiaries, its capital structure, its authority to execute and deliver the Amalgamation Agreement and consummate the transactions contemplated thereby, due execution and delivery of the Amalgamation Agreement, enforceability, noncontravention, the absence of the need for consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, the documents, including financial statements, filed by AES Chigen with the Commission and the accuracy of the information contained therein, the absence of any Material Adverse Change in respect of AES Chigen, or any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, any granting by AES Chigen to any officer of AES Chigen of any increase in compensation, except in the ordinary course of business consistent with prior practice, as was required under employment agreements or any increase in severance or termination pay, except as was required under employment, severance or termination agreements, or any damage, destruction or loss, whether or not covered by insurance, that has or reasonably could be expected to have a Material Adverse Effect in respect of AES Chigen or any change in accounting methods, principles or practices by AES Chigen materially affecting its assets, liabilities or business, except insofar as may have been required by a change in GAAP, the absence of material litigation pending or, to the knowledge of AES Chigen, threatened against AES Chigen or any of its subsidiaries, compliance with applicable laws, brokers' fees and expenses, receipt of an opinion of AES Chigen's financial advisor, and approval by the Special Committee and AES Chigen's Board of Directors of the Amalgamation Agreement.

     The Amalgamation Agreement also contains representations and warranties of AES and AES Sub as to, among other things, organization, standing and corporate power, capital structure, authority to execute and deliver the Amalgamation Agreement and consummate the transactions contemplated thereby, due execution and delivery of the Amalgamation Agreement, enforceability, noncontravention, the absence of a need for consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, the documents, including financial statements, filed by AES with the Commission and the accuracy of the information contained therein, the absence of any Material Adverse Change in respect of AES, or any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or any damage, destruction or loss, whether or not covered by insurance, that has or reasonably could be expected to have a Material Adverse Effect in respect of AES or any change in accounting methods, principles or practices by AES materially affecting its assets, liabilities or business, except insofar as may have been required by a change in GAAP, the absence of material litigation pending or, to the knowledge of AES, threatened against AES or any of its subsidiaries, brokers' fees and expenses, and AES Sub's interim operations.

     The Amalgamation Agreement provides that AES Chigen shall not be deemed to have breached any of its representations and warranties if any senior officer of AES (other than any such senior officer who is also an officer of AES Chigen) had knowledge of such breach at the time the Amalgamation Agreement was delivered by AES. In addition, the Amalgamation Agreement provides that no party thereto shall have any liability for damages to the other parties for the breach of any representations or warranties contained therein. The other parties' sole remedy will be to not consummate the Amalgamation and/or to terminate the Amalgamation Agreement.

     No Solicitation

     The Amalgamation Agreement provides that AES Chigen shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, AES Chigen or any of its subsidiaries to, (i) solicit or initiate, or encourage the submission of, any Takeover Proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; provided, however, that, if in the opinion of the Special Committee, after consultation with counsel, such failure to act would be inconsistent with its fiduciary duties to AES Chigen or the holders of AES Chigen Class A Common Stock under applicable law, AES Chigen may, in response to an unsolicited Takeover Proposal, and subject to compliance with its obligation to keep AES fully informed (as discussed below), (a) furnish information with respect to AES Chigen to any person pursuant to a confidentiality agreement and (b) participate in negotiations regarding such Takeover Proposal. For purposes of the Amalgamation Agreement, "Takeover Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a substantial amount of assets of AES Chigen or any of its subsidiaries (other than investors in the ordinary course of business) or of over 20% of any class of equity securities of AES Chigen or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of AES Chigen or any of its subsidiaries, or any amalgamation, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving AES Chigen or any of its subsidiaries other than the transactions contemplated by the Amalgamation Agreement, or any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Amalgamation or which would reasonably be expected to dilute materially the benefits to AES of the transactions contemplated thereby.

     Except as set forth in the Amalgamation Agreement or as required by Bermuda law, the Special Committee shall not (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to AES or AES Sub, the approval or recommendation by such Special Committee of the Amalgamation or the

Amalgamation Agreement, (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (iii) enter into any agreement with respect to any Takeover Proposal. Notwithstanding the foregoing, if in the opinion of the Special Committee, after consultation with counsel, failure to do any of the foregoing would be inconsistent with its fiduciary duties to AES Chigen or the holders of the AES Chigen Class A Common Stock under applicable law, the Special Committee may (subject to the terms of the Amalgamation Agreement) withdraw or modify its approval or recommendation of the Amalgamation or the Amalgamation Agreement, approve or recommend a Superior Proposal, or enter into an agreement with respect to a Superior Proposal, in each case relating to the receipt of a Superior Proposal at any time after the second business day following AES's receipt of written notice (a "Notice of Superior Proposal") advising AES that the Special Committee has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal; provided that AES Chigen shall not enter into an agreement with respect to a Superior Proposal unless AES Chigen shall have furnished AES with written notice no later than 12:00 noon, New York City time, one day in advance of any date that it intends to enter into such agreement (it being understood that such time periods may be concurrent). In addition, if AES Chigen proposes to enter into an agreement with respect to any Takeover Proposal, it shall concurrently with entering into such agreement pay, or cause to be paid, to AES the Expenses. For purposes of the Amalgamation Agreement, a "Superior Proposal" means any bona fide Takeover Proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the shares of AES Chigen Class A Common Stock then outstanding or all or substantially all the assets of AES Chigen and otherwise on terms which the Special Committee determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to AES Chigen or the holders of the AES Chigen Class A Common Stock than the Amalgamation.

     For the purposes of the Amalgamation Agreement, the parties thereto have agreed that failure to take, following the receipt of a Takeover Proposal, an action which the Special Committee reasonably believes is likely to result in a Superior Proposal would be deemed to be a breach of the Special Committee's fiduciary duties.

     The Amalgamation Agreement provides that AES Chigen shall immediately advise AES orally and in writing of any request for information or of any Takeover Proposal, or any inquiry with respect to or which could lead to any Takeover Proposal, the material terms and conditions of such request, Takeover Proposal or inquiry, and the identity of the person making any such Takeover Proposal or inquiry. AES Chigen will keep AES fully informed of the status and details (including amendments or proposed amendments) of any such request, Takeover Proposal or inquiry.

     Access to Information

     The Amalgamation Agreement provides that AES Chigen shall, and shall cause each of its subsidiaries to, afford to AES, and to AES's officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours during the period prior to Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, AES Chigen shall, and shall cause each of its subsidiaries to, furnish promptly to AES (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as AES may reasonably request.

     Cooperation and Reasonable Efforts

     AES, AES Sub and AES Chigen agreed to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Amalgamation and the transactions contemplated thereby, including approvals from Governmental Entities, the making of all necessary registrations and filings (including filings with Governmental Entities, if any), the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, the obtaining of all necessary consents, approvals or waivers from third parties, the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Amalgamation Agreement or the consummation of any of the transactions contemplated thereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and the execution and delivery of any additional instruments necessary to consummate the transactions contemplated thereby, and to fully carry out the purposes of, the Amalgamation Agreement.

     AES, AES Sub and AES Chigen will give prompt notice to the other parties of
(i) any material representation or warranty made by it contained in the Amalgamation Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such material representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or
(ii) the failure by it to comply with or satisfy in any material respect any material covenant, condition or agreement to be complied with or satisfied by it under the Amalgamation Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under the Amalgamation Agreement.

     NYSE Listing Application

     Under the Amalgamation Agreement, AES has agreed to promptly prepare and submit to the NYSE a listing application covering the shares of AES Common Stock issuable in the Amalgamation, and to use its reasonable best efforts to obtain, prior to the Effective Time, approval for the listing of such AES Common Stock, subject to official notice of issuance. AES Chigen has agreed to cooperate fully with AES with respect to such listing.

     Conditions

     The obligations of AES Chigen, AES Sub and AES to consummate the Amalgamation are subject to the satisfaction of the following conditions: (a) the Amalgamation Agreement and the transactions contemplated thereby shall have been approved and adopted by the requisite votes of the shareholders of AES Chigen in accordance with the Companies Act and AES Chigen's Bye-laws; (b) no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (each an "Order") or statute, rule or regulation which is in effect and which has the effect of making the Amalgamation illegal or otherwise prohibiting consummation of the Amalgamation; (c) the Registration Statement shall have been declared effective, and no stop order suspending the effectiveness of the Registration Statement shall be in effect; (d) AES and AES Chigen shall have received from the NYSE evidence that the shares of AES Common Stock to be issued to the shareholders of AES Chigen in the Amalgamation shall be listed on the NYSE immediately following the Effective Time; (e) AES Chigen shall have received the consent of the Bermuda Minister of Finance to amalgamate with AES Sub; (f) all other consents, authorizations, orders and approvals of (or filings or registrations with) any third party or governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of the Amalgamation Agreement shall have been obtained or made, except for filings in connection with the Amalgamation and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a Material Adverse Effect in respect of AES Chigen or AES following the Effective Time; (g) AES and AES Chigen shall have received an opinion of Chadbourne & Parke LLP, counsel to AES, in form and substance reasonably acceptable to AES and reasonably acceptable to Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to the Special Committee, substantially to the effect that the Amalgamation will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that AES and AES Chigen will each be a party to that reorganization within the meaning of Section 368(b) of the Code; and (h) AES and AES Chigen shall have received an opinion of Conyers, Dill & Pearson, Bermuda counsel to AES Chigen, to the effect that all necessary corporate action has been taken to effect the Amalgamation, and, upon issuance of the Certificate of Amalgamation, the Amalgamation will be effective. None of the above conditions are expressly waivable by AES Chigen, AES

Sub or AES in the Amalgamation Agreement, however, the parties may elect to waive the conditions in (g) and (h) subject to agreement by the other parties.

     The obligations of AES and AES Sub to consummate the Amalgamation are further subject to the satisfaction or waiver by AES of the following conditions: (a) there shall not be threatened or pending by any Governmental Entity any suit, action or proceeding (i) challenging the acquisition by AES of AES Chigen, seeking to restrain or prohibit the consummation of the Amalgamation or the performance of any of the other transactions contemplated by the Amalgamation Agreement, or seeking to obtain from AES Chigen or AES any damages that are material in relation to AES Chigen and its subsidiaries taken as whole,
(ii) seeking to prohibit or limit the ownership or operation by AES Chigen, AES or any of their respective subsidiaries of a material portion of the business or assets of AES Chigen and its subsidiaries, taken as a whole, or AES and its subsidiaries, taken as a whole, or to compel AES Chigen or AES to dispose of or hold separate any material portion of the business or assets of AES Chigen and its subsidiaries, taken as a whole, or AES and its subsidiaries, taken as a whole, as a result of the Amalgamation or any of the other transactions contemplated by the Amalgamation Agreement, (iii) seeking to prohibit AES or any other subsidiary of AES from effectively controlling in any material respect the business or operations of AES Chigen and its subsidiaries, taken as a whole, or
(iv) which otherwise is reasonably likely to have a Material Adverse Effect in respect of AES Chigen; (b) there shall not be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Amalgamation, or any other action shall be taken by any Governmental Entity or court, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in subclauses (i) through
(iv) of clause (a) above; (c) there shall not have occurred any Material Adverse Change in respect of AES Chigen; (d) all of the representations and warranties of AES Chigen set forth in the Amalgamation Agreement that are qualified as to materiality shall be true and correct and all such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as of the date of the Amalgamation Agreement and as of the Closing Date; (e) AES Chigen shall not have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of AES Chigen to be performed or complied with by it under the Amalgamation Agreement; (f) the Exchange Ratio shall not be more than 0.3100 of a share; (g) the Board of Directors of AES Chigen shall have approved amendments to the Bye-Laws of AES Chigen in form reasonably acceptable to AES, and shall have directed that after the Effective Time they be submitted to the sole shareholder of AES Chigen for approval; and
(h) the number of shares of AES Chigen Class A Common Stock held by a person who did not vote in favor of the Amalgamation and who complies with Bermuda law concerning the right of holders to dissent and require an appraisal shall not be more than 10% of the total issued and outstanding shares of AES Chigen Class A Common Stock.

     The obligation of AES Chigen to consummate the Amalgamation is further subject to the satisfaction or waiver by AES Chigen of the following conditions:
(a) all of the representations and warranties of AES set forth in the Amalgamation Agreement that are qualified as to materiality shall be true and correct and all such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as of the date of the Amalgamation Agreement and as of the Closing Date; (b) AES shall not have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of AES to be performed or complied with by it under the Amalgamation Agreement; and (c) Merrill Lynch shall not have withdrawn the Merrill Lynch Opinion.

     Employee Benefits Matters

     AES and AES Chigen have agreed that any employee benefit or compensation plans, agreements or arrangements, including "employee benefit plans" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), to which AES Chigen or any subsidiary of AES Chigen is a party (together, the "AES Chigen Benefit Plans") in effect at the date of the Amalgamation Agreement shall remain in effect until otherwise amended or terminated after the Effective Time. To the extent the AES Chigen Benefit Plans are amended or terminated, it is the current nonbinding intent of the parties that employee benefit plans which are no less favorable, in the aggregate, than the AES Chigen Benefit Plans shall be provided to the employees of AES Chigen. Notwithstanding the foregoing, Options shall be treated as discussed in "The Amalgamation -- Treatment of Stock Options." AES and AES Chigen have also agreed to take all actions necessary and appropriate to merge the AES China Generating Co. Ltd. Profit Sharing and Employee Stock Ownership Plan into The AES Corporation Profit Sharing and Stock Ownership Plan.

     Termination

     The Amalgamation Agreement may be terminated and the Amalgamation and the other transactions contemplated thereby may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of the Amalgamation Agreement and the transactions contemplated thereby, as follows:
(a) by mutual written consent duly authorized by the Boards of Directors (including the Special Committee) of each of AES and AES Chigen; (b) by either AES or AES Chigen: (i) if as a result of the failure, occurrence or existence of any of the conditions set forth in the Amalgamation Agreement the Amalgamation shall not have occurred on or before April 30, 1997 (provided, however, that this right to terminate the Amalgamation Agreement is not available to any party whose failure to perform any of its obligations under the Amalgamation Agreement results in the failure, occurrence or existence of any such condition) or (ii) if any Governmental Entity shall have issued an Order permanently enjoining, restraining or otherwise prohibiting the Amalgamation and such Order shall have become final and nonappealable; (c) by AES in the event of a breach by AES Chigen of any representation, warranty, covenant or other agreement contained in the Amalgamation Agreement or any other development which (i) would give rise to the failure of the conditions regarding AES Chigen's representations, warranties and covenants and (ii) cannot be or has not been cured within 30 days after the giving of written notice to AES Chigen; (d) by AES if (i) the Special Committee shall have withdrawn or modified in a manner adverse to AES its approval or recommendation of the Amalgamation or the Amalgamation Agreement, (ii) the Special Committee shall have approved or recommended any Takeover Proposal (including any Superior Proposal) in accordance with the Amalgamation Agreement or (iii) AES Chigen shall have entered into any agreement with respect to any Takeover Proposal (including any Superior Proposal) in accordance with the Amalgamation Agreement; (e) by AES or AES Chigen if AES Chigen enters into a definitive agreement in accordance with the Amalgamation Agreement, provided that AES Chigen has complied with all provisions thereof, including the notice provisions therein, and provided that AES Chigen makes simultaneous payment of the Expenses; or (f) by AES Chigen in the event of a breach by AES in any material respect of any representation, warranty, covenant or other agreement contained in the Amalgamation Agreement, which (i) would give rise to the failure of the conditions regarding AES's representations, warranties and covenants and (ii) cannot be or has not been cured within 30 days after the giving of written notice to AES, except, in any case, such failures which, in the aggregate, would not have a Material Adverse Effect in respect of AES.

     In the event of termination of the Amalgamation Agreement by either AES Chigen or AES, the Amalgamation Agreement shall become void and have no effect, without any liability or obligation on the part of AES or AES Chigen, other than AES's and AES Chigen's respective representations concerning brokers, their respective covenants concerning fees and expenses and certain other provisions, and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in the Amalgamation Agreement.

     Amendment, Extension and Waiver

     The Amalgamation Agreement may be amended by the parties at any time. The Amalgamation Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

     At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in the Amalgamation Agreement or in any document delivered pursuant to the Amalgamation Agreement or (c) waive compliance with any of the agreements or conditions contained in the Amalgamation Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to the

Amalgamation Agreement to assert any of its rights under the Amalgamation Agreement or otherwise shall not constitute a waiver of those rights.

     A termination, amendment, extension or waiver of the Amalgamation Agreement or any other action pursuant to the Amalgamation Agreement shall, in order to be effective, require, in the case of AES Chigen, action by the Special Committee, or action by the duly authorized designee of such Special Committee. Further, any action permitted to be taken by AES Chigen pursuant to the Amalgamation Agreement may be taken by the Special Committee on behalf of AES Chigen.

     Indemnification; Insurance.

     AES Chigen shall not, and for a period of six years from and after the Effective Time AES and the Amalgamated Company shall not, amend the provisions of the Bye-Laws providing for the indemnification of directors and officers of AES Chigen in any manner adverse to such directors and officers. For a period of six years after the Effective Time, AES shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by AES Chigen (provided that AES may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from facts or events which occurred before the Effective Time to the extent available. The indemnification and insurance provisions are intended to be for the benefit of, and shall be enforceable by, each indemnified party, his or her heirs and representatives.

     Termination of Certain Agreements.

     AES and AES Chigen have agreed that each of the Stock Purchase and Shareholder's Agreement, and the Non-Competition and Non-Disclosure Agreement, dated as of December 29, 1993, and amended and restated as of February 1, 1994, by and between AES and AES Chigen, shall be terminated as of the Effective Time.

     Certain Definitions.

     Certain definitions are set forth below. Other definitions may be found in the text of this Proxy Statement/Prospectus.

     (a) "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

     (b) "Code" means the United States Internal Revenue Code of 1986, as amended.

     (c) "GAAP" means United States generally accepted accounting principles.

     (d) "Governmental Entity" means any U.S. federal, state or local government or foreign government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign;

     (e) "Material Adverse Change" or "Material Adverse Effect" means, when used in connection with AES Chigen or AES, any change or effect that is materially adverse to the business, financial condition or results of operations of such party and its subsidiaries taken as a whole;

     (f) "person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity; and

     (g) a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

                       RIGHTS OF DISSENTING SHAREHOLDERS

     Any holder of shares of AES Chigen Class A Common Stock who does not vote in favor of the Amalgamation and who is not satisfied that he or she has been offered fair value for his or her shares may within one month of the giving of the notice of the Class A Meeting and the Special Meeting apply to the Supreme Court of Bermuda (the "Court") to appraise the fair value of all of such holder's shares.

     Under the Amalgamation Agreement, AES Chigen shall give AES (i) prompt notice of any demands for appraisal of shares of AES Chigen Class A Common Stock received by AES Chigen and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. AES Chigen shall not, without the prior written consent of AES, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands. The relevant portion of Section 106 of the Companies Act is as follows:

          (6) Any shareholder who did not vote in favour of the amalgamation and who is not satisfied that he has been offered fair value for his shares may within one month of the giving of the notice referred to in subsection (2) apply to the Court to appraise the fair value of his shares.

          (6A) Subject to subsection (6B), within one month of the Court appraising the fair value of any shares under subsection (6) the company shall be entitled either --

             (a) to pay the dissenting shareholder an amount equal to the value of his shares as appraised by the Court; or

             (b) to terminate the amalgamation in accordance with subsection
        (7).

          (6B) Where the Court has appraised any shares under subsection (6) and the amalgamation has proceeded prior to the appraisal then, within one month of the Court appraising the value of the shares, if the amount paid to the dissenting shareholder for his shares is less than that appraised by the Court the amalgamated company shall pay to such shareholder the difference between the amount paid to him and the value appraised by the Court.

          (6C) No appeal shall lie from an appraisal by the Court under this section.

          (6D) The costs of any application to the Court under this section shall be in the discretion of the Court.

          (7) An amalgamation agreement may provide that at any time before the issue of a certificate of amalgamation the agreement may be terminated by the directors of an amalgamating company, notwithstanding approval of the agreement by the shareholders of all or any of the amalgamating companies.

     In a determination of fair value, the Court has considerable discretion. There is little developed case law in Bermuda regarding the determination of fair value. The applicable provisions of the Companies Act are modeled on the comparable provisions of the Canada Business Corporations Act, and thus, Canadian authorities would be instructive. Generally accepted valuation principles recognized in the leading Canadian decision include the market value approach, the assets approach, the earnings or investment value approach or some combination thereof and the Court would use whichever method it thought appropriate to ascertain the fair value of AES Chigen Class A Common Stock. The Court can assess fair value at a figure higher than, equal to or lower than the consideration payable in the Amalgamation.

     The Court is the exclusive venue for the institution of proceedings to appraise fair value pursuant to Section 106 of the Companies Act. There is no right of appeal from an appraisal by the Court. An award in respect of the costs of an appraisal application by a dissenting shareholder is in the discretion of the Court and is not statutorily determined.

                           MATERIAL TAX CONSEQUENCES

     The discussion appearing below under "United States Federal Income Taxation" generally summarizes the material United States federal income tax consequences of the Amalgamation for holders of AES Chigen Class A Common Stock who hold such stock as a capital asset (generally, property held for investment). The discussion under "Bermuda Taxation" generally summarizes the material Bermuda tax consequences of the Amalgamation. The discussion does not deal with all possible tax consequences of the Amalgamation and does not purport to deal with the tax consequences applicable to all categories of investors, some of which (such as dealers in securities, insurance companies and tax-exempt entities) may be subject to special rules. In particular, the discussion does not address the tax consequences under state or local law or the laws of countries other than the United States and Bermuda. Furthermore, the proper characterization under U.S. tax law of reorganization transactions accomplished under foreign law that may not be identical in all legal particulars to merger and other reorganization transactions accomplished under U.S. laws is a subject on which there are no authoritative precedents involving transactions similar to the Amalgamation. Accordingly, prospective investors should consult their own tax advisors regarding the particular tax consequences to them of the Amalgamation. The following discussion is based upon laws and relevant interpretations thereof in effect as of the date of this Proxy Statement/Prospectus, all of which are subject to change.

UNITED STATES FEDERAL INCOME TAXATION

     In the opinion of Chadbourne & Parke LLP, counsel to AES, the following are the material United States federal income tax consequences of the Amalgamation.

     AES CHIGEN AND AES. The Amalgamation is expected to be treated as a tax-free reorganization pursuant to Section 368(a)(l)(B) of the Code. AES Chigen will make no exchange or disposition giving rise to taxable gain or loss.

     U.S. HOLDERS OF AES CHIGEN STOCK. For purposes of the following discussion, the term "U.S. Holder" means a beneficial owner of shares of AES Chigen who is (a) an individual who is a United States citizen or resident, (b) a corporation, partnership (including an entity treated as a corporation or partnership for United States tax purposes) or other entity created or organized under the laws of the United States or any political subdivision thereof, or (c) an estate or trust or any other person that is otherwise subject to United States federal income tax on a net basis with respect to its worldwide income. With respect to the tax year of any trust that begins after December 31, 1996, a U.S. Holder shall mean a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States fiduciaries who have the authority to control all substantial decisions of the trust. The term "Non-U.S. Holder" means a beneficial owner of shares of AES Chigen who is not a U.S. Holder.

     Unless the special rules discussed below apply (see "-- Possible Application of Passive Foreign Investment Company Rules"), the exchange by a U.S. Holder of shares of AES Chigen Class A Common Stock for shares of AES Common Stock pursuant to the Amalgamation will have the following consequences:
(i) except for cash received in lieu of a fractional share, no gain or loss will be recognized upon the exchange of shares of AES Chigen Class A Common Stock;
(ii) cash received in lieu of a fractional share will be treated as capital gain or loss in an amount equal to the difference between the cash received and the shareholder's basis in the fractional share; (iii) the aggregate basis of shares of the AES Common Stock received will be the same as the aggregate basis of the shares of AES Chigen Class A Common Stock exchanged therefor (less the U.S. Holder's basis in any fractional share); and (iv) the holding period of shares of the AES Common Stock will include the period during which such shareholder held the AES Chigen Class A Common Stock exchanged therefor.

     POSSIBLE APPLICATION OF PASSIVE FOREIGN INVESTMENT COMPANY RULES. It is possible that AES Chigen could be characterized as a Passive Foreign Investment Company (a "PFIC") as defined in Section 1296 of the Code. If so, the tax consequences to a shareholder of AES Chigen Class A Common Stock upon the exchange of shares of AES Chigen Class A Common Stock for shares of AES Common Stock will depend on the application of an additional set of rules.

     Under Section 1291(f) of the Code, to the extent that the IRS so provides in regulations, gain will be recognized upon the exchange of shares of a PFIC in a transaction that would otherwise be treated as a non-recognition transaction, including a reorganization of the type contemplated by the Amalgamation. The IRS has issued regulations under Section 1291(f) in proposed form (the "Proposed Regulations"). While the Proposed Regulations would generally require the recognition of gain upon an exchange of shares of a PFIC pursuant to certain types of tax-free reorganizations, they provide an exception to gain recognition in the case of tax-free reorganizations that qualify under Section 368(a)(1)(B) of the Code, assuming other conditions are met. It is anticipated that the conditions of the Proposed Regulations will be met; accordingly, because the Amalgamation is expected to qualify under Section 368(a)(1)(B) of the Code, no gain or loss should be recognizable by a U.S. Holder of AES Chigen Class A Common Stock pursuant to the Amalgamation under the Proposed Regulations. If, however, the Amalgamation does not constitute a tax-free reorganization under
Section 368(a)(1)(B) of the Code, certain U.S. Holders could be required to recognize gain or loss under the Proposed Regulations even if the Amalgamation constituted a tax-free reorganization under another subsection of Section 368(a) of the Code.

     The Proposed Regulations are stated to be effective for transactions occurring on or after April 1, 1992. If the Proposed Regulations are adopted in their current form, the tax consequences to a U.S. Holder of AES Chigen Class A Common Stock will be as set forth in the preceding paragraph. However, because they have not yet been adopted in final form, they are not currently effective and there is no assurance they will be finally adopted in the form and with the effective date proposed. Nevertheless, the IRS has announced that, in the absence of final regulations, taxpayers may apply reasonable interpretations of the Code provisions applicable to PFICs and that it considers the rules set forth in the Proposed Regulations to be reasonable interpretations of those Code provisions.

     In the absence of a final regulation requiring recognition of gain upon the exchange of shares of a PFIC in the circumstances presented in the Amalgamation and in light of the fact that under the Proposed Regulations such gain recognition would not be required if, as discussed above, the Amalgamation constitutes a tax-free reorganization under Section 368(a)(1)(B) of the Code, Chadbourne & Parke LLP believes that a shareholder of AES Chigen Class A Common Stock may reasonably conclude that such gain recognition is not required, even if AES Chigen were determined to be a PFIC.

     The PFIC provisions are complex and subject to interpretation. As discussed above, the effect of relevant portions of those provisions is not settled. Under these circumstances, each U.S. Holder of the shares of AES Chigen Class A Common Stock is urged to consult his own tax advisor with respect to the possible application and effect of those provisions.

     NON-U.S. HOLDERS. A Non-U.S. Holder of shares of AES Chigen Class A Common Stock will be exempt from U.S. federal income and withholding tax on any gain realized with respect to the exchange of such shares for shares of AES Common Stock pursuant to the Amalgamation unless the Amalgamation does not qualify as a reorganization pursuant to Section 368(a) of the Code and (i) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States, or (ii) such gain is realized by an individual Non-U.S. Holder who holds such shares as capital assets and is present in the United States for at least 183 days in the taxable year of the sale and certain other conditions are met.

BERMUDA TAXATION

     In the opinion of Appleby, Spurling & Kempe, Bermuda counsel to AES, the following are the material Bermuda tax consequences of the Amalgamation.

     Bermuda currently does not impose any tax on the income, capital gains, sales, dividends, remittances or accumulated profits of any person or entity.

     AES Sub and AES Chigen have each obtained from the Minister of Finance of Bermuda under The Exempted Undertakings Tax Protection Act, 1966 (as amended) an undertaking that until March 28, 2016, in the event of there being enacted in Bermuda any legislation imposing tax computed on profits or income, or computed on any capital asset, gain or appreciation, or imposing any tax in the nature of estate duty or inheritance tax, such tax shall not be applicable to either of them or to any of their respective operations, or to their shares, debentures or other obligations except in so far as such tax applies to persons ordinarily resident in Bermuda and holding such shares, debentures or other obligations of AES Sub or AES Chigen or to any land leased or let to either of them.

     AES Sub and AES Chigen are each liable to pay the Bermuda Government an annual registration fee. In the case of AES Sub, such fee is $1,680 and in the case of AES Chigen the fee is $25,000 based on their respective assessable capital, consisting of authorized share capital and share premium account.

                               FEES AND EXPENSES

     AES has retained First Chicago Trust Company of New York to act as the Exchange Agent in connection with the Amalgamation. The Exchange Agent will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the federal securities laws. The Exchange Agent has not been retained to make solicitations or recommendations in its role as Exchange Agent.

     Proxies will be solicited by mail, telephone or other means of communication. AES Chigen has retained the services of Corporate Investor Communications, Inc. to assist in the solicitation of proxies from shareholders for a fee, including their expenses, estimated at $3,750. In addition, solicitation may be made by directors, officers, and regular employees of AES Chigen. AES Chigen will reimburse brokerage firms, custodians, nominees and fiduciaries in accordance with the rules of the National Association of Securities Dealers, Inc., for reasonable expenses incurred by them in forwarding materials to the beneficial owners of shares. The entire cost of solicitation will be borne by AES Chigen.

     The consideration to be provided to holders of AES Chigen Class A Common Stock pursuant to the Amalgamation will be shares of AES Common Stock and cash in lieu of fractional shares. Under the Amalgamation Agreement, except as provided below, all fees and expenses incurred in connection with the Amalgamation, the Amalgamation Agreement and the transactions contemplated thereby shall be paid by the party incurring such fees or expenses, whether or not the Amalgamation is consummated. However, AES Chigen shall pay, or cause to be paid, to AES all of AES's out-of-pocket expenses in an amount up to but not to exceed $750,000 (the "Expenses") upon demand if (i) AES terminates the Amalgamation Agreement as a result of the Special Committee's approval or recommendation of a Takeover Proposal, (ii) AES Chigen terminates the Amalgamation Agreement and enters into an agreement with respect to a Takeover Proposal or (iii) prior to the termination of the Amalgamation Agreement (other than by AES Chigen as a result of a material, incurable breach by AES), a Takeover Proposal shall have been made and within one year of such termination, AES Chigen enters into an agreement with respect to, approves or recommends or takes any action to facilitate, such Takeover Proposal.

                              REGULATORY APPROVALS

GENERAL

     AES and AES Chigen are aware of no U.S. federal, state or local government permits, licenses or regulatory approvals material to their respective businesses that must be obtained for consummation of the Amalgamation, other than compliance with federal and state securities laws. The Amalgamation was not subject to the pre-merger notification provisions of the HSR Act.

     Under the Amalgamation Agreement, AES and AES Chigen have agreed to use all reasonable efforts to consummate the transactions contemplated thereby. See "Description of the Amalgamation Agreement -- Cooperation and Reasonable Efforts."

STATE TAKEOVER LAWS

     A number of states have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, principal executive offices or principal places of business therein. However, in 1982, the Supreme Court of the United States, in Edgar v. Mite Corp., invalidated on constitutional grounds the Illinois Business Takeovers Act, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult, and the reasoning in such decision is likely to apply to certain other state takeover statutes. In 1987, however, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court of the United States held that the State of Indiana could, as a matter of corporate law and, in particular, those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a federal district court in Oklahoma ruled that the Oklahoma takeover statutes were unconstitutional insofar as they applied to corporations incorporated outside of Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a federal district court in Florida held in Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

     AES has not attempted to comply with any state takeover statutes in connection with the Amalgamation. AES reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Amalgamation and nothing in this Proxy Statement/Prospectus nor any action taken in connection herewith is intended as a waiver of that right. In the event that any state takeover statute is found applicable to the Amalgamation, AES might be unable to consummate the Amalgamation or be delayed in continuing or consummating the Amalgamation. In such case, AES may not be obligated to carry out the Amalgamation. See "Description of the Amalgamation
Agreement -- Conditions."

                                 THE COMPANIES

BUSINESS OF AES

     With a presence in over 35 countries, AES is a global power company committed to supplying electricity to customers world-wide in a socially responsible way. AES, based in Arlington, Virginia, markets power principally from electric generating facilities that it develops, owns and operates. AES was one of the original entrants in the independent power market and today is one of the world's largest global power companies, based on net equity ownership of generating capacity (in megawatts) in operation or under construction. AES Common Stock is listed and principally traded on the NYSE Composite Transaction reporting system (Symbol: AES).

     Over the last six years, AES has experienced significant growth. This growth has resulted primarily from the development and construction of new plants ("greenfield development") and also from the acquisition of existing plants, primarily through competitively bid privatization initiatives outside the United States.

     In part, AES's strategy in helping meet the world's need for electricity is to participate in competitive power generation markets as they develop either by greenfield development or by acquiring and operating existing facilities in these markets.

     Other elements of AES's strategy include:

     - Supplying energy to customers at the lowest cost possible, taking into account factors such as reliability and environmental performance.

     - Constructing or acquiring projects of a relatively large size (generally larger than 100 megawatts).

     - Entering into power sales contracts with electric utilities or other customers with credit strength.

     AES also strives for operating excellence as a key element of its strategy, which it believes it accomplishes by minimizing organizational layers and maximizing company-wide participation in decision-making. AES has attempted to create an operating environment that results in safe, clean and reliable electricity generation. Because of this emphasis, AES prefers to operate all facilities which it develops or acquires; however, there can be no assurance that AES will have operating control of all of its facilities in the future.

     See "Recent Developments -- AES".

BUSINESS OF AES CHIGEN

     AES Chigen is a leading independent power generation company in China and one of the few international developers that has successfully completed the development of electric power projects in the country. AES Chigen was founded in December 1993 by AES to serve as the exclusive vehicle for AES to develop, acquire, finance, construct, own and operate electric power generation facilities in the PRC. AES currently holds 48% of the equity capital of AES Chigen and AES, as the holder of all of the AES Chigen Class B Common Stock, has the right to elect one-half of the Board of Directors of AES Chigen. Thus, AES may be deemed to control the management and operation of AES Chigen. AES does not, however, have control of AES Chigen in respect of approval of the Amalgamation; pursuant to the Stock Purchase and Shareholder's Agreement, AES was required to obtain the consent of the Class A Directors of AES Chigen prior to entering into the Amalgamation Agreement. See "AES Chigen's Relationship with AES -- Stock Purchase and Shareholder's Agreement".

     To respond to significant opportunities in China, AES, through a wholly-owned subsidiary, opened an office in Hong Kong in early 1993. Following the incorporation of AES Chigen, AES purchased shares of AES Chigen Class B Common Stock for $50.0 million and, in early 1994, AES Chigen completed an initial public offering of shares of its Class A Common Stock, which provided AES Chigen with net proceeds, after underwriting commissions and discounts, of $151.9 million. AES Chigen Class A Common Stock is quoted and principally traded on NASDAQ NMS (Symbol: CHGNF).

     Since commencing business, AES Chigen has committed $259.6 million and as of January 31, 1997 has invested $165.7 million in eight power projects in operation or under construction in the PRC having an aggregate nameplate capacity of approximately 818 MW (approximately 422 MW of which is attributable to AES Chigen's interests in certain joint venture enterprises). These joint ventures' projects include coal, oil and natural gas-fired and hydropower plants located in six different provinces in China.

     AES Chigen plans to build upon its position as a leading independent power producer in China through the continued development of and investment in electric power projects. AES Chigen has signed joint venture contracts and is in various stages of negotiation to develop five additional power projects with an aggregate nameplate capacity of approximately 2,900 MW (approximately 805 MW of which is attributable to AES Chigen's interests in the proposed project companies). If all of these projects are completed, the estimated total investment commitment by AES Chigen would be approximately $209.7 million.

     See "Recent Developments -- AES Chigen".

DESCRIPTION OF THE CURRENT PROJECTS

     The following table presents certain summary information on AES Chigen's current projects.

                              THE CURRENT PROJECTS

                                                               COMPANY
                                                    COMPANY   INVESTMENT
                             LOCATION    CAPACITY   INTEREST  COMMITMENT
         PROJECT            (PROVINCE)     (MW)      (MW)         %         FUEL                STATUS
--------------------------  ----------   --------   -------   ----------   -------   ----------------------------
Jiaozuo Aluminum Power....  Henan            250       175        70       Coal      Under construction (first
                                                                                     unit scheduled to be in
                                                                                     operation by the second
                                                                                     quarter of 1997; second unit
                                                                                     scheduled to be in operation
                                                                                     by the second quarter of
                                                                                     1998)
Wuhu Grassy Lake..........  Anhui            250      62.5        25       Coal      First unit in operation
                                                                                     (second unit scheduled to be
                                                                                     in operation by the second
                                                                                     quarter of 1997)
Hefei Prosperity Lake.....  Anhui          115.2      80.6        70       Oil       Under construction (simple
                                                                                     cycle unit scheduled to be
                                                                                     in operation by the third
                                                                                     quarter of 1997; combined
                                                                                     cycle unit scheduled to be
                                                                                     in operation in the third
                                                                                     quarter of 1998)
Wuxi Tin Hill.............  Jiangsu           63      34.7        55       Oil       In operation
Aixi Heart River..........  Sichuan           50        35        70       Coal      Under construction
                                                                                     (scheduled to be in
                                                                                     operation in February 1998)
Chengdu Lotus City........  Sichuan           48      16.8        35       Natural   Under construction
                                                                           Gas       (scheduled to be in
                                                                                     operation in the third
                                                                                     quarter of 1997)
Cili Misty Mountain.......  Hunan           26.2      13.4        51       Hydro     In operation
Yangchun Sun Spring.......  Guangdong       15.1       3.8        25       Oil       In operation
                                         --------   -------
Total.....................                 817.5     421.8
                                         =======    =======

OVERVIEW

     AES Chigen, directly or through one of its wholly-owned offshore subsidiaries, has formed sino-foreign Joint Ventures, each with one or more Chinese entities as partners, to develop, construct, own and operate each of the electric power plants described in this section. Two of the power plants -- Cili Misty Mountain and Yangchun Sun Spring -- are financed solely with registered capital (equity). Four of the power plants -- Aixi Heart River, Jiaozuo Aluminum Power, Chengdu Lotus City and Wuxi Tin Hill -- are financed with a combination of registered capital and shareholder loans. One of the power plants -- Wuhu Grassy Lake -- is financed by registered capital, shareholder loans and third party debt. One other project -- Hefei Prosperity Lake -- which is currently financed by registered capital and shareholder loans, may also be in the future financed by third party debt.

     All of AES Chigen's power plants are owned by cooperative joint ventures, except for one of the projects -- Wuhu Grassy Lake -- which is owned by an equity joint venture. The joint venture contracts for three of the cooperative joint ventures -- Wuxi Tin Hill, Aixi Heart River and Chengdu Lotus
City -- provide for the liquidation of the project assets at the end of the term of the Joint Venture. The cooperative joint venture contracts relating to the remaining four projects provide for the transfer of all of the fixed assets of the Joint Venture to the Chinese partners without charge at the end of the Joint Venture term. Three of these four provide for the recovery of AES Chigen's registered capital during the term of the Joint Venture. AES Chigen expects that its distributions under the fourth cooperative joint venture contract will permit it to recover its registered capital and earn a return on investment.

     Revenues from the power plants are generally used to pay operating expenses, taxes and financing costs and allocated to provide reserves for employee social welfare benefits and other matters as required by law. Repayment of principal and interest of third party loans (if any) and shareholder loans (if any) of the Joint

Ventures has priority over distributions of profit to the Joint Venture partners. Dividends are generally distributed to AES Chigen and its partners by the Joint Ventures pursuant to board resolutions. In a number of cases with respect to the Joint Ventures described in this section, AES Chigen has a priority in the payment of dividends over the Chinese partners to the Joint Venture. In certain cases, where AES Chigen is not entitled to appoint a majority of the board of directors of a Joint Venture, the declaration of dividends or other equity distributions by such Joint Venture may depend on the assent of the other directors of the Joint Venture.

     Pursuant to certain shareholder loan contracts, AES Chigen has committed to provide shareholder loans to several of the Joint Ventures. In each case the applicable Joint Venture has either registered the shareholder loan with the relevant branch of the State Administration of Foreign Exchange of the Central Government (the "SAFE") if the loan has been drawn, or the Joint Venture will register the shareholder loan with the relevant branch of the SAFE when the loan is drawn by the Joint Venture. The payment of principal and interest to AES Chigen with respect to its shareholder loans to the Joint Ventures is made in accordance with schedules established by the relevant shareholder loan contracts.

     Each of the Joint Ventures described in this section has entered into one or more power purchase contracts for the sale of the electricity from its power plant on a minimum take-or-pay basis. The power purchase contracts generally require that the power purchaser purchase a specified annual minimum amount of electricity generated by the power plant during the term of the power purchase contract at a fixed price or pursuant to a tariff formula set forth in the power purchase contract. In all but two cases -- Cili Misty Mountain and Yangchun Sun Spring -- the power purchase contracts also contain incentives to encourage the power purchaser to purchase greater than the agreed minimum amount of electricity. Payments for electricity sold under the power purchase contracts are generally made to the Joint Ventures on a monthly basis.

     All of the power purchase contracts have tariff formulas and other pricing provisions which are designed, based on the minimum take obligation of the power purchaser, to be sufficient to pay the operating costs and financing costs of the project and to enable AES Chigen to realize a return on its investment. These tariff formulas are indexed to hedge against US dollar and Renminbi exchange rate fluctuation risks relating to repayment of principal and interest on debt and the conversion to US dollars of AES Chigen's profits. In the event of a change in law which increases the Joint Ventures' costs, the power purchase contracts typically require an adjustment to the tariff formulas in order to pass through such increased costs.

     The Joint Ventures in all cases except one -- Cili Misty Mountain -- have entered, or it is anticipated will enter, into dispatch contracts with the relevant dispatching entity for its power plant pursuant to which the dispatcher has agreed or plans to agree to dispatch the power plant at least the annual minimum amount of hours required under the power purchase contract. For the one case, the power purchaser, which is also the dispatcher, is responsible for dispatching the power plant.

     Each of the joint venture contracts for the projects described in this section may be terminated early, including on account of a termination of the relevant power purchase contract. In all cases except one -- Jiaozuo Aluminum Power -- in the event of an early termination of a power purchase contract which results from a default of a power purchaser, AES Chigen is entitled under the applicable power purchase contract to receive from the power purchaser payment intended to compensate the Joint Venture for the return it would have received had the power purchase contract continued to the end of its term.

     In two cases -- Yangchun Sun Spring and Wuxi Tin Hill -- projects directly managed by the Joint Ventures have been successfully constructed on time. For three of AES Chigen's projects currently under construction -- Jiaozuo Aluminum Power, Cili Misty Mountain, and Chengdu Lotus City -- the respective Joint Venture also directly manages the construction of the power plant. In these instances the Joint Venture has entered into arrangements with various construction and equipment procurement consortiums, including established foreign equipment manufacturers, in which certain responsibilities relating to construction and procurement have been allocated to members of the consortium. For the remaining three projects currently under construction, each relevant Joint Venture has entered into a fixed price, fixed schedule construction contract, one of which is a turnkey arrangement. In all of the projects described in this section, the electrical transmission and interconnection facilities are being financed by interest bearing loans from the Joint Venture to the relevant power purchaser who is responsible for constructing, owning, operating and maintaining the facilities. In the case of Wuhu Grassy Lake, Hefei Prosperity Lake and Chengdu Lotus City, the power purchasers have also agreed in the power purchase contracts to begin making payments under their respective power purchase contracts on a specified date if the power plant is completed, but cannot deliver electricity due to a delay in completing the transmission and interconnection facilities.

     Five of the eight power plants are or will be operated directly by the Joint Ventures -- Cili Misty Mountain, Wuxi Tin Hill, Aixi Heart River, Jiaozuo Aluminum Power and Chengdu Lotus City -- and three -- Yangchun Sun Spring, Hefei Prosperity Lake and Wuhu Grassy Lake -- will be operated by the relevant power purchasers. Fuel for most of the power plants has been contracted for under long term fuel supply contracts with fuel suppliers or will be supplied by the power purchasers. In the latter case, the relevant power purchaser is not excused from its payment obligations under its power purchase contract if it is unable to provide fuel to the power plant.

     The power projects which are currently in operation or under construction have obtained insurance coverage for property loss and damage (including damage arising from natural calamities) and third party liability. Most force majeure risks which can be categorized as natural calamities are covered under the insurance policies. The Joint Ventures are in all cases relieved of their obligation to deliver electricity under their power purchase contracts for the power plants described in this section in the event of force majeure, including an event of force majeure caused by the PRC Government. In the case of all projects, except Wuhu Grassy Lake and Hefei Prosperity Lake, the power purchaser is not relieved of its obligations under its applicable power purchase contract, including the obligation to make payments to AES Chigen in such circumstances. In these two projects, the power purchaser is relieved of its obligation to purchase the minimum amount of electric power under its respective power purchase contract during periods in which the power plant is unable to generate electric power due to events of force majeure, including events of force majeure caused by the PRC Government.

     In the case of all of the power plants described in this section, AES Chigen and its Joint Venture partners have applied for and received PRC approvals for the project and for the establishment of the related foreign investment enterprise. In the case of two power plants -- Jiaozuo Aluminum Power and Wuhu Grassy Lake -- the power plants have received project approvals at the Central Government level from the State Planning Commission and have received approvals from MOFTEC for the establishment of their related Joint Venture. Each of the remaining six power plants has received its project approval and foreign investment approval from provincial and local government entities.

     Two of AES Chigen's power plants currently in operation or under construction -- Wuxi Tin Hill and Hefei Prosperity Lake -- have been structured as multiple projects and Joint Ventures, with each project and Joint Venture having a total investment not exceeding the $30 million approval authority threshold generally applicable to provincial and local governments. In two other cases -- Aixi Heart River and Chengdu Lotus City -- AES Chigen's projects and Joint Ventures have obtained local government approvals on the basis of anticipated total investments which did not exceed $30 million at the time the approvals were obtained, but will, when construction is completed, exceed the $30 million approval threshold. See "Risk Factors -- AES Chigen Risk
Factors -- Risks Related to AES Chigen's Business -- Government Approval Processes."

     The tariff formulas set forth in the power purchase contracts of the Joint Ventures described in this section have been either approved or confirmed by the relevant provincial and local government pricing bureaus responsible for reviewing such tariffs.

     All of the joint venture contracts and project contracts of the Joint Ventures are governed by PRC law. Some of the joint venture contracts provide for arbitration of a dispute arising under the joint venture contracts in locations outside of the PRC, while some provide for arbitration in the PRC by PRC arbitration bodies. Most of the project contracts, including the power purchase contracts, provide for arbitration of disputes in the PRC by PRC arbitration bodies.

JIAOZUO ALUMINUM POWER

     The Power Plant. The Jiaozuo Aluminum Power power plant is a 2 x 125 MW coal-fired power plant located adjacent to the Jiaozuo Aluminum Mill ("Jiaozuo Mill") aluminum production mills in Jiaozuo, Henan Province. Construction of the power plant commenced in the first quarter of 1995. The first unit of the power plant is scheduled to commence commercial operation by the second quarter of 1997. The second unit is scheduled to commence commercial operation in the second quarter of 1998.

     Joint Venture. The Jiaozuo Aluminum Power power plant is owned by Jiaozuo Wan Fang Power Company Ltd. ("Jiaozuo Wan Fang"), a 23-year cooperative Joint Venture formed by Jiaozuo Mill and a wholly-owned subsidiary of AES Chigen. Pursuant to the joint venture contract AES Chigen is entitled to recover its registered capital (equity) during the term of the Joint Venture. AES Chigen, as the majority shareholder of Jiaozuo Wan Fang, is entitled to appoint four of the six members of the board of directors of the Joint Venture, including the chairman of the board and the general manager. Pursuant to a co-development agreement, an entity unaffiliated with AES Chigen is entitled to no more than ten percent of AES Chigen's equity distributions from Jiaozuo Wan Fang.

     Financing. The approved total investment in Jiaozuo Wan Fang is $151.3 million. The Joint Venture's approved registered capital is $53.7 million. As of November 30, 1996, it is estimated that the total cost of Jiaozuo Aluminum Power will be approximately $161.3 million. Any difference between the approved total investment and the actual total cost will be funded by additional equity or loans to be contributed pro rata by the shareholders of Jiaozuo Wan Fang. AES Chigen has committed to contribute $37.6 million to the registered capital of the Joint Venture. Jiaozuo Mill has committed to contribute $16.1 million in land use rights and certain fixed assets to the registered capital of the Joint Venture.

     Power Purchase. Jiaozuo Wan Fang and Jiaozuo Mill have entered into a 23-year power purchase contract effective April 26, 1996. Pursuant to the power purchase contract, Jiaozuo Mill has agreed to purchase from Jiaozuo Wan Fang at least 5,500 hours each calendar year at 75 MW up to the amount required to operate Jiaozuo Mill's aluminum mill. Any remaining electricity from the power plant, but no less than 5,500 hours at 155 MW, will be purchased by the Henan Electric Power Corporation ("Henan Power") under a 23-year power purchase contract between Jiaozuo Wan Fang and Henan Power. Both power purchase contracts require the purchasers to pay for a minimum amount of electricity generated every calendar year and to compensate the Joint Venture for any shortfalls in purchases of such minimum amount based on the most recent approved tariff for power less fuel costs. Both power purchase contracts allow the Joint Venture to adjust the minimum amount of electricity required to be purchased by the power purchasers and Jiaozuo Mill may request the Joint Venture to adjust the minimum amount of electricity required to be purchased by Jiaozuo Mill, in all cases, upon prior notice.

     There are no specific provisions regarding liquidated damages upon early termination of either power purchase contract. However, in the case of early termination due to Henan Power's default, Henan Power is obligated under the power purchase contract, to the extent permitted by law, to transmit electricity generated by the Joint Venture's power plant to any entity designated by the Joint Venture which is interconnected with Henan Power.

     Construction. Jiaozuo Wan Fang is directly managing the construction of the power plant. Jiaozuo Wan Fang has hired the Henan Power Design Institute for the project design and Henan Provincial No. 1 Power Construction Company and Henan Provincial No. 2 Power Construction Company as contractors for civil and installation work. Although no heat rate (the term "heat rate" refers to a power plant's thermal efficiency), output or completion guarantees are being provided by the contractors, these two contractors have built a number of similar power plants. In addition, more than 100 of such 125 MW units have been delivered by their manufacturer, Shanghai Electric Corporation ("Shanghai Electric"), which is providing a limited two-year warranty of the units. An independent engineering company, Bechtel Power Corporation, has been retained by Jiaozuo Wan Fang to manage scheduling and procurement. The construction risk in the case of this project is also mitigated by the tariff formula set forth in the power purchase contract which provides for an increase in the tariff payable by the power purchaser sufficient to compensate the Joint Venture for any reduction in heat rate and capacity resulting from the contractor's performance failure.

     Interconnection and Dispatch. The interconnection facilities are being constructed by Henan Power. Jiaozuo Wan Fang has agreed to provide a loan in the amount of approximately $9.9 million to Henan Power for the design and construction of the interconnection facilities. When in commercial operation, the power plant will be dispatched by Henan Power. The Joint Venture is required under its dispatch contract with Henan Power to cause the power plant to maintain an annual minimum availability. If this annual minimum availability is not met, the minimum amount required to be purchased by Henan Power may be reduced proportionately.

     Fuel. Jiaozuo Wan Fang plans to enter into one-year fuel supply contracts for the purchase of anthracite coal from mines in Jiaozuo and mines located approximately 120 kilometers from the power plant. The price for coal is to be negotiated periodically with the mine owners. Jiaozuo Wan Fang will arrange for the transportation of the coal by truck to the power plant.

     Operation.  Jiaozuo Wan Fang will operate the power plant.

WUHU GRASSY LAKE

     The Power Plant. The Wuhu Grassy Lake power plant is a 2 x 125 MW coal-fired power plant located near Wuhu, Anhui Province. It is the phase IV expansion of an existing 325 MW coal-fired power station. The first unit of the power plant commenced commercial operation in September 1996. The second unit is scheduled to commence commercial operation in the second quarter of 1997.

     Joint Venture. The Wuhu Grassy Lake power plant is owned by Wuhu Shaoda Electric Power Development Company Ltd. ("Wuhu Shaoda"), a 20-year equity Joint Venture formed by China Power International Holdings Limited ("CPI"), Anhui Liyuan Electric Power Development Company Limited ("Anhui Liyuan"), Wuhu Energy Development Company Limited ("Wuhu Energy") and a wholly-owned subsidiary of AES Chigen. The board of directors of Wuhu Shaoda consists of nine directors, of which two are appointed by AES Chigen. AES Chigen also appoints one of the two vice chairmen and the deputy general manager responsible for supervising the operation and maintenance of the power plant.

     Financing. The approved total investment in the Joint Venture is $118.4 million. The Joint Venture's approved registered capital is $30.0 million. The Joint Venture partners of Wuhu Shaoda have committed to contribute their registered capital according to their respective ownership interests as follows:
(i) CPI, $13.5 million (45%), (ii) AES Chigen, $7.5 million (25%), (iii) Anhui Liyuan, $6.0 million (20%) and (iv) Wuhu Energy, $3.0 million (10%). As of November 30, 1996, the estimated total cost of this project was in line with the approved total investment. The difference between the total investment and the registered capital of Wuhu Shaoda has been financed through a bank facility and shareholder loans arranged by the Joint Venture partners. Wuhu Shaoda has entered into a $65.0 million term loan facility (the "Term Loan") with a syndicate of lenders. The first drawdown of the Term Loan took place in August 1996. The Term Loan is to be repaid in 11 successive semi-annual installments beginning April 22, 1998. In addition to the Term Loan, AES Chigen has committed to provide an $18.0 million subordinated loan (the "AES Loan") and Anhui Liyuan has committed to provide up to $4.6 million and Wuhu Energy has committed to provide up to $2.3 million in subordinated shareholders' loans to the Joint Venture. AES Chigen has guaranteed to the lenders of the Term Loan certain obligations of its wholly-owned subsidiary under the joint venture contract, including with respect to the funding of the AES Loan and certain other liabilities which, in the aggregate, do not exceed $6.0 million.

     Dividend payments are subject to certain restrictions under the Term Loan. No dividend distributions by the Joint Venture are permitted if certain debt service coverage ratios are not met.

     Power Purchase. The electric power from the power plant will be purchased by Anhui Provincial Electric Power Corporation ("Anhui Power") pursuant to a 20-year operation and offtake contract dated as of July 5, 1996, between Wuhu Shaoda and Anhui Power. Under the power purchase contract, Anhui Power has agreed to purchase a minimum amount of electricity at a price calculated based upon an agreed tariff formula. In the event that the power plant fails to generate electricity for a period in excess of that permitted for maintenance and repair in the operation and offtake contract and such failure is a result of force majeure or Wuhu Shaoda's failure to perform its obligations under the operation and offtake contract, the minimum amount required to be purchased by Anhui Power may be reduced in proportion to such excess shutdown period, provided that in no event will the electricity payments to be made under the operation and offtake contract be reduced below the amount necessary to allow Wuhu Shaoda to pay all applicable financing costs under the Term Loan, the AES Loan and the other shareholder loans.

     Construction. The power plant is being designed, engineered and constructed pursuant to a fixed price construction contract between Wuhu Shaoda and Anhui Power. Pursuant to the construction contract, Anhui Power is the principal contractor and is responsible for the timely and successful completion of the power plant. Anhui Power has sub-contracted the design, construction, installation and commissioning work to several of its subsidiaries. Anhui Power is eligible for a bonus in the event of early completion of a unit. If the power plant is not completed by August 1997, Anhui Power is required by the operation and offtake contract nonetheless to commence purchases of the minimum amount of electricity. The construction contract does not obligate Anhui Power to provide guarantees of heat rate or capacity. However, in the event that Anhui Power fails to achieve the design heat rate or nameplate capacity of the power plant, the tariff formula set forth in the operation and offtake contract increases the tariff payable by Anhui Power in a manner that compensates Wuhu Shaoda for the reduction in heat rate and capacity. An independent engineering company, Stone and Webster Management Consultants, has been retained by the lenders of the Term Loan to monitor construction.

     Interconnection and Dispatch. The power plant is interconnected to the Anhui power grid and is subject to dispatch by Anhui Power pursuant to an interconnection contract between Wuhu Shaoda and Anhui Power.

     Fuel. As part of its obligations under the operation and offtake contract, Anhui Power is required to supply such fuel as may be necessary to allow the power plant to generate electricity purchased under the operation and offtake contract.

     Operation. Pursuant to the operation and offtake contract, Anhui Power is responsible for the operation, maintenance and management of the power plant. Anhui Power is responsible for ensuring that the power plant generates the minimum amount of electricity required to be purchased by Anhui Power and is required to compensate Wuhu Shaoda for any resulting shortfall in such minimum amount, unless, as indicated above, the shortfall is the result of force majeure or the failure of Wuhu Shaoda to perform its obligations under the operation and offtake contract.

HEFEI PROSPERITY LAKE

     The Power Plant. The Hefei Prosperity Lake power plant is an oil-fired combined cycle power plant consisting of 2 x 38.2 MW gas turbine generating units ("gas turbine unit") and a 1 x 38.8 MW heat recovery steam turbine generating unit ("steam turbine unit"). It is located within the boundaries of an existing 325 MW coal fired power plant in Hefei, Anhui Province. Construction of the power plant commenced in November 1996. The gas turbine unit is scheduled to commence commercial operation in the third quarter of 1997 and the steam turbine unit is scheduled to commence commercial operation in the third quarter of 1998.

     Joint Ventures. The Hefei Prosperity Lake power plant is owned by Anhui Liyuan AES Power Company Ltd. ("Liyuan-AES") and Hefei Zhongli Energy Company Ltd. ("Zhongli Energy"), two 16-year cooperative Joint Ventures formed among a wholly-owned subsidiary of AES Chigen, Hefei Municipal Construction and Investment Company ("Hefei Construction") and Anhui Liyuan. In accordance with the joint venture contracts, AES Chigen is entitled to appoint four of the seven members of the board of directors and the general manager of each of the Joint Ventures.

     Financing. The approved total investment in each of Liyuan-AES and Zhongli Energy is $30.0 million. The approved registered capital of each of Liyuan-AES and Zhongli Energy is $15.0 million. The Joint Venture partners in Liyuan-AES and Zhongli Energy have committed to contribute registered capital to each Joint Venture according to their respective ownership interests as follows: (i) Anhui Liyuan, $3.0 million (20%), (ii) AES Chigen, $10.5 million (70%) and (iii) Hefei Construction, $1.5 million (10%). As of November 30, 1996, it is estimated that the total cost of Hefei Prosperity Lake will be approximately $64.7 million. The difference between the estimated total cost and the registered capital of each Joint Venture will be financed through shareholder loans or third party debt arranged by the Joint Venture partners. AES Chigen has entered into shareholder loan contracts with Liyuan-AES and with Zhongli Energy pursuant to which AES Chigen has committed to provide loans to the Joint Ventures in an aggregate amount not to exceed $16.0 million.

     Power Purchase. The power generated by the power plant is purchased by Anhui Power pursuant to a 16-year operation and offtake contract, dated September 26, 1996, between Liyuan-AES and Zhongli Energy, as the sellers, and Anhui Power as power purchaser. Under the operation and offtake contract, Anhui Power has agreed to purchase a minimum amount of electricity at an agreed upon tariff formula or to compensate the Joint Ventures for any shortfall in purchases of such minimum amount based on an approved tariff less approved generation costs. Anhui Power's minimum take obligation under the operation and offtake contract may be reduced in proportion to periods of power plant shutdown or curtailment of generation due to events of force majeure or breach of the operation and offtake contract by the Joint Ventures, provided that in no event will the payments to be made under the operation and offtake contract be reduced below the amount necessary to allow the Joint Ventures to pay all applicable financing costs under the Joint Ventures' loan agreements.

     Construction. The power plant is being designed, engineered and constructed pursuant to a fixed-price construction contract between the Joint Ventures and Anhui Mingda Power EPC Contract Company ("Mingda"), a wholly owned subsidiary of Anhui Power. Pursuant to the construction contract, Anhui Power is the principal contractor and is responsible for the timely and successful completion of the power plant. Mingda is eligible for a bonus in the event of early or on-time completion of the gas turbine unit and the steam turbine unit but must pay penalties in the event of late completion or not meeting performance guarantees, including heat rate and capacity guarantees. The gas turbine unit and steam turbine unit have been ordered from GEC Alsthom. GEC Alsthom will also provide the conceptual design as a subcontractor to Mingda. If Mingda fails to complete the gas turbine unit by August 1, 1997 and the steam turbine unit by July 1, 1998, Anhui Power's minimum take or pay obligation for the minimum amount under the operation and offtake contract nonetheless commences. An independent engineering company, Black & Veatch International Company, has been retained by the Joint Ventures to monitor construction.

     Interconnection and Dispatch. The power plant is interconnected to the Anhui power grid and is subject to dispatch by Anhui Power pursuant to an interconnection contract between the Joint Ventures and Anhui Power. Under the operation and offtake contract, Anhui Power, as the operator, is required to indemnify the Joint Ventures for any loss or cost as a result of the breach of the interconnection contract.

     Fuel. As part of its obligations under the operation and offtake contract, Anhui Power is required to supply such fuel as may be necessary to allow the power plant to generate electricity to be purchased under the operation and offtake contract.

     Operations. Pursuant to the operation and offtake contract, Anhui Power is responsible for the operation, maintenance and management of the power plant. Anhui Power is responsible for ensuring that the power plant generates the minimum amount and is required to compensate the Joint Ventures for any resulting shortfall in the minimum amount, unless, as indicated above, the shortfall is a result of force majeure or the failure of the Joint Ventures to perform their obligations under the operation and offtake contract.

WUXI TIN HILL

     The Power Plant. Wuxi Tin Hill power plant is an oil-fired combined cycle power plant which consists of a 2 x 24 MW gas turbine generating plant and a 15 MW heat recovery steam turbine generating plant located in Xishan (previously known as Wuxi County), Jiangsu Province. The gas turbine generating plant was completed and commenced commercial operation in March 1996 and the heat recovery steam turbine generating plant commenced commercial operation in the first quarter of 1997.

     Joint Ventures. The Wuxi Tin Hill power plant is owned by Wuxi-AES-CAREC Gas Turbine Power Company Ltd. ("Wuxi-AES-CAREC") and Wuxi-AES-Zhonghang Power Co. Ltd. ("Wuxi-AES-Zhonghang"), two 16-year cooperative Joint Ventures formed among AES Chigen, China National Aero-Engine Corporation ("CAREC") and Wuxi Power Industry Company ("Wuxi Power"). In accordance with the joint venture contracts, AES Chigen is entitled to appoint four of the eight members of the board of directors, including the chairman of the board, for each of the Joint Ventures, while CAREC and Wuxi Power each is entitled to appoint two members. The chairman of the board of directors of each Joint Venture has the right to break any tie board votes.

     Financing. The approved total investment in Wuxi-AES-CAREC is $29.5 million. The approved total investment in Wuxi-AES-Zhonghang is $10.5 million. The approved registered capital of Wuxi-AES-CAREC is $11.8 million and the approved registered capital of Wuxi-AES-Zhonghang is $5.0 million. As of August 31, 1996, the estimated total cost of this project was in line with the approved total investment. AES

Chigen has contributed $6.5 million to the registered capital of Wuxi-AES-CAREC and $2.8 million to the registered capital of Wuxi AES-Zhonghang. CAREC and Wuxi Power each has contributed $2.7 million to the registered capital of Wuxi-AES-CAREC and each has contributed $1.1 million to the registered capital of Wuxi-AES-Zhonghang. AES Chigen, CAREC and Wuxi Power have entered into shareholder loan agreements with the Joint Ventures pursuant to which they have provided loans to the two Joint Ventures pro rata in accordance with their ownership interests.

     Power Purchase. Power generated by the power plant is purchased by the Xishan Electricity Management Office ("Xishan Office") under a 16-year power purchase contract, effective May 1995, between Wuxi-AES-CAREC and Xishan Office. Wuxi-AES-CAREC sells the electricity generated by the steam generating plant to Xishan Office on behalf of Wuxi-AES-Zhonghang under a services agreement with Wuxi-AES-CAREC.

     The power purchase contract requires Xishan Office to purchase a minimum amount of 186 gigawatt-hours ("GWh") of electricity per calendar year from the power plant and to compensate the Joint Ventures for any shortfalls in the purchase of such minimum amount based on the most recent tariff for electricity less fuel costs. Pursuant to the power purchase contract, the minimum amount of electricity which Xishan Office is required to purchase from the Joint Ventures may be reduced by the number of peak time shutdown hours which exceeds an agreed number of hours permitted for outages related to the power plant.

     During 1996, Xishan Office did not purchase the required minimum amount of electricity under the power purchase contract and, accordingly, is required to compensate the Joint Venture for the shortfall. The parties have a disagreement over the amount of the required minimum take. Xishan Office has paid 88% of the amount the Joint Venture believes is due but disputes the balance. The parties also have a disagreement over the amount of construction-period interest that is due in respect of shareholders loans provided to the Joint Venture by its respective partners. AES Chigen believes that the amount at issue in these disagreements is not material to the financial results of AES Chigen.

     Construction. The construction of the power plant has been managed by the Joint Ventures. The gas turbines were supplied by United Technologies Inc. ("United Technologies"). Pursuant to a maintenance contract with the Joint Ventures, United Technologies will provide 10 years of service and maintenance for the gas turbines. The balance of the plant has been provided by Chinese manufacturers.

     Interconnection and Dispatch. The interconnection facilities were completed in March 1996 and the power plant is connected to the East China Power Grid. The power plant is currently dispatched under an agreement between Wuxi AES-CAREC and Xishan Power Supply Bureau. A dispatch contract between the Joint Ventures and Jiangsu Provincial Power Bureau Dispatch Center for the dispatch of the power plant is under negotiation.

     Fuel. Wuxi-AES-CAREC has signed 16-year fuel oil supply contracts with two local State-owned oil companies under the administrative control of the Xishan municipal government. The fuel suppliers are obligated, under the contracts, to pay damages for any failure to supply the power plant with adequate quantities of fuel or fuel not meeting certain specifications. The price of fuel oil to be supplied under these supply contracts is to be negotiated annually. The oil companies are obligated to arrange for the transportation of the fuel to the power plant.

     Operation.  The power plant is operated by Wuxi-AES-CAREC.

AIXI HEART RIVER

     The Power Plant. The Aixi Heart River power plant is a 50 MW coal-fired circulating fluidized bed power plant located in Nanchuan, Sichuan Province. Construction of the power plant commenced in February 1996, and is expected to be completed in February 1998.

     Joint Venture. The Aixi Heart River power plant is owned by Sichuan Fuling Aixi Power Company Ltd. ("Fuling Aixi"), a 25-year cooperative Joint Venture formed by Sichuan Fuling Banxi Colliery ("Banxi Colliery") and a wholly owned subsidiary of AES Chigen. AES Chigen appoints three of the five members of the board of directors as well as the chairman, the general manager and financial controller.

     Financing. The approved total investment in the Joint Venture is $30.4 million ($30.0 million based on the Renminbi yuan to US dollar exchange rate at the time the approval was granted). The Joint Venture's approved registered capital is $12.1 million. As of November 30, 1996, it is estimated that the total cost of Aixi Heart River will be approximately $39.1 million. AES Chigen has committed to contribute $8.5 million to the registered capital of Fuling Aixi and Banxi Colliery has committed to contribute $3.6 million to the Joint Venture's registered capital. Pursuant to the construction and term loan agreement with Fuling Aixi, AES Chigen has committed to provide a loan in the principal amount of up to $23.5 million to Fuling Aixi. Any difference between the estimated total cost and the committed shareholder loan and approved registered capital will be funded by additional equity contributed pro rata by the shareholders.

     Power Purchase. Electricity generated by the power plant will be sold to Sichuan Fuling Power Company ("Sichuan Power") under a 25-year power purchase contract. The power purchase contract requires Sichuan Power to purchase a minimum of 270 GWh of electricity per calendar year. In the event that Sichuan Power fails in any calendar year to purchase such minimum amount, Sichuan Power is required by the power purchase contract to make payment for any shortfall at the then current power price less fuel costs. Pursuant to the power purchase contract, if Fuling Aixi fails to deliver electricity to Sichuan Power by the construction completion date specified in the construction contract, it is obligated to pay a penalty to Sichuan Power for each day of delay.

     Construction. Fuling Aixi has entered into a construction contract with Shanghai Electric to construct the power plant. Certain critical components of the equipment of the power plant (including the coal fluidized bed boilers and their design) are being supplied by Pyropower, Inc. ("Pyropower") pursuant to a supply contract between Shanghai Electric and Pyropower. The balance of the plant is being provided by Chinese manufacturers. Shanghai Electric will provide a one-year warranty of its work. If Shanghai Electric fails to complete construction of the power plant by the guaranteed completion date, the contractor will be required to pay liquidated damages to Fuling Aixi for each day of delay in an amount sufficient to compensate the Joint Venture for penalties due to Sichuan Power under the power purchase contract for delayed commercial operation of the power plant. Under the construction contract, Shanghai Electric has guaranteed all the performance specifications of the power plant, including output, heat rate and emissions. If the power plant fails to achieve the performance specifications, Shanghai Electric will be obligated to pay liquidated performance damages to Fuling Aixi.

     Interconnection and Dispatch. Sichuan Power is responsible for construction, and has guaranteed the completion, of the interconnection facility by the power plant's performance testing date. If a delay in the completion of the interconnection facility results in delays in commencement of the commercial operation of the power plant, Sichuan Power is obligated to pay Fuling Aixi a penalty for each day of delay. The dispatcher of the power plant has agreed to dispatch the power plant at 100% of its operational capacity during peak hours and at 75% of its operational capacity during off-peak hours.

     Fuel. Fuling Aixi has entered into a 25-year coal supply contract with Banxi Colliery. Any increase in the price of coal to be paid by Fuling Aixi will only become effective under the coal supply contract when the price of electricity payable by Sichuan Power has been increased to reflect the increased coal cost. The occurrence of a force majeure event will not excuse Banxi Colliery's obligations under the coal supply contract. Banxi Colliery is also obligated to supply coal to the power plant in the case of non-payment by Fuling Aixi for such coal if such non-payment was caused by a failure of Sichuan Power to make a payment to Fuling Aixi under the power purchase contract. If the coal supply contract is terminated by Fuling Aixi on account of Banxi Colliery's default, Banxi Colliery is required to pay a termination charge to Fuling Aixi.

     Operation.  Fuling Aixi will operate the power plant.

CHENGDU LOTUS CITY

     The Power Plant. The Chengdu Lotus City power plant is a 2 x 24 MW natural gas-fired power plant located in Chengdu, Sichuan Province. Construction of the power plant commenced in September 1996 and is scheduled to take 334 days.

     Joint Venture. The Chengdu Lotus City power plant is owned by Chengdu-AES-Kaihua Gas Turbine Power Co. Ltd. ("Chengdu AES-Kaihua"), a 16-year cooperative Joint Venture formed by AES Chigen,

Huaxi Electric Power (Group) Shareholding Company Ltd. ("Huaxi") and CAREC. AES Chigen is entitled to appoint three members of the nine-member board of directors of Chengdu AES-Kaihua and the general manager.

     Financing. The approved total investment in the Joint Venture is $29.8 million. The Joint Venture's approved registered capital is $11.9 million. As of November 30, 1996, it is estimated that the total cost of Chengdu Lotus City will be approximately $37.4 million. AES Chigen has committed to contribute $4.2 million to the registered capital of Chengdu AES-Kaihua. AES Chigen's joint venture partners have committed to contribute the following amounts to the registered capital of the Joint Venture: Huaxi has committed to contribute $4.2 million and CAREC has committed to contribute $3.6 million. AES Chigen, Huaxi and CAREC have entered into support contracts with Chengdu AES-Kaihua pursuant to which they have committed to arrange loans for Chengdu AES-Kaihua in the principal amount of $25.3 million to fund the difference between their registered capital contributions and the estimated total cost of the Joint Venture.

     Power Purchase. Electricity generated by the power plant is to be sold to Huaxi under a 15-year power purchase contract. The power purchase contract requires Huaxi to purchase, in each calendar year, 3,000 hours of electric power based on the net station capacity of the power plant declared by Chengdu AES-Kaihua to be available in such year. If Huaxi fails, for any reason (including due to the failure of the interconnection facilities or natural gas pipeline to be completed), to accept electric power which is made available by Chengdu AES-Kaihua, Huaxi is required by the power purchase contract to pay Chengdu AES-Kaihua for the electricity made available at the then current power price less fuel costs.

     The tariff payable by Huaxi under the power purchase contract is established annually by the board of directors of Chengdu AES-Kaihua in accordance with a budget which estimates the costs of generating the minimum amount in the following year. The estimated power price becomes the price payable by Huaxi in such following year after its approval by the Chengdu pricing bureau. Any differences between the estimated power price and the actual costs per kWh incurred by Chengdu AES-Kaihua are recovered each year by means of a true-up mechanism.

     Construction. Chengdu AES-Kaihua has entered into a construction contract with CAREC to construct the power plant. The principal equipment for the power plant, the gas turbine generator sets, is being provided to Chengdu AES-Kaihua pursuant to a supply contract between CAREC and United Technologies. All performance guarantees (including damages for failures to meet heat rate and output guarantees) and warranties of United Technologies under the supply contract have been assigned by CAREC to Chengdu AES-Kaihua. The balance of the plant is being provided by Chinese manufacturers. An independent engineering company, Duke/Fluor Daniel International, has been retained by the Joint Venture to manage scheduling and to ensure equipment performance compliance.

     Interconnection and Dispatch. The interconnection facility is to be constructed by Huaxi. Chengdu AES-Kaihua has agreed to provide Huaxi with a loan of RMB Y 15.0 million for the construction of the interconnection facilities. The Joint Venture has entered into a dispatch contract with the Sichuan Dispatch Center, pursuant to which the dispatcher of the power plant has agreed to dispatch the power plant.

     Fuel. Chengdu AES-Kaihua has entered into a 15-year gas supply contract with Huachuan Petroleum & Natural Gas Exploration and Development Company ("Huachuan") for the supply of natural gas to the power plant. The gas supply contract requires Huachuan to provide a minimum annual quantity of natural gas to the Chengdu facility which meets certain specifications at a price set by the Chengdu municipal pricing bureau. Any increase in the price of gas to be paid by Chengdu AES-Kaihua will only become effective under the gas supply contract when the price of electricity payable by Huaxi under its power purchase contract has been increased to reflect the increased cost. If Huachuan fails, on any occasion, to deliver gas in the quantities and specifications required by Chengdu AES-Kaihua, Huachuan is obligated under the gas supply contract to indemnify Chengdu AES-Kaihua for the total revenue lost by Chengdu AES-Kaihua due to such failure. Huachuan is also obligated to continue supplying natural gas to the power plant in the case of non-payment by Chengdu AES-Kaihua for such natural gas if such non-payment was caused by a failure of Huaxi to make payment to Chengdu AES-Kaihua under the power purchase contract.

     Chengdu AES-Kaihua may terminate the gas supply contract for Huachuan's breach of contract, including its failure to deliver natural gas. If Chengdu AES-Kaihua terminates the contract, Huachuan must pay a termination charge similar to the termination charge payable under the power purchase contract. If Huachuan pays this termination charge, the termination charge for which Huaxi would be liable under the power purchase contract as a consequence of Huachuan's default is not applicable. Upon any such payment, Chengdu AES-Kaihua is obligated to transfer the power plant and related gas interconnection facility to Huachuan.

     Operation.  Chengdu AES-Kaihua will operate the power plant.

CILI MISTY MOUNTAIN

     The Power Plant. The Cili Misty Mountain power plant, located in Cili County, Hunan Province, consists of a 5.2 MW hydroelectric generating unit ("unit 1"), and two 10.5 MW hydroelectric generating units ("unit 2" and "unit 3"). Unit 1, the original power plant, has been in commercial operation since 1979. Unit 2 went into commercial operation in May 1996 and unit 3 went into commercial operation in February 1997.

     Joint Venture. The Cili Misty Mountain power plant is owned by Hunan Xiangci-AES Hydro Power Company Ltd. ("Xiangci-AES"), a 25-year Joint Venture formed by Hunan Cili Electric Power Company ("Cili Electric Power") and AES Chigen. AES Chigen appoints three of the five members of the Joint Venture's board of directors, and appoints the general manager.

     Financing. The approved total investment and approved registered capital of Xiangci-AES is $14.7 million. AES Chigen contributed $7.5 million to the registered capital of Xiangci-AES and Cili Electric Power contributed all of the assets of the previously existing and operating unit 1 and all of the equipment and materials purchased for the construction of unit 2 and unit 3 which, at the time of AES Chigen's equity contribution to Xiangci-AES, were being incorporated into the project by Cili Electric Power. All liabilities of the power plant incurred prior to the establishment of Xiangci-AES are the sole obligation of Cili Electric Power. As of November 30, 1996, the estimated total cost of this project was in line with the approved total investment.

     Power Purchase. Electricity generated by the power plant is sold by Xiangci-AES to Cili Electric Power pursuant to a 25-year power purchase contract. Cili Electric Power is required by the terms of the power purchase contract to purchase all of the electricity generated by the power plant and to use its best efforts to purchase electricity in excess of 120 GWh. Since the power plant utilizes hydro power, the extent to which the power plant is able to generate electric power depends upon the flow of river water. Due to a drought in the area, the power plant was not able to generate 120 GWh in 1996. Additionally, Cili Electric Power has indicated to the Joint Venture that load growth in Cili County is likely to be less than anticipated in the near future. Because the power plant is located in an area served by an isolated transmission grid, the Joint Venture is planning to incur additional costs to build a 36 kilometer low voltage transmission line to connect the power plant with the Hunan provincial grid and the larger market it serves. The power purchase contract provides that payment for electricity purchased by Cili Electric Power is based on a tariff which is the higher of a minimum rate and a market rate.

     Construction. Pursuant to the terms of the joint venture contract, all of the capital contributed by AES Chigen to Xiangci-AES is to be used to complete construction of unit 2 and unit 3. Cili Electric Power was responsible under the terms of the joint venture contract for completing the construction of unit 2 and unit 3. Work on unit 2 and unit 3 began in September 1991, with completion originally targeted for June 1995. Construction of unit 2 was completed and it began commercial operation in May 1996. However, due to problems with installation and an equipment defect, construction of unit 3 was delayed. Xiangci-AES has entered into an agreement with Cili Electric Power pursuant to which the Joint Venture has directly assumed the work of completing the construction of unit 3. Cili Electric Power has been discharged from any further obligation to complete the power plant.

     Interconnection and Dispatch. The power plant is interconnected to the Cili County power grid. The power plant is dispatched by Cili Electric Power.

     Operation.  Xiangci-AES operates the power plant.

YANGCHUN SUN SPRING

     The Power Plant. The Yangchun Sun Spring power plant, located in Yangchun, Guangdong Province, consists of one existing 8.6 MW diesel engine generating facility which was constructed prior to AES Chigen's involvement, and another
6.5 MW Stork-Wartsila diesel engine generating facility which commenced commercial operation in April 1996.

     Joint Venture. Yangchun Sun Spring is owned by Yangchun Fuyang Diesel Engine Power Co. Ltd. ("Yangchun Fuyang"), a 12-year cooperative Joint Venture formed by Yangchun Municipal Power Supply Company ("Yangchun Power Supply"), Shenzhen Futian Gas Turbine Power Co., Ltd. ("Shenzhen Futian") and a wholly-owned subsidiary of AES Chigen. AES Chigen has the right to appoint one of the four members of the board of directors of the Joint Venture.

     Financing. AES Chigen and Shenzhen Futian each has contributed $2.3 million in cash to Yangchun Fuyang for their respective 25% ownership interests. Yangchun Power Supply has contributed land use rights, and all the fixed assets of the existing plant and all the equipment and materials purchased for the unit then under construction as its registered capital for a 50% ownership interest in Yangchun Fuyang.

     Power Purchase. The electricity generated from the power plant is purchased by Yangchun Municipal Power Supply Bureau ("Yangchun Power Bureau") under a 12.5-year power purchase contract. The Yangchun Power Bureau is required by the power purchase contract to purchase at least 34.4 GWh each year commencing on January 1, 1995 and at least 58 GWh each year after December 31, 1995. The Yangchun Power Bureau is required to pay for such minimum amounts of electricity even if it does not or cannot purchase such minimum amounts. The Yangchun Power Bureau's payment obligation is secured by a pledge of the annual profit from a 13 MW hydro power plant owned by the Yangchun City People's Government.

     Construction and Management. Yangchun Fuyang and Yangchun Power Supply have entered into a 12.5-year construction and management contract. The contract calls for Yangchun Power Supply to assume full responsibility for the operation and maintenance of the power plant on behalf of Yangchun Fuyang in compliance with the power purchase contract, and to supply fuel to the power plant. The construction and management contract provides for scheduled distributions to AES Chigen and Shenzhen Futian beginning on March 31, 1996 and continuing on a semi-annual basis for the remainder of the contract term. The amounts are adjusted if the foreign exchange rate between the U.S. dollar and Renminbi exceeds or falls below specified thresholds. Yangchun Power Supply has pledged its registered capital interest in Yangchun Fuyang as security for its obligations to make scheduled distributions to AES Chigen and Shenzhen Futian under the construction and management contract.

     Interconnection and Dispatch. The power plant is interconnected to the Yangchun municipal power grid. The power plant is dispatched by the Yangchun Electric Dispatch Office pursuant to a dispatch contract between the Joint Venture and the Yangchun Power Bureau.

     Fuel. Fuel oil required for the power plant is supplied by Yangchun Power Supply.

     Operation.  Yangchun Fuyang operates the power plant.

DESCRIPTION OF THE POTENTIAL PROJECTS

     This section contains descriptions of projects, other than current projects, for which AES Chigen has signed a joint venture contract. However, in none of the following projects has AES Chigen funded its equity contribution to the registered capital of the joint venture. After the Amalgamation, the ability of AES Chigen to make investments in the potential projects would be substantially limited by the AES Debt Covenants. See "AES Chigen's Relationship with AES -- Material Effects of the Amalgamation."

     Under PRC law, joint venture contracts only become effective after issuance of certain required government approvals. Some of AES Chigen's joint venture contracts and project contracts for projects in development are also subject to the satisfaction or waiver of certain significant contractual conditions precedent. The conditions precedent specified in such contracts must be satisfied before AES Chigen will contribute to the registered capital of the applicable joint venture. These conditions precedent may include the negotiation and execution of further substantial project contracts or the receipt of certain government approvals.

     Some of the required government approvals have not been obtained for each of the projects described in this section and receipt of such approvals is not certain. In addition, substantial uncertainties exist with regard to the ability of the parties to the joint venture contracts and other project contracts to satisfy the conditions precedent in those documents. Certain of these conditions involve subjective determinations by one or more parties enabling the parties, by the terms of the contracts, to exercise considerable discretion in making such determinations. No assurances can be given that governmental approvals will be received, conditions precedent will be satisfied, or that the joint ventures described in this section will be funded.

     The projects described in this section are at various stages of negotiation and discussion. AES Chigen and PRC Government authorities, including power bureaus, pricing bureaus, industrial customers and other third parties, must still reach agreement on a number of commercial and technical issues. There can be no certainty that the parties to these negotiations will reach agreement with AES Chigen and that the projects described in this section will be completed. Moreover, the final terms of the contracts relating to these projects may differ materially from the terms described below, and the terms may be revised even after a joint venture contract or other project contract has been signed or becomes effective. AES Chigen may also decide from time to time to change its investment strategies regarding development of the projects described in this section. Among other things, AES Chigen may increase the levels of registered capital contemplated for such projects. Furthermore, AES Chigen may in the future be unable to, or elect not to, proceed with one or more, or any, of the projects described in this section. AES Chigen in the past has signed a number of joint venture contracts for projects that it is no longer pursuing.

     Yangcheng Sun City. The Yangcheng Sun City power plant is a 6 x 350 MW coal-fired power plant to be located near Yangcheng, Shanxi Province. The Yangcheng Sun City power plant is to be owned by Yangcheng International Power Generating Company Ltd. ("Yangcheng International Power"), a 20-year cooperative joint venture formed by North China Electric Power Group Corporation ("North China Power"), Jiangsu Province Investment Corporation ("Jiangsu Investment"), Shanxi Energy Enterprise (Group) Company ("Shanxi Energy"), Shanxi Provincial Power Company ("Shanxi Power"), Jiangsu Provincial Power Company ("Jiangsu Power") and AES Chigen.

     The approved total investment in Yangcheng International Power is approximately $1.6 billion. The approved registered capital of Yangcheng International Power is 25% of the total investment, equal to $392.9 million. The respective ownership interests of the shareholders in Yangcheng International Power are as follows: AES Chigen-25%, North China Power-25%, Jiangsu Investment-20%, Shanxi Energy-16%, Shanxi Power-10% and Jiangsu Power-4%. Hence, AES Chigen's registered capital contribution will be approximately $98.2 million. The difference between the total investment and the total registered capital of the joint venture is expected to be financed through debt arranged or guaranteed by the Chinese parties. It is anticipated that export credit agency loan guarantees from the Export-Import Bank of the United States and Hermes Kreditversicherungs Aktiengesellschaft of approximately $800 million will be provided to Yangcheng International Power. The export credit agency loan guarantees are expected to be supported by guarantees from the Construction Bank of China.

     Pursuant to the joint venture contract, AES Chigen is entitled to appoint two members of the nine-member board of directors of Yangcheng International Power, one of the three vice chairmen, and a deputy general manager of the power plant.

     Preliminary work on the site has begun. Equipment supply contracts were executed in Beijing in September 1996 with Siemens Ltd., which will supply the turbines and generators, and with Foster Wheeler Energy International, which will supply the boilers. Shanxi Power has been selected as the turnkey contractor, and negotiations are currently underway with Shanxi Power on the engineering, procurement and construction contract. It is anticipated that the power plant will require five years to be completed.

     The power plant will primarily utilize local sources of low-cost anthracite coal. The coal is available from several coal mines owned and operated by Shanxi provincial government entities located within 30 kilometers of the power plant site. Long-term fuel supply contract negotiations with Shanxi Provincial Coal Sales and

Transportation Company will commence in the near future. It is anticipated that the project will also be operated by Yangcheng International Power.

     Electric power from the plant will be transmitted over a 730 kilometer transmission line to Jiangsu Power in Jiangsu Province, on the eastern coast of China. The construction of the transmission line is not part of the investment of the joint venture. It will be constructed and financed by the Chinese shareholders in Yangcheng International Power pursuant to a separate arrangement.

     Following State Planning Commission approval of the project feasibility study in March 1996, negotiations commenced on the principal project agreements.

     The ability of AES Chigen to make an investment in the Yangcheng Sun City project following the Amalgamation is contingent on, among other things, the consent of AES Chigen's partners in such project and the approval of the relevant PRC Government authorities. See "AES Chigen's Relationship with AES -- Material Effects of the Amalgamation."

OTHER POTENTIAL PROJECTS

     Tianjin TEDA. The Tianjin TEDA power project, to be located in the Tianjin Economic-Technological Development Area near Tianjin, is a 100 MW coal-fired cogeneration project consisting of 3 x 220 ton circulating fluidized bed boilers and 2 x 50 MW steam turbine units. The first phase will consist of one boiler and one steam turbine. The Tianjin TEDA power plant is to be owned by the Tianjin TEDA AES Power Company Ltd., a 20-year cooperative joint venture formed by a wholly owned subsidiary of AES Chigen and the Tianjin Economic Development Corporation ("Tianjin Development"). Total investment in the joint venture is expected to be approximately $95 million. Registered capital of the joint venture is expected to be 40% of the total investment. Unless third-party debt can be arranged, the parties will contribute shareholder loans representing 60% of the total investment. AES Chigen has a 70% ownership interest and Tianjin Development has a 30% ownership interest in the joint venture. Applications for approval of the project have been made to the State Planning Commission and MOFTEC. The joint venture contract will become effective upon satisfaction of certain conditions precedent.

     Nanpu Southern Delta. The Nanpu Southern Delta power plant, to be located in Huian County Fujian Province, is a 700 MW coal-fired power plant consisting of 2 x 350 units. The Nanpu Southern Delta power plant is to be owned by the Fujian Nanpu Power Company Limited, a 19-year cooperative joint venture formed by AES Chigen, the Fujian Provincial Power Bureau ("Fujian Power") and CPI. The total investment in the joint venture is expected to be approximately $600 million and the registered capital is expected to be approximately $150 million. The project costs in excess of the registered capital are expected to be financed through limited-recourse project financing. CPI and Fujian Power have committed to obtain, on behalf of the project company, all necessary approvals, including those from the State Planning Commission, MOFTEC and SAFE. Negotiation of the power purchase contract and other project documents has commenced. The project has received its initial project approval from the State Planning Commission, and Fujian Power has commenced the preliminary design work for the power plant at its own cost.

     The ability of AES Chigen to make an investment in the Nanpu Southern Delta project following the Amalgamation is contingent on, among other things, the consent of AES Chigen's partners in such project and the approval of the relevant PRC Government authorities. See "AES Chigen's Relationship with AES -- Material Effects of the Amalgamation."

                              RECENT DEVELOPMENTS

AES

     In February 1997, AES entered into a definitive agreement to acquire the international assets (inclusive of approximately $42 million of net monetized assets) of Destec Energy, Inc. ("Destec"), a large independent energy producer with headquarters in Houston, Texas, at a total price to AES of $407 million, which price is subject to adjustment to reflect net cash flow between the international assets of Destec and the rest of Destec from January 1, 1997 to the closing date. AES and NGC Corporation ("NGC") were selected as the winning bidders in an auction for all of Destec at a total acquisition price of $1.27 billion. For its share of the acquisition price, NGC has agreed to acquire Destec's domestic energy and other businesses. Destec's international assets to be acquired by AES include ownership interests in the following five electric generating plants (with ownership percentages in parentheses): (i) a 110 MW gas-fired combined cycle plant in Kingston, Canada (50 percent), (ii) a 405 MW gas-fired combined cycle plant in Terneuzen, Netherlands (50 percent), (iii) a 140 MW gas-fired simple cycle plant in Cornwall, England (100 percent), (iv) a 235 MW oil-fired simple cycle plant in Santo Domingo, Dominican Republic (99 percent); and (v) a 1600 MW coal-fired plant in Victoria, Australia (20 percent). The acquisition by AES of Destec's international assets also includes all of Destec's non-U.S. developmental stage power projects, including projects in Taiwan, England, Germany, the Philippines, Australia and Colombia. A number of risks are associated with this acquisition including those relating to the closing of the transaction, the receipt of government approvals and other consents, financing, operation and maintenance, construction and environmental risk.

     In February 1997, AES announced that its subsidiary, AES Electric Ltd., raised $184 million of non-recourse project financing, underwritten solely by The Industrial Bank of Japan, Limited, for its 230 MW gas-fired combined cycle facility in Barry, South Wales, United Kingdom. The Barry facility will sell electricity into the national electricity market in the United Kingdom, and is expected to be operational by the second quarter of 1998. AES began construction of the Barry facility in October 1996. Substantial risks to the successful completion of this project exist, including those relating to governmental approvals, the demand for and price of electricity in the United Kingdom national electricity market, financing, construction and permitting. There can be no assurance that this project will be completed.

     In February 1997, AES announced the execution by subsidiaries of AES of three power purchase agreements (the "PPAs"), for an aggregate generating capacity of at least 457 MWs, with GPU Energy, the energy services and delivery business of GPU, Inc., a public utility holding company. AES plans to build a 720 MW natural gas-fired, combined cycle facility in Pennsylvania to sell power under the PPAs beginning in 2000 and to sell power to other potential purchasers. Between March and July 1996, subsidiaries of AES acquired the right to negotiate the PPAs from other independent power producers for a net aggregate cost of approximately $28 million. GPU Energy is required to reimburse AES for substantially all its initial net investment if the project does not receive the requisite regulatory approvals and permits. The project is subject to a number of risks not covered by the reimbursement obligations, including those related to financing, construction and contract compliance, and there can be no assurance that the project will be completed successfully.

     On January 30, 1997, AES issued a press release reporting revenues of $835 million, net income of $125 million and net income per share of $1.62 for the fiscal year ended December 31, 1996.

     In January 1997, AES, through a subsidiary, completed the purchase of an additional 13% of Tiszai Eromu Rt., an electric generation company in Hungary consisting of three power plants totaling 1,281 MWs of gross capacity (1,115 MW net) and a coal mine, from employee pension plans at a cost of $17 million, bringing AES's total equity interest in Tiszai Eromu Rt. to 93.8%. In July 1996, AES acquired its initial 80.8% of Tiszai Eromu Rt. at a cost of $110 million. The plants consist of (i) the Tisza II facility, an 860 MW oil and natural gas-fired facility that sells electricity under a contract that has an initial term ending in 2010, (ii) the Tiszapalkonya facility, a 250 MW coal-fired facility that sells electricity under a contract that has an initial term ending in 2001, and (iii) the Borsod facility, a 171 MW coal-fired facility that sells electricity under a contract that has an initial term ending in 2001. AES also has the right to develop an additional 150-200 MW coal-fired electric generating facility. The Borsod facility, the coal mine and the right to develop the additional facility are 67.9% owned by Tiszai Eromu Rt. through its principal subsidiary. The remaining 32.1% is owned by the Hungarian government. AES plans to purchase an additional 2% of Tiszai Eromu Rt. from the Hungarian government at a cost of $3 million. AES has also recently completed a voluntary severance program which achieved a reduction of 56% of the workforce (or approximately 2,500 people) at a cost of approximately $23 million. Substantial risks associated with these plants exist, however, including those relating to the successful completion of power sales arrangements with the Hungarian government, plant operation and maintenance, construction difficulties in respect of the undeveloped facility, plant refurbishment, environmental risk, political risk, repatriation of earnings and currency inconvertibility.

     In January 1997, a joint venture company led by a subsidiary of AES was selected as the winning bidder to build, own and operate a 484 MW (net) gas-fired combined cycle power plant in the City of Merida, Yucatan, Mexico.

     In January 1997, AES acquired an additional 2.4% of the voting interest in Light Servicos de Electricidade, S.A. ("Light"), a vertically integrated electric utility in the state of Rio de Janeiro, Brazil, bringing its total equity interest in Light to 13.75%. In December 1996, a subsidiary of AES completed a $167.5 million syndicated bank financing related to its equity ownership of Light (which at the time was 11.35%). Under the terms of the financing, a wholly-owned subsidiary of AES pledged the shares of Light owned by it as collateral for the loan. The proceeds of the financing were used to repay a portion of the debt incurred in the original acquisition of Light.

     In August 1996, AES, together with its partner, acquired a 4,000 MW mine-mouth, coal-fired power facility in Kazakhstan. AES owns at least 70% of the joint venture. The facility sells electricity to the government-owned distribution company under a 35 year power sales contract. Due to economic difficulties over the last 10 years, the facility has experienced a reduction in performance and has operated at a capacity factor of approximately 20%. AES has agreed to upgrade all aspects of the power station, and increase the capacity to 63% over a five year period (assuming that the purchaser performs its obligations under the power sales contract). There can be no assurance that AES will be able to make the required upgrades. Through December 31, 1996, approximately $35 million has been billed under the power sales contract for electricity delivered by AES and the purchaser has paid approximately $5 million. There can be no assurance as to the ultimate collectibility of amounts owed to AES as of December 31, 1996 or additional amounts related to future deliveries by AES of electricity under the power sales contract. Other substantial risks associated with this plant exist, including those relating to operations and maintenance, construction, refurbishment, political risk, repatriation of earnings and currency inconvertibility.

AES CHIGEN

     On January 31, 1997, AES Chigen issued a press release reporting revenues of $9.2 million, net income of $2.1 million and net income per share of $0.26 for the fiscal year ended November 30, 1996.

     On December 19, 1996, AES Chigen completed a $180 million public offering of its 10 1/8% Notes due December 2006 (the "2006 Notes") and received net proceeds of approximately $173.9 million. Pursuant to the terms of the indenture under which the 2006 Notes were issued (the "Indenture"), AES Chigen was required to deposit approximately $27.1 million in an interim reserve account to make interest payments on the 2006 Notes through June 15, 1998, and approximately $9.1 million in a debt payment reserve. The 2006 Notes are redeemable at the option of AES Chigen on or after December 15, 2001. The Indenture limits, among other things, (i) the payment of dividends and redemption of equity interests by AES Chigen and its project companies; (ii) the redemption of subordinated indebtedness; (iii) the making of certain investments; (iv) the incurrence by AES Chigen and its project companies of certain indebtedness; (v) the imposition by AES Chigen or any of its project companies of restrictions on the payment of dividends and other actions; (vi) the creation by AES Chigen or any of its project companies of certain liens;
(vii) certain transactions with affiliates of AES Chigen; (viii) certain asset sales and the incurrence of indebtedness to refinance existing indebtedness;
(ix) the issuance of stock by certain subsidiaries of AES Chigen; (x) any change in the nature of AES Chigen's business; and (xi) the merger or consolidation of AES Chigen or its project companies with other entities. The Indenture also obligates AES Chigen and its project companies to maintain certain insurance, obtain required government approvals, maintain good title to their properties and operate and maintain their power generation facilities in accordance with prudent industry operating and maintenance practices. The events of default under the Indenture include, among other things, (i) failure to pay interest within 30 days or failure to pay principal at maturity or upon redemption or repurchase of the 2006 Notes; (ii) a default in the performance of covenants contained in the Indenture; (iii) a default under indebtedness of AES Chigen or any of its project companies in the amount of $5 million or more (other than under the 2006 Notes or any non-recourse debt); and (iv) a judgment against AES Chigen or any of its project companies in an amount in excess of $5 million. The 2006 Notes have been rated BB- by Standard & Poor's Rating Group and Ba3 by Moody's Investors Service. Net proceeds from the offering of the 2006 Notes will be used to fund investments in AES Chigen's projects (including those described under "The Companies -- Business of AES

Chigen"), and for general corporate purposes. AES Chigen's ability to make investments in projects will be subject to limitations after the Amalgamation. See "AES Chigen's Relationship with AES -- Material Effects of the Amalgamation."

CERTAIN LITIGATION IN RESPECT OF THE AMALGAMATION

     On November 22, 1996, an action was filed against AES in the Court of Chancery of the State of Delaware in and for New Castle County, by a holder of 750 shares of AES Chigen Class A Common Stock, individually and on behalf of a purported class of public shareholders of the approximately 8.2 million outstanding shares of AES Chigen Class A Common Stock. The complaint seeks preliminarily and permanently to enjoin AES from acquiring the outstanding shares of AES Chigen which it does not already own. In addition, the complaint seeks unspecified damages, including attorneys' fees and costs.

     AES Chigen is not named in the suit. Plaintiff's allegations state that AES, as the controlling shareholder of AES Chigen, breached its fiduciary duties to treat the plaintiff class with entire fairness in connection with AES's execution of an agreement with AES Chigen to acquire the outstanding AES Chigen Class A Common Stock at an allegedly grossly inadequate price.

     The parties have entered into a stipulation extending, until March 24, 1997, AES's time to answer, move or otherwise plead to the complaint and answer or object to plaintiff's pending document production request. Plaintiff has the right to move for an order requiring an earlier response. AES has informed AES Chigen that it believes that it has meritorious defenses to the lawsuit and intends to defend against it vigorously. The parties to the Amalgamation Agreement intend to proceed with the Amalgamation, subject to shareholder approval and the satisfaction of the other conditions contained in the Amalgamation Agreement, unless enjoined.

                              THE AES CORPORATION
                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table summarizes certain selected consolidated financial data, which should be read in conjunction with AES's consolidated financial statements and related notes and which are incorporated by reference herein. The selected consolidated financial data as of and for each of the five years in the period ended December 31, 1995 have been derived from the audited consolidated financial statements of AES. The selected financial data presented below for the nine months ended September 30, 1995 and September 30, 1996 are derived from the unaudited consolidated financial statements of AES contained in AES's Quarterly Report on Form 10-Q at and for the nine months ended September 30, 1995 and September 30, 1996 and incorporated herein by reference. The results of operations for the nine months ended September 30, 1996 are not necessarily indicative of the results to be expected for the full year. AES believes that the unaudited information for the nine months ended September 30, 1996 contains all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the operating results for such periods.

                                                  YEAR ENDED DECEMBER 31,
                                         ------------------------------------------   NINE MONTHS ENDED    NINE MONTHS ENDED
                                          1991     1992     1993     1994     1995    SEPTEMBER 30, 1995   SEPTEMBER 30, 1996
                                         ------   ------   ------   ------   ------   ------------------   ------------------
                                                                  IN MILLIONS, EXCEPT PER SHARE DATA
STATEMENT OF OPERATIONS DATA:
Revenues...............................  $  334   $  401   $  519   $  533   $  685         $  512               $  551
Net income/(loss)......................      43       56       71      100      107             79                   89
Net income/(loss) per share............    0.66     0.80     0.98     1.32     1.41           1.04                 1.16
Cash dividends per share...............  0.20..     0.39     0.58       --       --             --                   --
BALANCE SHEET DATA:
Total assets...........................  $1,367   $1,552   $1,687   $1,915   $2,320         $2,226               $3,419
Project financing debt (long-term).....   1,093    1,146    1,075    1,019    1,098          1,040                1,301
Revolving bank loan (long-term)........      --       --       --       --       --             --                  125
Other notes payable (long-term)........      --       50      125      125      125            125                  325

                              THE AES CORPORATION
                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of AES Common Stock as of February 1, 1997 by (a) persons known to AES to be the beneficial owners of more than five percent of the outstanding AES Common Stock, (b) each director of AES, (c) each of the five most highly compensated executive officers of AES during the 1995 fiscal year of AES and (d) all directors and executive officers of AES as a group. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

                                                                 SHARES OF
                                                                    AES
                                                                COMMON STOCK
                                         POSITIONS HELD         BENEFICIALLY            % BEFORE            % AFTER
              NAME                          WITH AES            OWNED(1)(2)        AMALGAMATION(1)(2)   AMALGAMATION(3)
--------------------------------  ----------------------------  ------------       ------------------   ---------------
Roger W. Sant...................  Chairman of the Board and      10,638,296(4)            13.66              13.26
                                  Director
Dennis W. Bakke(d)..............  President, Chief Executive      8,993,433(5)            11.58              11.24
                                  Officer and Director
Vicki Ann Assevero(ab)..........  Director                            2,761                 *                   *
Alice F. Emerson(bc)............  Director                           11,597                 *                   *
Frank Jungers(bc)...............  Director                          551,770(6)              *                   *
Henry R. Linden(ab).............  Director                           28,373                 *                   *
John H. McArthur(b).............  Director                              -0-                -0-                 -0-
Russell E. Train(bd)............  Director                          591,110(7)              *                   *
Thomas I. Unterberg(ab).........  Director                          675,557(8)              *                   *
Robert H. Waterman, Jr.(bcd)....  Director                          341,657(9)              *                   *
Robert F. Hemphill, Jr.(a)......  Director                          856,683(10)           1.11                 1.07
Kenneth R. Woodcock.............  Senior Vice President           2,039,618(11)           2.63                 2.55
Thomas A. Tribone...............  Senior Vice President             201,641                 *                   *
All directors and executive
  officers as a group (21
  persons)......................                                 26,383,879(12)           33.95               32.95

---------------
  a  Member of the Financial Audit Committee.

  b  Member of the Environment, Safety and Social Responsibility Committee.

  c  Member of the Compensation Committee.

  d  Member of the Nominating Committee.

   * Shares held represent less than 1% of the total number of outstanding shares of AES Common Stock.

 (1) Shares beneficially owned and deemed to be outstanding include AES Common Stock issued or issuable, on or before April 1, 1997, (a) upon exercise of outstanding options, (b) upon exercise of warrants, (c) under the Deferred Compensation Plan for Executive Officers, (d) under the Deferred Compensation Plan for Directors, (e) upon conversion of subordinated debentures, (f) under the Profit Sharing and Stock Ownership Plan, and (g) under the Supplemental Retirement Plan.

 (2) Includes (a) the following shares issuable upon exercise of options: Mr. Sant -- 428,449 shares; Mr. Bakke -- 226,870 shares; Mr. Woodcock -- 80,707 shares; Mr. Tribone -- 141,799 shares; Ms. Assevero -- 2,761 shares; Dr. Emerson -- 7,695 shares; Mr. Jungers -- 5,687 shares; Dr. Linden -- 495 shares; Mr. Train -- 5,687 shares; Mr. Unterberg -- 5,687 shares; Mr. Waterman -- 5,687 shares; all directors and executive officers as a group -- 1,363,808 shares; (b) the following shares issuable under the Deferred Compensation Plan for Executive Officers: Mr. Sant -- 14,021 shares; all executive officers as a group -- 14,021 shares; (c) the following units issuable under the Deferred Compensation Plan for
     Directors: Dr. Emerson -- 3,593; Mr. Jungers -- 40,360; Dr.
     Linden -- 27,878; Mr. Train -- 57,611; Mr. Unterberg -- 57,838; Mr.
     Waterman -- 57,556; all directors as a group -- 258,857; (d) the following shares held by the Profit Sharing and Stock Ownership Plan: Mr.
     Sant -- 146,212 shares; Mr. Bakke -- 139,479 shares; Mr. Hemphill -- 99,356 shares; Mr. Woodcock -- 81,457 shares; Mr. Tribone -- 27,883 shares; all executive officers as a group -- 702,133 shares; and (e) the following units issuable under the Supplemental Retirement Plan: Mr. Sant -- 1,727; Mr. Bakke -- 2,151; Mr. Hemphill -- 649; Mr. Woodcock -- 733; Mr.
     Tribone -- 404; all executive officers as a group -- 7,056.

 (3) The percentage of shares after the Amalgamation is based on an assumed issuance of approximately 2.4 million shares of AES Common Stock in the Amalgamation.

 (4) Includes 7,550,146 shares held jointly by Mr. Sant and his wife. Also includes 403,241 shares held by his wife, 146,195 shares held in an IRA for the benefit of Mr. Sant, and 64,871 shares held in an IRA for the benefit of his wife. In addition, includes 1,128,751 shares held by The Summit Foundation, of which Mr. Sant disclaims beneficial ownership.

 (5) Includes 6,834,658 shares held jointly by Mr. Bakke and his wife, 31,530 shares held by his children, 449,043 shares held by his wife and 181,383 shares held by the Mustard Seed Foundation, of which Mr. Bakke disclaims beneficial ownership.

 (6) Includes 26,390 shares held by Mr. Junger's wife and 282,742 shares held by FJF, Inc.

 (7) Includes 188,147 shares held by Mr. Train's wife.

 (8) Includes 4,826 shares held by Mr. Unterberg's wife.

 (9) Includes 2,370 and 46 shares, held in IRAs for Mr. Waterman and his wife, respectively, 622 shares held in a trust of which Mr. Waterman is trustee, and 275,373 shares held in a family trust.

(10) Includes 8,148 shares held in an IRA for the benefit of Mr. Hemphill. Mr. Hemphill also holds exercisable options to purchase 4,000 shares of AES Chigen Class B Common Stock.

(11) Includes 1,468,921 shares held jointly by Mr. Woodcock and his wife, 288,600 shares held in a trust for the benefit of the Woodcock family and 119,200 shares held in trusts for the benefit of Mr. Woodcock's children.

(12) Includes 33,536 shares held jointly by one executive officer and his wife. Includes 76,657 shares held jointly by another executive officer and his wife, and 1,988 and 1,256 shares held in IRAs for the benefit of the executive officer and his wife, respectively. Includes 598,338 shares held jointly by another executive officer and his wife, and 40,558 shares held in trust for his children. Includes 27 shares held by another executive officer's wife. Such executive officer also holds 2,000 shares of AES Chigen Class A Common Stock jointly with his wife, and options to purchase 100,000 shares of AES Chigen Class B Common Stock. Includes 3,090 shares held in IRAs for the benefit of another executive officer and his wife and 600 shares held in trust for his children. Includes 2,110 shares held by another executive officer for his children.

                                   AES CHIGEN
                            SELECTED FINANCIAL DATA

     The selected financial data presented below for the period from December 7, 1993 (inception) to November 30, 1994 and the fiscal year ended November 30, 1995 for AES Chigen were derived from the audited consolidated financial statements contained in AES Chigen's Annual Report on Form 10-K for the year ended November 30, 1995 and incorporated by reference herein. The selected financial data presented below for the nine months ended August 31, 1995 and August 31, 1996 were derived from unaudited quarterly consolidated financial statements contained in AES Chigen's Quarterly Report on Form 10-Q at and for the nine months ended August 31, 1995 and August 31, 1996 and incorporated herein by reference. The unaudited quarterly consolidated financial statements include all adjustments which are, in the opinion of AES Chigen, necessary for a fair statement of the interim results. All such adjustments are of a normal recurring nature. Results for interim periods are not necessarily indicative of results to be expected for the full year. The data below should be read in conjunction with the audited consolidated financial statements and unaudited quarterly consolidated condensed financial statements of AES Chigen, and the related notes thereto, incorporated by reference herein.

                                  PERIOD FROM
                               DECEMBER 7, 1993
                                (INCEPTION) TO     FISCAL YEAR ENDED   NINE MONTHS ENDED   NINE MONTHS ENDED
                               NOVEMBER 30, 1994   NOVEMBER 30, 1995    AUGUST 31, 1995     AUGUST 31, 1996
                               -----------------   -----------------   -----------------   -----------------
                                                   (IN MILLIONS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues.....................       $    --             $   1.4             $   0.9             $   7.0
Net income/(loss)............          (0.4)                2.1                 1.6                 1.9
Net income/(loss) per
  share......................         (0.03)               0.12                0.09                0.12

BALANCE SHEET DATA:
Total assets.................       $ 210.9             $ 229.9             $ 227.2             $ 270.3
Loans from minority
  partners...................            --                 7.0                  --                35.3

                                   AES CHIGEN
                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of February 1, 1997 certain information known to AES Chigen regarding ownership of AES Chigen Class A Common Stock and AES Chigen Class B Common Stock by all persons who own more than five percent (5%) of each such class. The information in the table relating to ownership of AES Chigen Class A Common Stock is based solely on AES Chigen's review of filings made with the Commission pursuant to rules promulgated under Section 13 of the Exchange Act.

                                                              AMOUNT AND
                                                              NATURE OF
                                    NAME AND ADDRESS OF       BENEFICIAL                      % OF
                                     BENEFICIAL OWNER         OWNERSHIP      % OF CLASS   COMMON STOCK
                               -----------------------------  ----------     ----------   ------------
Class B Common Stock.........  The AES Corporation            7,500,000          100%         47.9%
                               1001 N. 19th Street
                               Arlington, Virginia 22209
Class A Common Stock.........  Weiss, Peck & Greer, L.L.C.    1,627,200 (1)     19.9%         10.4%
                               One New York Plaza
                               New York, New York 10004-1950
Class A Common Stock.........  Wanger Asset                   1,455,000 (2)     17.8%          9.3%
                               Management, L.P.
                               227 West Monroe Street
                               Suite 3000
                               Chicago, Illinois 60606
Class A Common Stock.........  John W. Bristol & Co., Inc.      941,477 (3)     11.5%          6.0%
                               233 Broadway
                               New York, New York 10279
Class A Common Stock.........  Acorn Investment Trust,          810,000 (2)      9.9%          5.2%
                               Series Designated Acorn Fund
                               227 West Monroe Street
                               Suite 3000
                               Chicago, Illinois 60606

---------------
(1) Weiss, Peck & Greer, L.L.C., a registered broker-dealer under the Exchange Act and a registered adviser under the Investment Advisers Act of 1940, as amended ("IAA"), held 1,627,200 shares of AES Chigen Class A Common Stock at December 31, 1996 for the discretionary accounts of certain clients. Weiss, Peck & Greer expressly disclaims beneficial ownership of such shares.

(2) Wanger Asset Management, L.P., a registered broker-dealer under the Exchange Act and a registered adviser under the IAA, reported that it had beneficial ownership of or investment discretion over 1,455,000 shares of AES Chigen Class A Common Stock at December 31, 1996. This amount includes the 810,000 shares of AES Chigen Class A Common Stock held by Acorn Investment Trust, Series Designated Acorn Fund.

(3) John W. Bristol & Co., Inc., a registered adviser under the IAA, reported that it had investment discretion over 941,477 shares of AES Chigen Class A Common Stock at December 31, 1996.

     The following table sets forth, as of February 1, 1997, the beneficial ownership of AES Chigen Class A Common Stock and AES Chigen Class B Common Stock by each director and named executive officer, as well as all directors and executive officers as a group. Unless otherwise indicated, each of the persons and each person in the group listed below has sole voting and dispositive power with respect to the shares shown.

                                                              SHARES OF                 SHARES OF
                                                              AES CHIGEN                AES CHIGEN
                                                               CLASS A        % OF       CLASS B        % OF
                                        POSITIONS HELD       COMMON STOCK  AES CHIGEN  COMMON STOCK  AES CHIGEN
                                             WITH            BENEFICIALLY   CLASS A    BENEFICIALLY   CLASS B
           NAME              AGE          AES CHIGEN            OWNED        SHARES    OWNED(1)(2)     SHARES
---------------------------  ---   ------------------------- ------------  ----------  ------------  ----------
Roger W. Sant..............  65    Chairman of the Board and
                                   Class B Director                -0-        -0-             -0-        -0-
Dennis W. Bakke............  51    Vice Chairman and Class B
                                   Director                        -0-        -0-             -0-        -0-
Robert F. Hemphill, Jr.(c).  53    Vice Chairman and Class B
                                   Director                        -0-        -0-           6,000          *
Thomas I. Unterberg(ac)....  65    Class B Director                -0-        -0-             -0-        -0-
Thomas A. Tribone..........  44    Class B Director                -0-        -0-             -0-        -0-
William Dykes(abd).........  64    Class A Director                -0-        -0-             -0-        -0-
Xiliang Feng(abd)..........  76    Class A Director                -0-        -0-             -0-        -0-
Dr. Victor Hao Li(abd).....  54    Class A Director              1,000         *              -0-        -0-
William H. Taft, IV(abcd)..  50    Class A Director              1,000         *              -0-        -0-
Paul T. Hanrahan...........  39    President and Chief
                                   Executive Officer             2,000(3)      *          185,275       2.3%
Edward C. Hall, III........  37    Executive Vice President        -0-        -0-         115,945       1.5%
Jeffery A. Safford.........  38    Vice President, Chief
                                   Financial Officer and
                                   Secretary                     2,000(4)      *           49,046          *
Thomas Wu..................  35    Vice President                  -0-        -0-          35,986          *
James R. Reiney, Jr........  55    Vice President                1,800         *           10,000          *
Kerry Yeager...............  45    Vice President                3,300         *           21,122          *
All directors and executive
  officers as a group (15
  persons).................                                     11,100         *          423,374       5.3%

---------------

a   Member of the Audit and Human Resources Committees.

b   Member of the Nominating Committee.

c   Member of the Stock Purchase Committee.

d   Member of the Special Committee.

- Shares held represent less than 1% of the total number of outstanding shares of AES Chigen Class A Common Stock or AES Chigen Class B Common Stock.

(1) Shares beneficially owned and deemed to be outstanding include AES Chigen Class B Common Stock issued or issuable, on or before April 1, 1997, upon exercise of outstanding stock options.

(2) Includes the following shares of AES Chigen Class B Common Stock issuable upon exercise of options: Mr. Hall -- 115,945; Mr. Hanrahan -- 185,275; Mr. Hemphill -- 6,000; Mr. Safford -- 49,046; Mr. Wu -- 35,986; Mr.
    Reiney -- 10,000; and Mr. Yeager -- 21,122.

(3) The 2,000 shares of AES Chigen Class A Common Stock are held jointly by Mr. Hanrahan and his wife; Mr. Hanrahan and his wife have agreed not to exercise voting rights with respect to these shares.

(4) Includes 1,000 shares of AES Chigen Class A Common Stock held jointly by Mr. Safford and his wife, 400 shares of AES Chigen Class A Common Stock held in an IRA for the benefit of Mr. Safford, and 600 shares of AES Chigen Class A Common Stock held in an IRA for the benefit of his wife.

     The following table sets forth, as of February 1, 1997, the beneficial ownership of AES Common Stock by each director and named executive officer of AES Chigen (other than holdings of Roger W. Sant (Chairman of the Board and Class B Director), Dennis W. Bakke (Vice Chairman and Class B Director), Robert
F. Hemphill, Jr. (Vice Chairman and Class B Director), Thomas A. Tribone (Class B Director) and Thomas I. Unterberg (Class B Director) with respect to each of whom information is provided under "The AES Corporation Security Ownership of Certain Beneficial Owners and Management" above) who beneficially owns shares of AES Common Stock, as well as such directors and executive officers as a group. Unless otherwise indicated, each of the persons in the group listed below has sole voting and dispositive power with respect to the shares shown.

                                                                 SHARES OF
                                                                 AES COMMON   % OF SHARES    % OF SHARES
                                                                   STOCK         BEFORE         AFTER
                                                                 BENEFICIALLY AMALGAMATION   AMALGAMATION
        NAME                POSITIONS HELD WITH AES CHIGEN       OWNED(1)(2)     (1)(2)          (3)
---------------------  ----------------------------------------  ----------   ------------   ------------
William H. Taft,
  IV.................  Class A Director                                462 (4)         *             *
Paul T. Hanrahan.....  President and Chief Executive Officer        40,839 (5)         *             *
Edward C. Hall,        Executive Vice President                     18,052 (6)         *             *
  III................
Jeffery A. Safford...  Vice President, Chief Financial Officer      19,019 (7)         *             *
                       and Secretary
Kerry Yeager.........  Vice President                                8,703            *              *
All directors and
  executive officers
  as a group
  (15 persons).................................................  21,443,982      27.59%         26.78%

---------------
* Shares held represent less than 1% of the total number of outstanding shares of AES Common Stock.

(1) Shares beneficially owned and deemed to be outstanding include AES Common Stock issued or issuable , on or before April 1, 1997 (a) upon exercise of outstanding options under The AES Corporation Incentive Stock Option Plan and The AES Corporate Stock Option Plan for Outside Directors, (b) under The AES Corporation Deferred Compensation Plan for Executive Officers and (c) under The AES Corporation Deferred Compensation Plan for Directors, and include shares of AES Common Stock allocated under The AES Corporation Profit Sharing and Stock Ownership Plan.

(2) Includes (a) the following shares issuable upon exercise of options under The AES Corporation Incentive Stock Option Plan: Mr. Hanrahan -- 20,409 shares; Mr. Hall -- 9,725 shares; Mr. Safford -- 5,701 shares; Mr.
    Yeager -- 2,590 shares; all directors and executive officers as a group -- 841,230 shares; and (b) the following shares allocated under The AES Corporation Profit Sharing and Stock Ownership Plan: Mr.
    Hanrahan -- 16,343; Mr. Hall -- 7,316 shares; Mr. Safford -- 8,718 shares; Mr. Yeager -- 4,410 shares; all directors and executive officers as a group -- 449,717 shares.

(3) The percentage of shares after the Amalgamation is based on an assumed issuance of approximately 2.4 million shares of AES Common Stock in the Amalgamation.

(4) Includes 462 shares held by Mr. Taft for the benefit of his children.

(5) Includes 4,060 shares held jointly by Mr. Hanrahan and his wife and 27 shares held by his wife.

(6) Includes 1,011 shares held jointly by Mr. Hall and his wife.

(7) Includes 1,600 shares held jointly by Mr. Safford and his wife, and 3,000 shares held in IRAs for the benefit of Mr. Safford and his wife.

                        DESCRIPTION OF AES CAPITAL STOCK

     The authorized capital stock of AES consists of 100,000,000 shares of AES Common Stock and 1,000,000 shares of AES Preferred Stock.

AES COMMON STOCK

     As of February 1, 1997, there were 77,437,564 shares of AES Common Stock outstanding which were held of record by 743 stockholders. Assuming that there are 8,171,268 shares of AES Chigen Class A Common Stock outstanding at the Effective Time (which assumes that no outstanding options on AES Chigen Class A Common Stock are exercised) and that the Exchange Ratio is 0.29, there will be approximately 79,817,545 shares of AES Common Stock outstanding after giving effect to the issuance of shares of AES Common Stock in the Amalgamation.

     The holders of AES Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding AES Preferred Stock, the holders of AES Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors of AES out of funds legally available therefor. In the event of liquidation, dissolution or winding up of AES, the holders of AES Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of the AES Preferred Stock, if any, then outstanding. The AES Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the AES Common Stock. All outstanding shares of AES Common Stock are fully paid and non-assessable and shares of AES Common Stock offered hereby will be fully paid and non-assessable.

AES PREFERRED STOCK

     The Board of Directors of AES has the authority to issue the AES Preferred Stock in one or more classes or series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any class or series or the designation of such class of series, without further vote or action by the stockholders. AES Preferred Stock, if issued, will not be entitled to any preemptive or similar rights. The issuance of AES Preferred Stock may have the effect of delaying, deferring or preventing a change in control of AES without further action by the stockholders and may adversely affect the voting and other rights of the holders of AES Common Stock. At present, AES has no plans to issue any of the AES Preferred Stock.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for AES Common Stock is First Chicago Trust Company of New York.

DESCRIPTION OF CERTAIN PROVISIONS OF
AES'S CERTIFICATE OF INCORPORATION AND BY-LAWS

     AES's Certificate of Incorporation and By-Laws contain several provisions that may make the acquisition of control of AES by means of a tender offer, open market purchases, a proxy fight or otherwise more difficult. Set forth below is a description of certain of these provisions in AES's Certificate of Incorporation and By-Laws.

     SPECIAL MEETINGS OF STOCKHOLDERS. AES's By-Laws provide that, unless otherwise prescribed by law, special meetings of stockholders may be called by a resolution adopted by a majority of the entire Board of Directors, the Chairman of the Board or the President and shall be called by the Chairman of the Board or the President upon written request of stockholders owning at least 10% of stock entitled to vote. Only such business as shall be specified in the notice of stockholders of the special meeting shall be considered.

     STOCKHOLDER NOMINATION OF DIRECTORS. AES's By-Laws contain a procedure for stockholder nomination of directors. The By-Laws provide that any record owner of stock entitled to be voted generally in the election of directors may nominate one or more persons for election as a director at a stockholders meeting only if written notice is given to the Secretary of AES of the intent to make such nomination. The notice must be given, with respect to an annual meeting, not later than 90 days in advance of such annual meeting and with respect to a special meeting, not later than the close of business on the seventh day following the earlier of (a) the date on which notice of such special meeting is first given to stockholders and (b) the date on which a public announcement of such meeting is first made. Each notice must include (i) the name and address of each stockholder who intends to appear in person or by proxy to make the nomination and of the person or persons to be nominated; (ii) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming them) pursuant to which the nomination is to be made by the stockholder; (iii) such other information regarding each nominee proposed by such stockholder as would have been included in a proxy statement filed pursuant to Rule 14a-8 under the Exchange Act; and
(iv) the consent of each nominee to serve if elected. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with this procedure.

     The procedure for stockholder nomination of directors described above may have the effect of precluding a nomination for election of directors at a particular meeting if the required procedure is not followed.

     ELIMINATION OF LIABILITY; INDEMNIFICATION. Except as set forth below, AES's Certificate of Incorporation eliminates the liability of AES's directors to AES or its stockholders for monetary damages resulting from breaches of their fiduciary duties as directors. Directors remain liable for breaches of their duty of loyalty to AES or its stockholders, as well as for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law and transactions from which a director derives improper personal benefit. AES's Certificate of Incorporation also does not absolve directors of liability under Section 174 of the Delaware General Corporation Law (the "GCL"), which makes directors personally liable for unlawful dividends or unlawful stock repurchases or redemptions if the unlawful conduct is willful or results from negligence.

     Under AES's By-Laws, and in accordance with Section 145 of the GCL, AES shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than any action or suit by or in the right of AES to procure a judgment in its favor, a "derivative action") by reason of the fact that such person is or was a director or officer of or employed by AES, or is or was serving in such capacity or as an agent at the request of AES for another entity, to the full extent authorized by Delaware law, against expenses (including, but not limited to, attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of such action, suit or proceeding if such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of AES, and, with respect to any criminal action or proceeding, had no reasonable cause to believe was unlawful. AES shall indemnify persons in a derivative action under the same conditions, except that no indemnification is permitted without judicial approval if the person is adjudged to be liable to AES in the performance of his or her duty. Agents of AES may be similarly indemnified at the discretion of the Board of Directors.

     Under Section 145 of the GCL, a similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense of settlement of such an action and then, where the person is adjudged to be liable to AES, only if and to the extent that the Court of Chancery of the State of Delaware or the court in which such action was brought determines that such person is fairly and reasonably entitled to such indemnity and only for such expenses as the court shall deem proper.

     Pursuant to AES's By-Laws, a person eligible for indemnification may have the expenses incurred in connection with any matter described above paid in advance of a final disposition by AES. However, such advances will only be made upon the delivery of an undertaking by or on behalf of the indemnified person to repay all amounts so advanced if it is ultimately determined that such person is not entitled to indemnification.

     In addition, under AES's By-Laws, AES may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of AES or of another corporation against any liability asserted against and incurred by such person in such capacity, or arising out of the person's status as such whether or not AES would have the power or the obligation to indemnify such person against such liability under the provisions of AES By-Laws.

                       AES CHIGEN'S RELATIONSHIP WITH AES

     AES owns 7,500,000 shares of AES Chigen Class B Common Stock, representing approximately 48% of AES Chigen's outstanding shares. As a result of such ownership, AES has the right to elect one-half of AES Chigen's Board of Directors. AES Chigen and AES have entered into a number of agreements, which are described below. These agreements were not negotiated on an arm's-length basis. Any amendment of these agreements or waiver by AES Chigen of its rights under these agreements would have to be approved by a majority of the Class A Directors. Also set forth below is a description of AES's current intentions with respect to AES Chigen and the China power market assuming the Amalgamation is consummated.

STOCK PURCHASE AND SHAREHOLDER'S AGREEMENT

     AES Chigen and AES entered into the Stock Purchase and Shareholder's Agreement pursuant to which AES Chigen issued to AES 7,500,000 shares of AES Chigen Class B Common Stock in consideration of: (i) the investment by AES of $50 million in AES Chigen; (ii) the assignment (subject to obtaining necessary third-party consents) to AES Chigen of AES's direct or indirect interests in all letters of intent and preliminary agreements with PRC government entities and other third parties in respect of the development of electric power generation projects in China; and (iii) AES's agreement not to compete, and to cause each of its controlled subsidiaries not to compete, with AES Chigen in China for at least ten years. The Stock Purchase and Shareholder's Agreement provides that until the occurrence of certain events AES shall not acquire any shares of the AES Chigen Class A Common Stock without obtaining a waiver from AES Chigen approved by a majority of the Class A Directors. The Stock Purchase and Shareholder's Agreement also provides that until the fifth anniversary of the date of the Services Agreement (as defined below) AES will apply the after-tax proceeds of all performance fees received by AES with respect to AES Chigen's projects to the purchase of additional shares of AES Chigen Class B Common Stock, subject to certain exceptions. AES has not received any such performance fees pursuant to the Services Agreement. See " -- Services Agreement." The Stock Purchase and Shareholder's Agreement will be terminated if the Amalgamation is consummated.

SERVICES AGREEMENT

     Pursuant to a Services Agreement dated December 29, 1993 between AES Chigen and AES (the "Services Agreement"), AES provides to AES Chigen project development services, construction management services and operations and maintenance services necessary for AES Chigen to perform its obligations in connection with the development, construction, ownership, acquisition, maintenance and operation of electric power generation projects in the PRC.

     As compensation for its services under the Services Agreement, AES receives a payment equal to the salaries and certain benefits of persons performing services on behalf of AES under the Services Agreement, plus 45% thereof to cover corporate overhead and similar indirect costs. AES also receives 50% of any development fee, construction success fee or operations and maintenance performance fee received by AES Chigen in respect of projects for which AES has performed services. Because these arrangements were not negotiated on an arm's-length basis, it is possible that AES Chigen could obtain similar services on more favorable terms from third parties.

     AES has received payments under the Services Agreement of approximately $2.0 million, $4.1 million and $2.3 million in 1994, 1995 and 1996, respectively.

     The Services Agreement has an initial term of five years. The Services Agreement will be automatically renewed for three additional five-year terms unless AES Chigen elects not to renew the Services Agreement by written notice to AES given not less than three months prior to the end of the initial term or either of the first two renewal terms. AES expects to continue to provide services to AES Chigen under the Services Agreement after the Amalgamation so long as AES Chigen continues to develop, construct and operate power facilities in China.

NON-COMPETITION AND NON-DISCLOSURE AGREEMENT

     As part of the consideration for issuance to AES of 7,500,000 shares of AES Chigen Class B Common Stock, AES and AES Chigen entered into a Non-Competition and Non-Disclosure Agreement, dated as of December 29, 1993 and amended and restated as of February 1, 1994 (the "Non-Competition Agreement"). The Non-Competition Agreement provides that AES will not, and will not permit any subsidiary to, develop, construct, own, manage, operate, control, invest in, lend to, or acquire an interest in, or otherwise engage or participate in any electric power generation project in China, for a period equal to the greater of
(i) ten years and (ii) three years after the earlier of (a) termination or non-renewal of the Services Agreement for any reason and (b) the permitted sale, conveyance or transfer by AES of all of its shares of AES Chigen Class B Common Stock to an unaffiliated party or parties. The Non-Competition Agreement will be terminated if the Amalgamation is consummated.

AES AFFILIATES' AGREEMENTS

     Roger W. Sant, the Chairman of the Board and a director of AES, and Dennis
W. Bakke, the President, Chief Executive Officer and a director of AES, and each other director and executive officer of AES (the "AES Affiliates"), have entered into agreements with AES Chigen (the "AES Affiliates' Agreements") pursuant to which each AES Affiliate has agreed that until such date as all of the shares of AES Chigen Class B Common Stock have been converted to shares of AES Chigen Class A Common Stock, such AES Affiliate will not acquire, offer to acquire, or agree to acquire any shares of AES Chigen Class A Common Stock or rights or options to acquire any shares of AES Chigen Class A Common Stock, or make or in any way participate in any solicitation of proxies to vote or seek to advise, encourage or influence any person or entity with respect to the voting of any AES Chigen Class A Common Stock. This restriction does not apply to any such action if any person (other than such AES Affiliate, AES or a subsidiary of AES) publicly announces or proposes to the Board of Directors or management of AES Chigen any tender or exchange offer, merger, consolidation, solicitation of proxies or similar transaction involving the AES Chigen Class A Common Stock, or any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or series of transactions) by AES Chigen, any subsidiary of AES Chigen or any joint venture in which AES Chigen or any subsidiary invests which involves aggregate consideration equal to 50% or more of the aggregate book value of all the assets of AES Chigen determined on a consolidated basis. The AES Affiliate's Agreement of Thomas I. Unterberg, a director of AES and of AES Chigen, provides that the foregoing restrictions will not restrict any market-making or investment banking activities of Unterberg Harris, of which he is a Managing Director.

     Waivers of restrictions on purchasing AES Chigen Class A Common Stock under the AES Affiliates' Agreement entered into by Paul T. Hanrahan, President and Chief Executive Officer of AES Chigen, were granted in 1995 to permit Mr. Hanrahan to purchase 2,000 shares of AES Chigen Class A Common Stock.

     Each AES Affiliates' Agreement will have no further relevance if the Amalgamation is consummated, because all AES Chigen Common Stock will be owned by AES.

DUAL STATUS OF OFFICERS

     Messrs. Sant and Bakke, in addition to serving as Chairman and Vice Chairman of AES Chigen, respectively, serve as executive officers of AES. Mr. Hanrahan devotes substantially all of his time serving as President and Chief Executive Officer of AES Chigen, but continues as a Vice President of AES and devotes some of his time to AES's activities in Asia. Mr. Safford devotes substantially all of his time serving as Vice

President, Chief Financial Officer and Secretary of AES Chigen but continues to work for AES, which, from time to time, requires him to devote a portion of his time to other AES matters. Messrs. Hall and Yeager devote substantially all of their time serving as Executive Vice President and Vice President of AES Chigen, respectively, but also continue to work for AES, which, from time to time, requires them to devote a portion of their time to other AES matters. While Messrs. Hanrahan, Safford and Hall are expected to devote substantially all of their time to AES Chigen's business, AES Chigen and AES have not established any fixed allocation of their time. AES Chigen and AES acknowledge that the dual status of the aforesaid persons with AES Chigen and AES may, from time to time, require attention by an individual or individuals to matters for AES rather than AES Chigen's business in the future. In the event that such circumstances arise, AES Chigen intends to shift responsibilities of other officers, or to appoint additional officers, and to take such other action as may be necessary to avoid an adverse effect on AES Chigen's business. Furthermore, AES has agreed that it will adopt similar staffing strategies to avoid, to the extent possible, conflicting demands on such officers.

MATERIAL EFFECTS OF THE AMALGAMATION

     After the Amalgamation, AES Chigen will be subject to the covenants (the "AES Debt Covenants") contained in AES's debt instruments applicable to subsidiaries, including the documents governing its 10-1/4% Subordinated Notes due 2006, 9 3/4% Senior Subordinated Notes due 2000 and $425 million credit facility due 1999. If the Amalgamation occurs, the material limitations applicable to AES Chigen will include those described below.

     Limitation on Subsidiary Investments and Mergers. Under the AES Debt Covenants, AES may not permit any subsidiary with a direct or indirect interest in a power generation facility (as defined in the relevant agreements) to make any investment in, or to consolidate or merge with, any other entity with a direct or indirect interest in any other power generation facility or other business.

     Immediately prior to the expected consummation of the Amalgamation, AES Chigen intends to contribute the net proceeds of the 2006 Notes remaining after the funding of an interim reserve account and a debt service reserve account, along with certain of its existing funds, to its subsidiaries to provide funding for potential projects and other future projects, as well as additional funding for current projects. See "Recent Developments -- AES Chigen." It is anticipated that these amounts will not in the aggregate be more than approximately $95 million. Under the AES Debt Covenants, as a general matter, after exhaustion of these amounts, no additional AES Chigen funds would be available to fund investment in additional power projects or to fund the capital requirements and construction cost overruns for current projects. As a consequence, opportunities for investment, along with the associated risks, that would otherwise be available to AES Chigen may instead be taken by other investors, including AES. See " -- AES's Plans for AES Chigen and the China Market." Additional capital requirements for AES Chigen-invested projects would have to be funded by other parties, including AES, which would result in a dilution of AES Chigen's interest in any such project. In addition, due to the application of the AES Debt Covenants, cash flow generated from projects would not be permitted to be invested in any other project. As a result, to the extent these funds are not required to pay expenses incurred by AES Chigen, they may accumulate over time. AES Chigen is permitted, pursuant to the terms of the Indenture under which the 2006 Notes were issued, to pay a portion of such funds as dividends to AES, provided that AES Chigen satisfies certain conditions.

     In addition, under the AES Debt Covenants, investment could not be made in a project directly by AES Chigen (as opposed to through one of its subsidiaries). Accordingly, prior to the Amalgamation, AES Chigen intends to transfer its interests in certain potential projects, such as Yangcheng Sun City, Jinhua Golden China and Nanpu Southern Delta, to wholly-owned subsidiaries of AES Chigen. In the case of each of these projects, the consent of AES Chigen's partners in such project and the examination and approval of the relevant PRC government authority are required to effect the transfers of AES Chigen's interest. There can be no assurance that such consents and approvals will be obtained in order to permit investments to be made in these projects following the Amalgamation.

     Limitation on Indebtedness. Under the AES Debt Covenants, AES Chigen and its subsidiaries would be effectively prohibited from incurring additional indebtedness (as defined in the relevant instruments), except that a subsidiary would under some circumstances be permitted to incur indebtedness for the purpose of financing a power project as long as such indebtedness did not have recourse to AES, AES Chigen or another subsidiary.

     Asset Sales. Both the AES Debt Covenants and the covenant contained in the Indenture relating to the 2006 Notes applicable to AES Chigen require the repayment or purchase of indebtedness under specified circumstances involving asset dispositions. Insofar as separate repayments are required at the AES and AES Chigen levels with respect to a single asset sale, this covenant may tend to cause AES Chigen not to make an asset sale under circumstances where it otherwise would.

     Limitation on Investment Following Project Default. Under the AES Debt Covenants, an AES subsidiary is not permitted to make an investment in a project company following the occurrence of a condition permitting the acceleration of indebtedness relating to the project or any failure to pay such indebtedness at its final maturity.

AES'S PLANS FOR AES CHIGEN AND THE CHINA MARKET

     Although, as discussed under "Material Effects of the Amalgamation", certain AES Debt Covenants will limit the operations of AES Chigen if the Amalgamation is consummated, AES nevertheless may continue to pursue the development of power generation facilities in China through other subsidiaries and structures within the restrictions imposed by the AES Debt Covenants. AES will consider the allocation of its capital and resources to the development of power generation facilities in such countries, including China and many others, which in AES's view offer the most attractive returns and opportunities.

              COMPARISON OF SHAREHOLDERS' AND STOCKHOLDERS' RIGHTS

GENERAL

     As a result of the Amalgamation, holders of shares of AES Chigen Class A Common Stock will become stockholders of AES and the rights of all such former AES Chigen shareholders will thereafter be governed by AES's Certificate of Incorporation, AES's By-Laws and the GCL. The rights of the holders of shares of AES Chigen Class A Common Stock are presently governed by the Memorandum of Association of AES Chigen (the "AES Chigen Charter"), the Bye-Laws of AES Chigen (the "AES Chigen Bye-Laws") and the Companies Act. The following summary sets forth the material differences among the rights of the stockholders of AES and the shareholders of AES Chigen and sets forth the material differences between AES's Certificate of Incorporation and the AES Chigen Charter, AES's By-Laws and the AES Chigen Bye-Laws and the GCL and the Companies Act. This summary is qualified by reference to the full text of each of such documents, the GCL and the Companies Act. For information as to how such documents may be obtained, see "Available Information."

COMPARISON OF BERMUDA AND DELAWARE CORPORATE LAW

     The Companies Act, under which AES Chigen is incorporated, differs in certain material respects from the provisions of the GCL. Set forth below is a summary of such differences. The following statements are summaries, and do not purport to deal with all aspects of Bermuda or Delaware law that may be relevant to AES Chigen and its shareholders.

VOTING RIGHTS WITH RESPECT TO EXTRAORDINARY CORPORATE TRANSACTIONS

     BERMUDA. Bermuda law permits an amalgamation between two or more Bermuda companies (or between one or more Bermuda exempted companies and one or more foreign corporations) subject, unless the bye-laws otherwise provide, to obtaining a majority vote of three fourths of the shareholders of each such company present and voting in person or by proxy at a meeting called for the purpose. AES Chigen's Bye-

Laws provide for a lesser vote. See "The Class A Meeting and the Special Meeting." "Short form" amalgamations are permitted between a holding company and one or more of its wholly-owned subsidiary companies or between two or more wholly-owned subsidiary companies of the same holding company subject to approval of the amalgamation by a resolution of the directors of each amalgamating company.

     DELAWARE. Approval of mergers and consolidations and of sales, leases or exchanges of all or substantially all of the property or assets of a corporation requires the approval of the holders of a majority of the outstanding shares entitled to vote, except that no vote of stockholders of the corporation surviving a merger is necessary if: (i) the merger does not amend the certificate of incorporation of the corporation, (ii) each outstanding share immediately prior to the merger is to be an identical share after the merger, and (iii) either no common stock of the corporation and no securities or obligations convertible into common stock are to be issued in the merger, or the common stock to be issued in the merger plus that initially issuable on conversion of other securities issued in the merger does not exceed 20% of the common stock of the corporation immediately before the merger.

APPRAISAL RIGHTS

     BERMUDA. Under Bermuda law, a dissenting shareholder of a company participating in an amalgamation (other than an amalgamation between a company and its wholly-owned subsidiary or between two or more subsidiaries of the same holding company) may, in certain circumstances, receive cash in the amount of the fair value of his shares (as determined by a court), in lieu of the consideration he would otherwise receive in any such transaction.

     DELAWARE. Stockholders are entitled to demand appraisal of their shares in the case of a merger or a consolidation, except where (i) they are stockholders of the surviving company and the merger did not require their approval under the GCL or (ii) the corporation's shares are either listed on a national securities exchange or NASDAQ or held of record by more than 2,000 stockholders as of the record date for the vote on such merger or consolidation. Appraisal rights are available in either (i) or (ii) above, however, if the stockholders are required by the terms of the merger or consolidation to accept any consideration other than (a) stock of the corporation surviving or resulting from the merger or consolidation, (b) shares of stock of another corporation which at the effective date of the merger or consolidation will be either listed on a national securities exchange or NASDAQ or held of record by more than 2,000 stockholders,
(c) cash in lieu of fractional shares or (d) any combination of the foregoing. Appraisal rights are not available in the case of a sale, lease, exchange or other disposition by a company of all or substantially all of its property and assets.

DERIVATIVE SUITS

     BERMUDA. The Bermuda courts ordinarily would be expected to follow English precedent, which would permit a shareholder to commence a derivative action in the name of the company to remedy a wrong done to the company only (a) where the act complained of is alleged to be beyond the corporate power of the company or illegal; (b) where the act complained of is alleged to constitute a fraud against the minority shareholders by those controlling the company; provided, that the majority shareholders have used their controlling position to prevent the company from taking action against the wrongdoers; (c) where an act requires approval by a greater percentage of the company's shareholders than actually approved it; or (d) where there is an absolute necessity to waive the general rule that a shareholder may not bring such an action in order that there not be a violation of the company's memorandum of association or bye-laws. The actions summarized above are generally recognized as exceptions to the rule in Foss v. Harbottle, under which only the company could initiate an action.

     There is a statutory remedy under section 111 of the Companies Act, which provides that a shareholder may seek redress of the court as long as he can establish that the company's affairs are being conducted, or have been conducted, in a manner oppressive or prejudicial to the interests of some part of the shareholders, including himself. The court would also have to be satisfied that to wind up the company would unfairly prejudice that part of the shareholders, but otherwise the facts would justify the making of a winding-up order on the ground that it was just and equitable that the company should be wound up. If the court is satisfied on these two grounds it can make such order as it thinks fit, whether for regulating the conduct of the company's affairs in future, or for the purchase of the shares of any shareholders of the company by other shareholders of the company or by the company. This remedy has not yet been interpreted by the Bermuda courts and therefore it is not known to what extent the court will exercise its discretion. However, the term "oppressive" as used in the previous statute in relation to minority interests has been interpreted restrictively by the English courts in Jermyn Street Turkish Baths, Ltd. There is also provision under section 161(g) of the Companies Act for the court to wind up a company if it is of the opinion that it is just and equitable that the company should be so wound up. However, the grounds for making such an order are relatively limited.

     DELAWARE. The plaintiff must have been a stockholder of the corporation at the time of the transaction of which he complains or his stock thereafter must have devolved upon him by operation of law.

SPECIAL MEETINGS OF STOCKHOLDERS

     BERMUDA. Under Bermuda law, an annual general meeting must be held once every calendar year; a special meeting of shareholders may be convened by the Directors at any time and must be convened upon the requisition of shareholders holding not less than one-tenth of the paid up capital of the company carrying the right to vote at general meetings.

     DELAWARE. Stockholders generally do not have the right to call meetings of stockholders unless such right is granted in the certificate of incorporation or by-laws. However, if a corporation fails to hold its annual meeting within a period of 30 days after the date designated therefor, or if no date has been designated for a period of 13 months after its last annual meeting, the Delaware Court of Chancery may order a meeting to be held upon the application of a stockholder. The AES By-Laws provide that special meetings of the stockholders shall be called at the request in writing of stockholders owning ten percent (10%) or more of the outstanding voting stock. See " -- Charter and By-Law Provisions -- Special Meetings of Stockholders."

ACTION BY CONSENT

     BERMUDA. Action by written consent of shareholders is permitted where the written resolution is signed by all of the shareholders who would be entitled to attend and vote at a meeting, with the exception of a resolution to remove an auditor or a director before the expiration of his term of office.

     DELAWARE. Unless otherwise specified in a corporation's certificate of incorporation, action required or permitted to be taken by stockholders at an annual or special meeting may be taken by stockholders without a meeting, without notice and without a vote, if consents, in writing, setting forth the action, are signed by stockholders with not less than the minimum number of votes that would be necessary to authorize the action at a meeting. All consents must be dated. No consent is effective unless, within 60 days of the earliest dated consent delivered to the corporation, written consents signed by a sufficient number of holders to take action are delivered to the corporation.

AMENDMENTS TO CHARTER

     BERMUDA. Amendments to the memorandum of association of a Bermuda company must be submitted to a general meeting of the shareholders and shall be effective only to the extent approved by the shareholders at such meeting and, except for the alteration of share capital, by the Bermuda Minister of Finance. Amendments to the bye-laws of a Bermuda company must be submitted to a general meeting of the shareholders and shall be effective only to the extent approved by the shareholders at such meeting.

     DELAWARE. Amendments to the certificate of incorporation require the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon or such greater vote as is provided for in the certificate of incorporation; a provision in the certificate of incorporation requiring the vote of a greater number or proportion of the directors or of the holders of any class of stock than is required by the GCL may not be amended, altered or repealed except by such greater vote. See " -- Charter and By-Law Provisions -- Amendments to Charter and By-Laws."

TENDER OFFER STATUTES

     BERMUDA. Bermuda does not currently have a tender offer statute. However, Bermuda law provides that where an offer is made for shares in a company by another company and, within four months of the offer, the holders of not less than 90% in value of the shares which are the subject of the offer accept, the offeror may by notice, given within two months after the expiration of the said four months, require the dissenting shareholders to transfer their shares on the terms of the offer. Dissenting shareholders may apply to a court within one month of such notice objecting to the transfer and the court may give such order as it thinks fit.

     DELAWARE. Generally, Section 203 of the GCL prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the time of the transaction in which the person became an interested stockholder, unless (i) prior to such time, the transaction or the business combination is approved by the board of directors of the corporation, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock (excluding for purposes of determining the number of shares outstanding, shares owned by directors who are also officers and by certain employee plans) or (iii) on or after such time the business combination is approved by the board and by the affirmative vote of a least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. Such "business combinations" include mergers, assets sales and other transactions resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock.

LIMITATIONS ON DIRECTOR LIABILITY

     BERMUDA. Under Bermuda law, a director must observe the statutory duty of care which requires such director to act honestly and in good faith with a view to the best interests of the company and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. Directors are also subject to common law fiduciary duties which require directors to act in what they reasonably believe to be the best interests of the company and for a proper purpose. Bermuda law renders void any provision in the bye-laws or any contract between a company and any such director exempting him from or indemnifying him against any liability in respect of any fraud or dishonesty of which he may be guilty in relation to the company. The AES Chigen Bye-Laws contain certain provisions limiting the liability of directors as permitted under Bermuda law. See " -- Charter and By-Law
Provisions -- Limitations on Director Liability."

     DELAWARE. Under Delaware law, a corporation may include in its certificate of incorporation a provision eliminating or limiting the liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) certain acts concerning unlawful payments of dividends or stock purchases or redemptions under Section 174 of the GCL; or (iv) for any transaction from which a director derived an improper personal benefit. The AES Certificate of Incorporation contains a provision limiting the liability of its directors as permitted under Delaware law. See " -- Charter and By-Law Provisions -- Limitations on Director Liability."

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     BERMUDA. Under Bermuda law, a company is permitted to indemnify any officer or director, out of the funds of the company, against (i) any liability incurred by him in defending any proceedings, whether civil or criminal, in which judgment is given in his favor, or in which he is acquitted, or in connection with any application under relevant Bermuda legislation in which relief from liability is granted to him by the court and (ii) any loss or liability resulting from negligence, default, breach of duty or breach of trust, save for fraud and dishonesty. The AES Chigen Bye-Laws contain certain provisions regarding the indemnification of officers and directors. See
" -- Charter and By-Law Provisions -- Indemnification of Directors and
Officers."

     DELAWARE. Under Delaware law a corporation is permitted to indemnify any of its officers, directors and certain others against any liability incurred in any civil, criminal, administrative or investigative proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. In addition, under Delaware law, to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to above or in defense of any claim, issue or matter therein, he must be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. The AES By-Laws contain provisions regarding the indemnification of their officers, directors, agents and employees. See " -- Charter and By-Law Provisions -- Indemnification of Directors and Officers."

INSPECTION OF BOOKS AND RECORDS; SHAREHOLDER AND STOCKHOLDER LISTS

     BERMUDA. Bermuda law provides the general public with a right of inspection of a Bermuda company's public documents at the office of the Registrar of Companies in Bermuda, and provides a Bermuda company's shareholders with a right of inspection of such company's Bye-Laws, minutes of general (shareholder) meetings and audited financial statements. The register of shareholders is also open to inspection by shareholders free of charge and, upon payment of a small fee, by any other person. A Bermuda company is required to maintain its share register in Bermuda but may establish a branch register outside of Bermuda. A Bermuda company is required to keep at its registered office a register of its directors and officers which is open for inspection by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

     DELAWARE. Any stockholder of record, upon written demand under oath stating the purpose thereof, has the right during the corporation's usual hours for business to inspect for any proper purpose the corporation's stock ledger, a list of its stockholders, and its other books and records, and to make copies or extracts therefrom.

CHARTER AND BY-LAW PROVISIONS

     AES's Certificate of Incorporation and By-Laws differ in certain material respects from the provisions of the AES Chigen Charter and AES Chigen Bye-laws. The following summary sets forth such differences. The following summary is qualified by reference to the full text of such documents and does not purport to deal with all aspects of such documents that may be relevant to AES Chigen and its shareholders.

LIMITATIONS ON DIRECTOR LIABILITY

     AES CHIGEN. The AES Chigen Bye-laws provide that each shareholder agrees to waive any claim or right of action he may have, whether individually or by or in the right of AES Chigen against any director of AES Chigen on account of any action taken by such director, or the failure of such director to take any action in the performance of his duties with or for AES Chigen; provided, however, that such waiver shall not apply to any claims or rights of action arising out of the willful negligence, willful default, fraud or dishonesty of such director.

     AES. AES's Certificate of Incorporation limits director liability as described under " -- Comparison of Bermuda and Delaware Corporate
Law -- Limitations on Director Liability."

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     AES CHIGEN. The AES Chigen Bye-laws generally provide that the officers and directors of AES Chigen and their heirs shall be indemnified and secured harmless out of the assets of AES Chigen from and against all actions, costs, charges, losses, damages and expenses which they or their heirs may incur by reason of any act done or omitted in the execution of their duty in their respective offices; provided, that such indemnity shall not extend to any matter in respect of any willful negligence, willful default, fraud or dishonesty which may attach to any of such persons.

     AES. AES's By-Laws generally provide that AES's officers, directors and certain others will be indemnified by AES to the fullest extent permitted under the laws of the State of Delaware against all expenses (including attorneys' fees, judgments, fines, penalties and amounts paid in settlement) actually and reasonably incurred by such person in connection with the defense or settlement of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person is a party by reason of the fact that such person was or is a director or officer of AES. The indemnification does not apply to any action or suit by or in the right of AES to procure a judgment in its favor (a "derivative action") in respect of any claim, issue or matter as to which such person has been adjudged to be liable to AES unless the Delaware Court of Chancery or other court determines that such person is entitled to indemnity for expenses.

AMENDMENTS TO CHARTER AND BY-LAWS

     AES CHIGEN. Any amendment of the AES Chigen Memorandum of Association and any rescission, alteration or amendment of the AES Chigen Bye-Laws or adoption of a new Bye-Law requires: (i) approval by the Board of Directors (including, until the Time of Conversion, as defined in the Bye-Laws, the affirmative vote of at least one Class A Director and one Class B Director); (ii) approval by the shareholders at a general meeting; and (iii) until the Time of Conversion, separate approval by the holders of a majority of the issued shares of each of the AES Chigen Class A Common Stock and the AES Chigen Class B Common Stock. Any amendment of the AES Chigen Memorandum of Association also requires the consent of the Bermuda Minister of Finance, except for an alteration of share capital.

     AES. AES's Certificate of Incorporation provides that it may be amended in the manner prescribed by the GCL; therefore, in accordance with Section 242 of the GCL, it may be amended by a vote of holders of a majority of the outstanding stock entitled to vote thereon. AES's By-Laws contain a provision whereby such By-Laws may be amended or repealed by the affirmative vote of a majority of the stockholders entitled to vote thereon. AES's By-Laws may also be amended or repealed by a majority of the directors then in office, provided that the stockholders may determine by majority vote that any action taken by them with respect to the By-Laws may not be amended or repealed by the Board of Directors.

SPECIAL MEETINGS OF STOCKHOLDERS

     AES CHIGEN. The AES Chigen Bye-laws provide that a special meeting of shareholders may be called by shareholders as provided under the Companies Act. The Companies Act provides that a special meeting may be called by the holders of 10% of the paid-up capital of a company which carries the right to attend and vote at general meetings.

     AES. AES's By-Laws provide that the holders of at least 10% of the outstanding voting stock of AES may request that the Chairman of the Board or the President call a special meeting of stockholders.

                             SHAREHOLDER PROPOSALS

     Any holder of AES Chigen Class A Common Stock who meets the requirements of the proxy rules under the Exchange Act may submit to AES Chigen's Board of Directors proposals for inclusion in the proxy materials to be submitted to the shareholders in connection with an annual general meeting. Shareholders wishing to have a proposal included in AES Chigen's proxy materials shall comply with the applicable requirements of the Exchange Act and the rules and regulations thereunder and shall have the rights provided by Rule 14a-8 under such Act. Any such proposal should be submitted in writing by notice delivered or mailed, postage prepaid, to the Secretary, AES China Generating Co. Ltd., 9/F., Allied Capital Resources Building, 32-38 Ice House Street, Central, Hong Kong. In order to be eligible under Rule 14a-8 for inclusion in AES Chigen's proxy statement and accompanying proxy for the 1997 Annual General Meeting shareholder proposals must have been received by AES Chigen on or before November 1, 1996. If the Amalgamation is consummated, AES Chigen will have no 1997 Annual General Meeting.

                                 LEGAL MATTERS

     The legality of the AES Common Stock being offered hereby has been passed upon for AES by Chadbourne & Parke LLP, 30 Rockefeller Plaza, New York, New York 10112.

                                    EXPERTS

     The consolidated financial statements and related financial statement schedules of AES for the year ended December 31, 1995 incorporated in this Proxy Statement/Prospectus by reference to the Final Supplemental Prospectus in connection with AES's Registration Statement on Form S-3 (Registration No. 333-01286) have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of Light Servicos de Electricidade S.A. for the years ended December 31, 1995 and 1994 incorporated in this Proxy Statement/Prospectus by reference from the Current Report on Form 8-K of AES filed on June 12, 1996, have been audited by Deloitte Touche Tohmatsu, Rio de Janeiro, Brazil, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of AES Chigen incorporated in this Proxy Statement/Prospectus by reference to AES Chigen's Annual Report on Form 10-K for the year ended November 30, 1995 have been audited by Deloitte Touche Tohmatsu, Hong Kong, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                                                      APPENDIX A

                       AMENDED AND RESTATED AGREEMENT AND
                              PLAN OF AMALGAMATION

     THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF AMALGAMATION, dated as of November 12, 1996 (this "Agreement"), by and among THE AES CORPORATION, a Delaware corporation ("AES"), AES CHINA GENERATING CO. LTD., a Bermuda company ("Chigen"), and AES ACQUISITION CO. LTD., a Bermuda company ("Sub"),

                             W I T N E S S E T H :

     WHEREAS, AES and Chigen entered into an Agreement and Plan of Amalgamation, dated as of November 12, 1996 (the "Original Amalgamation Agreement"), pursuant to which AES and Chigen agreed that upon the terms and subject to the conditions of the Original Amalgamation Agreement and in accordance with the Bermuda Companies Act 1981, as amended (the "Companies Act"), a Bermuda company to be formed as a wholly-owned subsidiary of AES would be amalgamated with and into Chigen (the "Amalgamation"); and

     WHEREAS, AES and Chigen now wish to amend the Original Amalgamation Agreement to (a) include Sub as a party thereto, (b) provide for certain representations, warranties, covenants and other agreements to be made by Sub in connection with the Amalgamation and (c) make certain modifications to the Original Amalgamation Agreement;

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree that the terms, covenants and provisions of the Original Amalgamation Agreement are hereby modified, amended and restated in their entirety as follows:

                                   ARTICLE I

                                THE AMALGAMATION

     SECTION 1.01.  The Amalgamation.  At the Effective Time (as defined in
Section 1.03 below), and upon the terms and subject to the conditions hereof, Sub shall be amalgamated with and into Chigen in accordance with the provisions of the Companies Act. At and after the Effective Time, Chigen shall continue in the form of the amalgamated company (the "Amalgamated Company") and shall operate under the name "AES China Generating Co. Ltd.".

     SECTION 1.02. Closing. The closing of the Amalgamation will take place at 10:00 a.m. on a date to be specified by AES or Sub, which may be on, but shall be no later than the third business day after, the day on which there shall have been satisfaction or waiver of the conditions set forth in Article V (the "Closing Date"), at the offices of Chadbourne & Parke LLP, 30 Rockefeller Plaza, New York, New York 10112, unless another date or place is agreed to in writing by the parties hereto.

     SECTION 1.03. Effective Time. On the date hereof, or as soon as practicable thereafter, the parties shall file an application for the consent of the Bermuda Minister of Finance, and on the Closing Date, or as soon as practicable thereafter, the parties shall file an application for registration of the Amalgamation with the Bermuda Registrar of Companies and any other appropriate documents (together, the "Bermuda Applications") executed in accordance with the relevant provisions of the Companies Act and shall make all other filings or recordings required under the Companies Act. The Amalgamation shall become effective at such time as a certificate of amalgamation (the "Certificate of Amalgamation") is duly issued by the Bermuda Registrar of Companies (the time the Amalgamation becomes effective being the "Effective Time").

     SECTION 1.04. Effects of the Amalgamation. The effect of the Amalgamation shall be as provided in the applicable provisions of the Companies Act.

     SECTION 1.05. Memorandum of Association and Bye-laws. (a) The memorandum of association of Chigen as in effect immediately prior to the Effective Time shall be the memorandum of association of the Amalgamated Company until thereafter changed or amended as provided therein or by applicable law.

     (b) The Bye-laws of Chigen shall be the bye-laws of the Amalgamated Company, until thereafter changed or amended as provided therein or by applicable law. The registration number of the Amalgamated Company in Bermuda after the Effective Time shall be the same registration number as that of Chigen immediately prior to the Effective Time.

     SECTION 1.06. Directors. The persons set forth in Exhibit A attached hereto shall be the directors of the Amalgamated Company, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     SECTION 1.07. Officers. The officers of Chigen immediately prior to the Effective Time shall be the officers of the Amalgamated Company, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                   ARTICLE II

             EFFECT OF THE AMALGAMATION ON THE CAPITAL STOCK OF THE
                CONSTITUENT COMPANIES; EXCHANGE OF CERTIFICATES

     SECTION 2.01. Effect on Capital Stock. As of the Effective Time, by virtue of the Amalgamation and without any action on the part of the holders of any shares of Class A Common Stock, par value $0.01 per share, of Chigen (the "Class A Common Stock"), or Class B Common Stock, par value $0.01 per share, of Chigen (the "Class B Common Stock" and together with the Class A Common Stock, the "Chigen Common Stock") or the holder of any shares of capital stock of Sub:

          (a) Capital Stock of Sub. Each share of the capital stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of Common Stock of the Amalgamated Company.

          (b) Cancellation of Treasury Stock and AES Owned Stock. Each share of Chigen Common Stock that is owned by any subsidiary of Chigen and each share of Chigen Common Stock that is owned by AES, Sub or any other subsidiary of AES shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

          (c) Cancellation of Class A Common Stock. Subject to Section 2.01(d), each issued and outstanding share of Class A Common Stock (other than shares to be canceled in accordance with Section 2.01(b)) shall be canceled in consideration of the right to receive AES Common Stock in the ratio of
     (i) 0.2900 of a share of AES Common Stock or (ii) should the average closing price of AES Common Stock on the New York Stock Exchange (the "NYSE") (with fractions expressed as a decimal rounded to the nearest one ten-thousandth) over the 15 consecutive trading day period ending at the close of trading on the third trading day immediately prior to the date of the Chigen Special Meeting (the "Average Closing Price") be less than $45.00, such fraction of a share of AES Common Stock (expressed as a decimal rounded to the nearest one ten-thousandth) as is determined by dividing $13.05 by the Average Closing Price (the "Exchange Ratio" or the "Amalgamation Consideration"). As of the Effective Time, all such shares of Class A Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Class A Common Stock shall cease to have any rights with respect thereto, except the right to receive the Amalgamation Consideration, without interest.

          (d) Shares of Dissenting Shareholders. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of Class A Common Stock held by a person who did not vote in favor of the Amalgamation and who complies with all the provisions of Bermuda law concerning the right of holders of Class A Common Stock to dissent from the Amalgamation and require appraisal of their shares of Class A Common Stock (such shareholder, a "Dissenting Shareholder", and such shares,

     "Dissenting Shares") shall be canceled in consideration for the right to receive such consideration as may be payable to such Dissenting Shareholder upon completion of the Amalgamation pursuant to the laws of Bermuda. Chigen shall give AES (i) prompt notice of any demands for appraisal of shares of Class A Common Stock received by Chigen and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. Chigen shall not, without the prior written consent of AES, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

     SECTION 2.02. Payment for Cancellation of Class A Common Stock in the Amalgamation. The manner of making payment for the cancellation of Class A Common Stock in the Amalgamation shall be as follows:

          (a) At the Effective Time, AES shall make available to an exchange agent selected by AES and reasonably acceptable to Chigen (the "Exchange Agent"), for the benefit of those persons who immediately prior to the Effective Time were the holders of Class A Common Stock, a sufficient number of certificates representing shares of AES Common Stock required to effect the delivery of the aggregate Amalgamation Consideration required to be issued pursuant to Section 2.01 (the certificates representing shares of AES Common Stock comprising such aggregate Amalgamation Consideration being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the shares of AES Common Stock contemplated to be issued pursuant to Section 2.01. The Exchange Fund shall not be used for any other purpose.

          (b) Promptly after the Effective Time, the Exchange Agent shall mail to each registered holder (other than Dissenting Shareholders) of a certificate or certificates which immediately prior to the Effective Time represented outstanding Class A Common Stock (the "Certificates") (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal duly executed and any other required documents, the holder of such Certificates shall be entitled to receive for each of the shares of Class A Common Stock represented by such Certificates the Amalgamation Consideration and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, Certificates shall represent solely the right to receive the Amalgamation Consideration and any cash in lieu of fractional shares of AES Common Stock as contemplated by Section 2.03 with respect to each of the shares of Class A Common Stock represented thereby. No dividends or other distributions that are declared after the Effective Time on shares of AES Common Stock and payable to the holders of record thereof after the Effective Time will be paid to persons entitled by reason of the Amalgamation to receive shares of AES Common Stock until such persons surrender their Certificates. Upon such surrender, there shall be paid to the person in whose name shares of AES Common Stock are issued any dividends or other distributions having a record date after the Effective Time and payable with respect to such shares of AES Common Stock between the Effective Time and the time of such surrender. After such surrender there shall be paid to the person in whose name shares of AES Common Stock are issued any dividends or other distributions on such shares of AES Common Stock which shall have a record date after the Effective Time and prior to such surrender and a payment date after such surrender and such payment shall be made on such payment date. In no event shall the persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. If any cash or any certificate representing shares of AES Common Stock is to be paid to or issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such shares of AES Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of Class A Common Stock for any shares of AES Common Stock or dividends thereon or, in accordance with Section 2.03, proceeds of the sale of fractional interests, delivered to a public official pursuant to applicable escheat law. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to shares of AES Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares of AES Common Stock for the account of the persons entitled thereto.

          (c) Subject to the requirements of applicable law, certificates surrendered for exchange by any person constituting an "affiliate" of Chigen for purposes of Rule 145 of the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "Securities Act") shall not be exchanged for certificates representing shares of AES Common Stock until AES has received from such person a written "affiliate" agreement in a form reasonably acceptable to AES and Chigen. Chigen shall use reasonable efforts to cause each such person to deliver such written agreement to AES on or prior to the Closing Date.

          (d) Any portion of the Exchange Fund which remains unclaimed by the former shareholders of Chigen for one year after the Effective Time shall be delivered to AES, upon demand of AES, and any former shareholders of Chigen shall thereafter look only to AES for payment of their claim for the Amalgamation Consideration for the shares or for any cash in lieu of fractional shares of AES Common Stock.

          (e) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Amalgamated Company, the execution of an indemnity agreement by such person and/or the posting by such person of a bond in such reasonable amount as the Amalgamated Company may reasonably direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of AES Common Stock, cash in lieu of fractional shares of AES Common Stock and unpaid dividends and distributions on shares of AES Common Stock deliverable in respect thereof pursuant to this Agreement.

     SECTION 2.03. No Fractional Shares. No fractional shares of AES Common Stock shall be issued in the Amalgamation and no fractional share interests will entitle the owner thereof to vote or to any rights of a stockholder of AES. In lieu of any such fractional securities, each holder of shares of Class A Common Stock who would otherwise have been entitled to a fraction of a share of AES Common Stock upon surrender of Certificates for cancellation pursuant to this
Article II, after aggregating all shares of AES Common Stock which such holder would be entitled to receive under Section 2.01(c), will be paid an amount in cash (without interest) equal to the closing price per share of AES Common Stock on the trading day prior to the day on which the Effective Time occurs multiplied by the fraction of a share of AES Common Stock to which such holder would otherwise be entitled. As soon as practicable after the determination of the amount of cash to be paid to former shareholders of Chigen in lieu of any fractional interests, the Exchange Agent shall make available in accordance with this Agreement such amounts to such former shareholders.

     SECTION 2.04. Transfer of Shares after the Effective Time. No transfers of shares of Class A Common Stock shall be made on the share transfer books of Chigen after the close of business on the day prior to the date of the Effective Time.

     SECTION 2.05. Stock Options. Pursuant to the AES China Generating Co. Ltd. Incentive Stock Option Plan (the "Option Plan"), all outstanding options issued thereunder (the "Options") shall, as of the Effective Time, automatically and without any action on the part of the holders thereof, become options for AES Common Stock. The Option Plan shall remain in full force and effect after the Effective Time unless otherwise amended or terminated in accordance with the plan document. The date of grant for each option shall be the date on which the corresponding Option was originally granted. At the Effective Time, AES shall reserve for issuance the number of shares of AES Common Stock that will become issuable upon the exercise of the options pursuant to this Section 2.05. Nothing in this Section 2.05 shall affect the schedule of vesting (or the acceleration thereof) with respect to the Options. As soon as practicable after the Effective Time, AES shall file a registration statement or registration statements on Form S-8 (or any successor form), or another appropriate form with respect to the shares of AES Common Stock subject to the options, and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus contained therein) for so long as any options remain outstanding. It is the intention of the parties that, subject to applicable law, the options qualify following the Effective Time as "incentive stock options" (as defined in Section 422 of the United States Internal Revenue Code of 1986, as amended (the "Code")) to the extent that the Options qualified as incentive stock options prior to the Effective Time and, accordingly, the provisions of this Section 2.05 shall be deemed amended to the extent necessary to maintain such status of the options.

     SECTION 2.06. Adjustments to Exchange Ratio, etc. The exchange ratios set forth in Sections 2.01 and 5.02(f) and any floor amounts shall be adjusted to reflect fully the effect of any stock split (including a consolidation) of AES Common Stock or a dividend payable in AES Common Stock, or any other distribution of securities or dividend (in cash or otherwise) to holders of AES Common Stock (including, without limitation, such a distribution made in connection with a recapitalization, reclassification, merger, consolidation, reorganization or similar transaction, but excluding any regular quarterly dividend paid in cash) occurring or having a record date after the date hereof and prior to the Effective Time.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     SECTION 3.01. Representations and Warranties of Chigen. Chigen represents and warrants to AES as follows:

          (a) Organization, Standing and Corporate Power. Chigen is a company duly organized, validly existing and in compliance under the laws of Bermuda and has the requisite corporate power and authority to carry on its business as now being conducted. Chigen is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified, licensed or in good standing (individually or in the aggregate) would not have a Material Adverse Effect (as defined in Section 7.03(c) below) in respect of Chigen.

          (b) Subsidiaries. All the outstanding shares of capital stock, partnership interests or other equity interests owned by Chigen in each subsidiary in which Chigen has a direct or indirect interest are, directly or indirectly, free and clear of all Liens (as defined in Section 7.03(b) below).

          (c) Capital Structure. The authorized capital stock of Chigen is substantially as described in the Chigen SEC Documents (as defined in Section 3.01(e) below). All outstanding shares of capital stock of Chigen are, and all shares which may be issued will be, when issued, duly authorized, validly issued and fully paid and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of Chigen having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Chigen may vote. Except as set forth above, as of the date of this Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Chigen is a party or by which it is bound obligating Chigen to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Chigen or obligating Chigen to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are not any outstanding contractual obligations of Chigen to repurchase, redeem or otherwise acquire any shares of capital stock of Chigen.

          (d) Authority; Noncontravention. Chigen has the requisite corporate power and authority to enter into this Agreement and, subject to the approval of the Amalgamation and this Agreement by the requisite vote of the holders of the outstanding shares of Chigen, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Chigen and the consummation by Chigen of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Chigen, subject, in the case of this Agreement, to approval of the

     Amalgamation and this Agreement by the requisite vote of the holders of the outstanding shares of Chigen Common Stock. This Agreement has been duly executed and delivered by Chigen and, assuming this Agreement constitutes the valid and binding obligation of AES and Sub, this Agreement constitutes the valid and binding obligation of Chigen, enforceable against Chigen in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Chigen or any of its subsidiaries under, (i) the Memorandum of Association or Bye-laws of Chigen or the comparable charter or organizational documents of any of its subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Chigen or any of its subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Chigen or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) or (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not
     (x) have a Material Adverse Effect in respect of Chigen, (y) impair in any material respect the ability of Chigen to perform its obligations under this Agreement or (z) prevent the consummation of any of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any U.S. federal, state or local government or foreign government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required by Chigen or any of its subsidiaries in connection with the execution and delivery of this Agreement by Chigen or the consummation by Chigen of the transactions contemplated by this Agreement, except for (i) the filing with the United States Securities and Exchange Commission (the "SEC") and the SEC's review of (x) the proxy statement relating to the approval by Chigen's shareholders of the Amalgamation and this Agreement (as amended or supplemented from time to time, the "Proxy Statement") and
     (y) such other filings under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) any filings made in compliance with the rules and regulations of the NYSE and the Nasdaq National Market System, (iii) the filing of the Bermuda Applications, and the appropriate documents with the relevant authorities of other jurisdictions in which Chigen is qualified to do business, (iv) such filings as may be required by any applicable state securities or "blue sky" laws or state takeover laws, (v) such filings, consents, approvals, orders, registrations and declarations as may be required under the laws of any foreign country in which Chigen or any of its subsidiaries conducts any business or owns any assets, (vi) the consent of the Bermuda Minister of Finance to amalgamate Chigen with Sub, (vii) the issuance by the Bermuda Registrar of Companies of the Certificate of Amalgamation, and (viii) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate (a) have a Material Adverse Effect in respect of Chigen, (b) impair in any material respect the ability of Chigen to perform its obligations under this Agreement or (c) prevent or significantly delay the consummation of the transactions contemplated by this Agreement.

          (e) SEC Documents; Financial Statements. Chigen has filed all required reports, forms and other documents with the SEC since February 23, 1994 (the "Chigen SEC Documents"). As of their respective dates, (i) the Chigen SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Chigen SEC Documents, and (ii) none of the Chigen SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Chigen SEC Document has been revised or superseded by a later-filed Chigen SEC Document filed and publicly available prior to the date of this Agreement, none of the Chigen SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Chigen included in the Chigen SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Chigen and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the Chigen SEC Documents filed and publicly available prior to the date of this Agreement, and except for Chigen's planned offering of notes due 2006 (the "Chigen Debt Offering") and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the most recent consolidated balance sheet included in the Chigen SEC Documents filed and publicly available prior to the date of this Agreement and except for liabilities and obligations which would not, individually or in the aggregate, have a Material Adverse Effect in respect of Chigen, neither Chigen nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of Chigen and its consolidated subsidiaries or in the notes thereto.

          (f) Absence of Certain Changes or Events. Except as disclosed in the Chigen SEC Documents filed and publicly available prior to the date of this Agreement, and, except for the Chigen Debt Offering, since November 30, 1995, Chigen has conducted its business only in the ordinary course, and there has not been (i) any Material Adverse Change (as defined in sec. 7.03(c) below) in respect of Chigen, (ii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iii) (x) any granting by Chigen to any officer of Chigen of any increase in compensation, except in the ordinary course of business consistent with prior practice, as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the Chigen SEC Documents filed and publicly available prior to the date of this Agreement, (y) any granting by Chigen to any such officer of any increase in severance or termination pay, except as was required under employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the Chigen SEC Documents filed and publicly available prior to the date of this Agreement or (z) any entry by Chigen or any of its subsidiaries into any employment, severance or termination agreement with any such officer, (iv) any damage, destruction or loss, whether or not covered by insurance, that has or reasonably could be expected to have a Material Adverse Effect in respect of Chigen or (v) any change in accounting methods, principles or practices by Chigen materially affecting its assets, liabilities or business, except insofar as may have been required by a change in GAAP.

          (g) Litigation. Except as disclosed in the Chigen SEC Documents filed and publicly available prior to the date of this Agreement, there is no suit, action or proceeding pending or, to the knowledge of Chigen, threatened against Chigen or any of its subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect in respect of Chigen; it being understood that this representation shall not include any litigation of the nature described in Section 5.02(a)(i) through (iv).

          (h) Compliance with Applicable Laws. Each of Chigen and its subsidiaries has in effect all foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights, including all authorizations under environmental laws ("Permits"), necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under any such Permit, except for the lack of Permits and except for defaults under Permits which such lack or default individually or in the aggregate would not have a Material Adverse Effect in respect of Chigen. Except as disclosed in the Chigen SEC Documents filed and publicly available prior to the date of this Agreement, Chigen and its subsidiaries are in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity, except for any noncompliance which individually or in the aggregate would not have a Material Adverse Effect in respect of Chigen.

          (i) Brokers; Schedule of Fees and Expenses. No broker, investment banker or financial advisor or other person, other than Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), the fees and expenses of which will be paid by Chigen, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Chigen. Chigen has provided AES true and correct copies of all agreements between Chigen and Merrill Lynch.

          (j) Opinion of Financial Advisor. Chigen has received the opinion of Merrill Lynch, to the effect that, as of the date of this Agreement, the consideration to be received in the Amalgamation by the holders of Class A Common Stock is fair to the holders of Class A Common Stock from a financial point of view, and a complete and correct copy of such opinion has been, or promptly upon receipt thereof will be, delivered to AES.

          (k) Board Recommendation. At a meeting duly called and held in compliance with Chigen's Bye-laws, (i) a Special Committee of the Board of Directors of Chigen comprised of the directors elected by the holders of the Class A Common Stock (the "Special Committee") has adopted a resolution approving the Amalgamation and recommended that the Board of Directors of Chigen approve this Agreement and the transactions contemplated hereby,
     (ii) the Board of Directors of Chigen has adopted a resolution (a) approving the Amalgamation, based on a determination that the Amalgamation is in the best interests of Chigen and the holders of Class A Common Stock, and (b) approving and adopting this Agreement and the transactions contemplated hereby and recommending approval and adoption of this Agreement and the transactions contemplated hereby by the holders of Class A Common Stock.

     SECTION 3.02. Representations and Warranties of AES. AES and Sub represent and warrant to Chigen as follows:

          (a) Organization, Standing and Corporate Power. AES is a corporation duly organized, validly existing and in good standing under the laws of Delaware, Sub is an exempted company duly organized, validly existing and in compliance under the laws of Bermuda and each of them has the requisite corporate power and authority to carry on its business as now being conducted. Each of AES and Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect in respect of AES. AES has delivered to Chigen complete and correct copies of its certificate of incorporation and by-laws, and the memorandum of association and bye-laws of Sub, in each case as amended to the date of this Agreement.

          (b) Capital Structure. The authorized capital stock of AES is substantially as described in the AES SEC Documents (as defined in Section 3.02(d) below). AES does not own any shares of the Class A Common Stock of Chigen.

          (c) Authority; Noncontravention. AES and Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of AES and Sub. This Agreement has been duly executed and delivered by AES and Sub and, assuming this Agreement constitutes the valid and binding obligation of Chigen, this Agreement constitutes a valid and binding obligation of AES and Sub, enforceable against AES and Sub, as applicable, in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of AES under, (i) the certificate of incorporation or by-laws of AES or the memorandum of association or bye-laws of Sub, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to AES or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to AES or Sub or their respective properties or assets, other than, in the case of clauses
     (ii) or (iii), any such conflicts, violations, defaults, rights or Liens that (a) will have been waived prior to the Effective Time or (b) would not individually or in the aggregate (x) have a Material Adverse Effect in respect of AES, (y) impair in any material respect the ability of AES and Sub to perform their respective obligations under this Agreement or (z) prevent the consummation of any of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by AES or Sub in connection with the execution and delivery of this Agreement or the consummation by AES or Sub, as the case may be, of any of the transactions contemplated by this Agreement, except for (i) the filing with the SEC of (x) the Registration Statement (as defined in Section 4.01 below), and (y) such other filings under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the SEC order declaring the Registration Statement effective pursuant to Section 8(a) of the Securities Act, (iii) any filings made in compliance with the rules and regulations of the NYSE and the Nasdaq National Market System, (iv) the filing of the Bermuda Applications, and the appropriate documents with the relevant authorities of other states in which Chigen is qualified to do business,
     (v) such filings as may be required by any applicable state securities or "blue sky" laws or state takeover laws, (vi) the consent of the Bermuda Minister of Finance to amalgamate Chigen with Sub, (vii) the issuance by the Bermuda Registrar of Companies of the Certificate of Amalgamation, and
     (viii) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate (a) have a Material Adverse Effect in respect of AES, (b) impair the ability of AES or Sub to perform their respective obligations under this Agreement or (c) prevent or significantly delay the consummation of any transaction contemplated by this Agreement.

          (d) SEC Documents; Financial Statements. AES has filed all required reports, forms and other documents with the SEC since January 1, 1994 (the "AES SEC Documents"). As of their respective dates, (i) the AES SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such AES SEC Documents, and (ii) none of the AES SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any AES SEC Document has been revised or superseded by a later-filed AES SEC Document filed and publicly available prior to the date of this Agreement, none of the AES SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of AES included in the AES SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of AES and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the AES SEC Documents filed and publicly available prior to the date of this Agreement, and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the most recent consolidated balance sheet included in the AES SEC Documents filed and publicly available prior to the date of this Agreement and except for liabilities and obligations which would not, individually or in the aggregate, have a Material Adverse Effect in respect of AES, neither AES nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of AES and its consolidated subsidiaries or in the notes thereto.

          (e) Absence of Certain Changes or Events. Except as disclosed in the AES SEC Documents filed and publicly available prior to the date of this Agreement, since December 31, 1995 AES has conducted its business only in the ordinary course, and there has not been (i) any Material Adverse Change in respect of AES, (ii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iii) any damage, destruction or loss, whether or not covered by insurance, that has or reasonably could be expected to have a Material Adverse Effect in respect of AES or (iv) any change in accounting methods, principles or practices by AES materially affecting its assets, liabilities or business, except insofar as may have been required by a change in GAAP.

          (f) Litigation. Except as disclosed in the AES SEC Documents filed and publicly available prior to the date of this Agreement, there is no suit, action or proceeding pending or, to the knowledge of AES, threatened against AES or any of its subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect in respect of AES.

          (g) Brokers. No broker, investment banker, financial advisor or other person, the fees and expenses of which will be paid by AES, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of AES or Sub.

          (h) Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

                                   ARTICLE IV

                             ADDITIONAL AGREEMENTS

     SECTION 4.01. Registration Statement; Proxy Statement. (a) (i) As promptly as practicable after the execution of this Agreement, AES and Chigen shall prepare and file with the SEC a preliminary proxy statement for use in connection with the Chigen Class A Meeting (as defined in Section 4.02 below) and the Chigen Special Meeting (as defined in Section 4.02 below) (the "Proxy Statement") and, once the SEC has reviewed the Proxy Statement, a registration statement on Form S-4 (together with all amendments thereto, the "Registration Statement") in connection with the registration under the Securities Act of the shares of AES Common Stock to be issued to the holders of the Class A Common Stock pursuant to the Amalgamation. AES, Sub and Chigen shall cooperate with each other in connection with any other filings with the SEC that any of them is obligated to make as a result of the transactions contemplated hereby. AES and Chigen each shall use all reasonable efforts to cause the Registration Statement to become effective (and to maintain such effectiveness until the AES Common Stock covered thereby has been issued) and the Proxy Statement to be reviewed by the SEC staff as promptly as practicable. Prior to the effective date of the Registration Statement, AES shall take all or any action required under any applicable federal or state securities laws in connection with the issuance of shares of AES Common Stock pursuant to the Amalgamation. Each of Chigen and AES shall pay its own expenses incurred in connection with the Registration Statement, the Proxy Statement, the Chigen Class A Meeting and the Chigen Special Meeting, including, without limitation, the fees and disbursements of their respective counsel, accountants and other representatives, except that Chigen and AES each shall pay one-half of any printing expenses incurred in connection therewith and Chigen shall pay any filing fees with respect to the filing of the Proxy Statement with the SEC. Such fee shall be reimbursed to Chigen in the event this Agreement is terminated. Chigen shall furnish all information concerning Chigen as AES may reasonably request in connection with such actions and the preparation of the Registration Statement. As promptly as practicable after the Proxy Statement has been reviewed by the SEC and the Registration Statement shall have become effective, Chigen shall mail the Proxy

Statement to its shareholders. The Proxy Statement shall include the recommendation of the Special Committee and the recommendation of the Board of Directors of Chigen in favor of the Amalgamation, unless the Special Committee has, in accordance with the terms of this Agreement, withdrawn or modified its recommendation or approval of this Agreement.

     (ii) No amendment or supplement to the Registration Statement or the Proxy Statement will be made by AES or Chigen without the other's approval, which shall not be unreasonably withheld. AES and Chigen each will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the AES Common Stock issuable in connection with the Amalgamation for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Registration Statement or the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information.

     (iii) AES shall promptly prepare and submit to the NYSE a listing application covering the shares of AES Common Stock issuable in the Amalgamation, and shall use its reasonable best efforts to obtain, prior to the Effective Time, approval for the listing of such AES Common Stock, subject to official notice of issuance, and Chigen shall cooperate fully with AES with respect to such listing.

     (b) AES represents, warrants and agrees that none of the information supplied or to be supplied by AES for inclusion or incorporation by reference in the Registration Statement (including the Proxy Statement) shall, at (i) the time the Registration Statement is filed with the SEC or declared effective,
(ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of Chigen, (iii) the time of the Chigen Class A Meeting and the Chigen Special Meeting and (iv) the Effective Time, contain any untrue statement of a material fact or any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein, or necessary in order to make the statements therein not false or misleading. If at any time prior to the Effective Time any event or circumstance relating to AES or any subsidiary of AES, or their respective officers or directors, should be discovered by AES which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, AES shall promptly inform Chigen of such event or circumstance. Notwithstanding the foregoing, AES makes no representation or warranty with respect to any information which is supplied for inclusion or incorporation by reference in the Registration Statement (including the Proxy Statement) by Chigen or any of its representatives and which is contained therein. All documents that AES is responsible for filing with the SEC in connection with the transactions contemplated hereby will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

     (c) Chigen represents, warrants and agrees that none of the information supplied or to be supplied by Chigen for inclusion or incorporation by reference in the Registration Statement (including the Proxy Statement) shall, at the respective times the Registration Statement is filed with the SEC or declared effective or the Proxy Statement contained in the Registration Statement is first published, sent or given to the holders of Class A Common Stock, and at the Effective Time, contain any untrue statement of a material fact or any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein, or necessary in order to make the statements therein not false or misleading. If at any time prior to the Effective Time any event or circumstance relating to Chigen or any subsidiary of Chigen, or their respective officers or directors, should be discovered by Chigen which should be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement, Chigen shall promptly inform AES of such event of circumstance. Notwithstanding the foregoing, Chigen makes no representation or warranty with respect to any information which is supplied for inclusion or incorporation by reference in the Registration Statement (including the Proxy Statement) by AES or Sub or any of their representatives and which is contained therein. All documents that Chigen is responsible for filing with the SEC in connection with the transactions contemplated hereby will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

     (d) Chigen, AES and Sub each hereby (i) consents to the use of its name and, on behalf of its subsidiaries and affiliates, the names of such subsidiaries and affiliates, and to the inclusion of financial statements and business information relating to such party and its subsidiaries and affiliates (in each case, to the extent required by applicable securities laws), in the Registration Statement and the Proxy Statement, (ii) agrees to use all reasonable efforts to obtain the written consent of any person or entity retained by it which may be required to be named (as an expert or otherwise) in the Registration Statement or the Proxy Statement, and (iii) agrees to cooperate fully, and agrees to use all reasonable efforts to cause its subsidiaries and affiliates to cooperate fully, with any legal counsel, investment banker, accountant or other agent or representative retained by any of the parties specified in clause (i) above in connection with the preparation of any and all information required, as determined after consultation with each party's counsel, to be disclosed by applicable securities laws in the Registration Statement or the Proxy Statement.

     SECTION 4.02. Shareholders' Meetings. Chigen shall call a special class meeting of the holders of Class A Common Stock (the "Chigen Class A Meeting") and a special general meeting of its shareholders (the "Chigen Special Meeting") as promptly as practicable for the purpose of voting upon the approval of this Agreement and the Amalgamation and Chigen shall use all commercially reasonable efforts to hold the Chigen Class A Meeting and the Chigen Special Meeting as soon as practicable after the date on which the Registration Statement becomes effective. Unless the Special Committee has, in accordance with the terms of this Agreement, withdrawn or modified its recommendation or approval of this Agreement, Chigen shall use all commercially reasonable efforts to solicit from its shareholders proxies in favor of the approval of this Agreement and the Amalgamation, and shall take all other action reasonably necessary or advisable to secure the vote or consent of shareholders required by the Companies Act to obtain such approvals. AES shall vote its shares of Class B Common Stock in favor of this Agreement and the transactions contemplated hereby.

     SECTION 4.03. No Solicitation. (a) Chigen shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, Chigen or any of its subsidiaries to, (i) solicit or initiate, or encourage the submission of, any Takeover Proposal (as hereinafter defined) or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; provided, however, that, if in the opinion of the Special Committee, after consultation with counsel, such failure to act would be inconsistent with its fiduciary duties to Chigen or the holders of Class A Common Stock under applicable law, Chigen may, in response to an unsolicited Takeover Proposal, and subject to compliance with
Section 4.03(c), (a) furnish information with respect to Chigen to any person pursuant to a confidentiality agreement and (b) participate in negotiations regarding such Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any executive officer of Chigen or any of its subsidiaries or any investment banker, attorney or other advisor or representative of Chigen or any of its subsidiaries, whether or not such person is purporting to act on behalf of Chigen or any of its subsidiaries or otherwise, shall be deemed to be a breach of this Section 4.03(a) by Chigen. For purposes of this Agreement, "Takeover Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a substantial amount of assets of Chigen or any of its subsidiaries (other than investors in the ordinary course of business) or of over 20% of any class of equity securities of Chigen or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of Chigen or any of its subsidiaries, or any amalgamation, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving Chigen or any of its subsidiaries other than the transactions contemplated by this Agreement, or any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Amalgamation or which would reasonably be expected to dilute materially the benefits to AES of the transactions contemplated hereby.

     (b) Except as set forth herein or as required by Bermuda law, the Special Committee shall not (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to AES or Sub, the approval or recommendation by such Special Committee of the Amalgamation or this Agreement, (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (iii) enter into any agreement with respect to any Takeover Proposal. Notwithstanding the foregoing, if in the opinion of the Special Committee, after consultation with counsel, failure to do any of the foregoing would be inconsistent with its fiduciary duties to Chigen or the holders of the Class A Common Stock under applicable law, the Special Committee may (subject to the terms of this and the following sentences) withdraw or modify its approval or recommendation of the Amalgamation or this Agreement, approve or recommend a Superior Proposal (as hereinafter defined), or enter into an agreement with respect to a Superior Proposal, in each case relating to the receipt of a Superior Proposal at any time after the second business day following AES's receipt of written notice (a "Notice of Superior Proposal") advising AES that the Special Committee has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal; provided that Chigen shall not enter into an agreement with respect to a Superior Proposal unless Chigen shall have furnished AES with written notice no later than 12:00 noon, New York City time, one day in advance of any date that it intends to enter into such agreement (it being understood that such time periods may be concurrent). In addition, if Chigen proposes to enter into an agreement with respect to any Takeover Proposal, it shall concurrently with entering into such agreement pay, or cause to be paid, to AES the Expenses (as defined in Section 4.07(b) below). For purposes of this Agreement, a "Superior Proposal" means any bona fide Takeover Proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the shares of Class A Common Stock then outstanding or all or substantially all the assets of Chigen and otherwise on terms which the Special Committee determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to Chigen or the holders of the Class A Common Stock than the Amalgamation.

     (c) In addition to the obligations of Chigen set forth in Section 4.03(b), Chigen shall immediately advise AES orally and in writing of any request for information or of any Takeover Proposal, or any inquiry with respect to or which could lead to any Takeover Proposal, the material terms and conditions of such request, Takeover Proposal or inquiry, and the identity of the person making any such Takeover Proposal or inquiry. Chigen will keep AES fully informed of the status and details (including amendments or proposed amendments) of any such request, Takeover Proposal or inquiry.

     (d) Nothing contained in this Section 4.03 shall prohibit Chigen from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act or from making any disclosure to the holders of Class A Common Stock if, in the opinion of the Special Committee, after consultation with counsel, failure to so disclose would be inconsistent with its fiduciary duties to Chigen or the holders of Class A Common Stock under applicable law; provided that Chigen does not, except as permitted by Section 4.03(b), withdraw or modify, or propose to withdraw or modify, its position with respect to the Amalgamation or approve or recommend, or propose to approve or recommend, a Takeover Proposal.

     (e) For the purposes of determining compliance with the terms of this Agreement, the parties hereto agree that the failure to take, following receipt of a Takeover Proposal, an action which the Special Committee reasonably believes is likely to result in a Superior Proposal would be deemed to be a breach of the Special Committee's fiduciary duties.

     SECTION 4.04. Access to Information; Confidentiality. Chigen shall, and shall cause each of its subsidiaries to, afford to AES, and to AES' officers, employees, accountants, counsel, financial advisers and other representatives, reasonable access during normal business hours during the period prior to Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, Chigen shall, and shall cause each of its subsidiaries to, furnish promptly to AES (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as AES may reasonably request.

     SECTION 4.05. Reasonable Efforts; Notification. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Amalgamation and the transactions contemplated hereby, including (i) approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of any of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and
(iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated hereby, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, Chigen and its Board of Directors shall (i) take all reasonable actions to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Amalgamation, this Agreement, or any of the other transactions contemplated hereby, and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Amalgamation, this Agreement, or the transactions contemplated hereby, take all reasonable actions to ensure that the Amalgamation and the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Amalgamation, this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, Chigen, the Special Committee and the Board of Directors of Chigen shall not be prohibited from taking any action permitted by the terms of this Agreement.

     (b) Each of the parties shall give prompt notice to the other parties of
(i) any material representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such material representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any material covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     SECTION 4.06. Employee Benefit Plans. AES and Chigen agree that any employee benefit or compensation plans, agreements or arrangements, including "employee benefit plans" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), to which Chigen or any subsidiary of Chigen is a party (together, the "Chigen Benefit Plans") in effect at the date of this Agreement shall remain in effect until otherwise amended or terminated after the Effective Time. To the extent the Chigen Benefit Plans are amended or terminated, it is the current nonbinding intent of the parties that employee benefit plans which are no less favorable, in the aggregate, than the Chigen Benefit Plans shall be provided to the employees of Chigen. Notwithstanding the foregoing, Options shall be treated in the manner provided in Section 2.05 and the parties shall take all actions necessary and appropriate to merge the AES China Generating Co. Ltd. Profit Sharing and Employee Stock Ownership Plan (the "Chigen Profit Sharing Plan") into The AES Corporation Profit Sharing and Stock Ownership Plan.

     SECTION 4.07.  Fees and Expenses.  (a) Except as provided below and in
Section 4.01, all fees and expenses incurred in connection with the Amalgamation, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Amalgamation is consummated.

     (b) Chigen shall pay, or cause to be paid, in same day funds to AES all of AES's out-of-pocket expenses referred to in Section 4.07(a) in an amount up to but not to exceed $750,000 (the "Expenses") upon demand if (i) AES terminates this Agreement under Section 6.01(d) as a result of the occurrence of an event under clause (ii) or (iii) of Section 6.01(d), (ii) Chigen terminates this Agreement pursuant to Section 6.01(e) or (iii) prior to the termination of this Agreement (other than by Chigen pursuant to Section 6.01(f)), a Takeover Proposal shall have been made and within one year of such termination, Chigen enters into an agreement with respect to, approves or recommends or takes any action to facilitate, such Takeover Proposal. The amount of Expenses so payable shall be the amount set forth in an estimate delivered by AES, subject to upward or downward adjustment (not to be in excess of the amount set forth above) upon delivery of reasonable documentation therefor.

     SECTION 4.08. Public Announcements. AES and Chigen will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Amalgamation, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

     SECTION 4.09. Indemnification; Insurance. (a) Chigen shall not, and for a period of six years from and after the Effective Time AES and the Amalgamated Company shall not, amend the provisions of the Bye-Laws providing for the indemnification of directors and officers of Chigen in any manner adverse to such directors and officers.

     (b) For a period of six years after the Effective Time, AES shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Chigen (provided that AES may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from facts or events which occurred before the Effective Time to the extent available.

     The provisions of this Section 4.09 are intended to be for the benefit of, and shall be enforceable by, each indemnified party, his or her heirs and representatives.

     SECTION 4.10. Termination of the Stock Purchase and Shareholder's Agreement. Each of the Stock Purchase and Shareholder's Agreement, dated as of December 29, 1993, by and between AES and Chigen, and the NonCompetition and Non-Disclosure Agreement, dated as of December 29, 1993, and amended and restated as of February 1, 1994, by and between AES and Chigen, shall be terminated as of the Effective Time.

                                   ARTICLE V

                         CONDITIONS TO THE AMALGAMATION

     SECTION 5.01. Conditions to the Obligations of Each Party. The obligations of Chigen, AES and Sub to consummate the Amalgamation are subject to the satisfaction of the following conditions:

          (a) this Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite votes of the shareholders of Chigen in accordance with the Companies Act and Chigen's Bye-laws;

          (b) no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (each an "Order") or statute, rule or regulation which is in effect and which has the effect of making the Amalgamation illegal or otherwise prohibiting consummation of the Amalgamation;

          (c) the Registration Statement shall have been declared effective, and no stop order suspending the effectiveness of the Registration Statement shall be in effect;

          (d) AES and Chigen shall have received from the NYSE evidence that the shares of AES Common Stock to be issued to the shareholders of Chigen in the Amalgamation shall be listed on the NYSE immediately following the Effective Time;

          (e) Chigen shall have received the consent of the Bermuda Minister of Finance to amalgamate with Sub;

          (f) all other consents, authorizations, orders and approvals of (or filings or registrations with) any third party or governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the Amalgamation and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a Material Adverse Effect in respect of Chigen or AES following the Effective Time; and

          (g) AES and Chigen shall have received (i) an opinion of Chadbourne & Parke LLP, special counsel to AES, in form and substance reasonably acceptable to AES and reasonably acceptable to Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to Chigen, substantially to the effect that the Amalgamation will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that AES and Chigen will each be a party to that reorganization within the meaning of Section 368(b) of the Code and (ii) an opinion from Conyers, Dill & Pearson, Bermuda counsel to Chigen, to the effect that all necessary corporate action has been taken to effect the Amalgamation and, upon issuance of the Certificate of Amalgamation, the Amalgamation will be effective.

     SECTION 5.02. Conditions to the Obligations of AES and Sub. The obligations of AES and Sub to consummate the Amalgamation are subject to the satisfaction or waiver by AES of the following further conditions:

          (a) there shall not be threatened or pending by any Governmental Entity any suit, action or proceeding, (i) challenging the acquisition by AES of Chigen, seeking to restrain or prohibit the consummation of the Amalgamation or the performance of any of the other transactions contemplated by this Agreement, or seeking to obtain from Chigen or AES, any damages that are material in relation to Chigen and its subsidiaries taken as whole, (ii) seeking to prohibit or limit the ownership or operation by Chigen, AES or any of their respective subsidiaries of a material portion of the business or assets of Chigen and its subsidiaries, taken as a whole, or AES and its subsidiaries, taken as a whole, or to compel Chigen or AES to dispose of or hold separate any material portion of the business or assets of Chigen and its subsidiaries, taken as a whole, or AES and its subsidiaries, taken as a whole, as a result of the Amalgamation or any of the other transactions contemplated by this Agreement, (iii) seeking to prohibit AES or any other subsidiary of AES from effectively controlling in any material respect the business or operations of Chigen and its subsidiaries, taken as a whole, or (iv) which otherwise is reasonably likely to have a Material Adverse Effect in respect of Chigen;

          (b) there shall not be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Amalgamation, or any other action shall be taken by any Governmental Entity or court, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through
     (iv) of paragraph (a) above;

          (c) there shall not have occurred any Material Adverse Change in respect of Chigen;

          (d) all of the representations and warranties of Chigen set forth in this Agreement that are qualified as to materiality shall be true and correct and all such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date;

          (e) Chigen shall not have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of Chigen to be performed or complied with by it under this Agreement;

          (f) the fraction of a share of AES Common Stock to be received with respect to each share of Class A Common Stock pursuant to Section 2.01(c) shall not be more than 0.3100 of a share;

          (g) the Board of Directors of Chigen shall have approved amendments to the Bye-Laws of Chigen in form reasonably acceptable to AES, and directed that after the Effective Time they be submitted to the sole shareholder of Chigen for approval; and

          (h) the number of Dissenting Shares (as defined in Section 2.01(d)) shall not be more than 10% of the total issued and outstanding shares of Class A Common Stock.

     SECTION 5.03. Conditions to the Obligations of Chigen. The obligation of Chigen to consummate the Amalgamation is subject to the satisfaction or waiver by Chigen of the following further conditions:

          (a) all of the representations and warranties of AES set forth in this Agreement that are qualified as to materiality shall be true and correct and all such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date;

          (b) AES shall not have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of AES to be performed or complied with by it under this Agreement; and

          (c) Merrill Lynch shall not have withdrawn the Opinion.

                                   ARTICLE VI

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 6.01. Termination. This Agreement may be terminated and the Amalgamation and the other transactions contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated hereby, as follows:

          (a) by mutual written consent duly authorized by the Boards of Directors (including the Special Committee) of each of AES and Chigen;

          (b) by either AES or Chigen: (i) if as a result of the failure, occurrence or existence of any of the conditions set forth in Article V of this Agreement the Amalgamation shall not have occurred on or before April 30, 1997; provided, however, that the right to terminate this Agreement pursuant to this Section 6.01(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure, occurrence or existence of any such condition; or
     (ii) if any Governmental Entity shall have issued an Order permanently enjoining, restraining or otherwise prohibiting the Amalgamation and such Order shall have become final and nonappealable;

          (c) by AES in the event of a breach by Chigen of any representation, warranty, covenant or other agreement contained in this Agreement or any other development which (i) would give rise to the failure of a condition set forth in Section 5.02(d) or 5.02(e) and (ii) cannot be or has not been cured within 30 days after the giving of written notice to Chigen;

          (d) by AES if (i) the Special Committee shall have withdrawn or modified in a manner adverse to AES its approval or recommendation of the Amalgamation or this Agreement, (ii) the Special Committee shall have approved or recommended any Takeover Proposal (including any Superior Proposal in accordance with Section 4.03(b) of this Agreement) or (iii) Chigen shall have entered into any agreement with respect to any Takeover Proposal (including any Superior Proposal in accordance with Section 4.03(b) of this Agreement);

          (e) by AES or Chigen if Chigen enters into a definitive agreement in accordance with Section 4.03, provided that Chigen has complied with all provisions thereof, including the notice provisions therein, and provided that Chigen makes simultaneous payment of the Expenses; or

          (f) by Chigen in the event of a breach by AES in any material respect of any representation, warranty, covenant or other agreement contained in this Agreement, which (i) would give rise to the failure of a condition set forth in Section 5.03(a) or 5.03(b) and (ii) cannot be or has not been cured within 30 days after the giving of written notice to AES, except, in any case, such failures which, in the aggregate, would not have a Material Adverse Effect in respect of AES.

     SECTION 6.02. Effect of Termination. In the event of termination of this Agreement by either Chigen or AES as provided in Section 6.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of AES or Chigen, other than the provisions of Section 3.01(i), Section 3.02(g), Section 4.01, Section 4.07, this Section 6.02 and
Article VII and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

     SECTION 6.03. Amendment. This Agreement may be amended by the parties at any time. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

     SECTION 6.04. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

     SECTION 6.05.  Procedure for Termination, Amendment, Extension or
Waiver. A termination of this Agreement pursuant to Section 6.01, an amendment of this Agreement pursuant to Section 6.03, an extension or waiver pursuant to
Section 6.04, or any other action pursuant to this Agreement shall, in order to be effective, require, in the case of Chigen, action by the Special Committee, or action by the duly authorized designee of such Special Committee. Any action permitted to be taken by Chigen pursuant to this Agreement may be taken by the Special Committee on behalf of Chigen.

                                  ARTICLE VII

                               GENERAL PROVISIONS

     SECTION 7.01. Nonsurvival of Representations and Warranties; Effect of Breach of Representation or Warranty. (a) None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive after the Effective Time. This Section 7.01(a) shall not limit any covenant or agreement of the parties which by its terms contemplates performance after such date.

     (b) For all purposes of this Agreement, Chigen shall be deemed not to have breached any of its representations and warranties if any senior officer of AES (other than any such senior officer who is also an officer of Chigen) has knowledge of such breach at the time this Agreement is delivered by AES. No party hereto shall have any liability for damages to the other parties for the breach of any of its representations or warranties contained herein, whether before or after the Effective Time; it being understood that the other parties' sole remedy shall be to not consummate the Amalgamation and/or terminate this Agreement, in either instance in accordance with the terms of this Agreement. Notwithstanding anything to the contrary contained in the previous sentence, this Section 7.01(b) shall not limit AES's rights under Section 4.07(b).

     SECTION 7.02. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a) if to AES or Sub, to:

            The AES Corporation
            1001 N. 19th Street
            Arlington, VA 22209

            Facsimile: (703) 528-4510

            Attention: William R. Luraschi, Esq.

        with copies to:

            Chadbourne & Parke LLP
            30 Rockefeller Plaza
            New York, NY 10112

            Facsimile: (212) 541-5369

            Attention: Philip D. Beaumont, Esq.

        (b) if to Chigen, to:

            AES China Generating Co. Ltd.
            9-F Allied Capital Resources Building
            32-38 Ice House Street
            Central Hong Kong

            Facsimile: 011-852-2530-1673

            Attention: Special Committee of the
                     Class A Directors

        with copies to:

            Skadden, Arps, Slate, Meagher & Flom LLP
            919 Third Avenue
            New York, NY 10022

            Facsimile: (212) 735-2000

            Attention: David J. Friedman, Esq.

     SECTION 7.03.  Definitions.  For purposes of this Agreement:

          (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

          (b) "Liens" means any and all pledges, claims, liens or encumbrances and security interests of any kind or nature whatsoever;

          (c) "Material Adverse Change" or "Material Adverse Effect" means, when used in connection with Chigen or AES, any change or effect that is materially adverse to the business, financial condition or results of operations of such party and its subsidiaries taken as a whole;

          (d) "person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity;

          (e) a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person;

          (f) "Superior Proposal" has the meaning assigned thereto in Section 4.03(b); and

          (g) "Takeover Proposal" has the meaning assigned thereto in Section 4.03(a).

     SECTION 7.04. Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     SECTION 7.05. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     SECTION 7.06. Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement and except for the provisions of Section
4.06 and Section 4.09, are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     SECTION 7.07. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except that all provisions in this Agreement relating to the authorization, effectuation and manner and effect of the Amalgamation shall be governed by the laws of Bermuda.

     SECTION 7.08. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     SECTION 7.09. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of New York or in any New York state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of New York or any New York state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal or state court sitting in the State of New York.

     IN WITNESS WHEREOF, AES, Sub and Chigen have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                          THE AES CORPORATION

                                          By:       /s/ Barry J. Sharp
                                            ------------------------------------
                                            Name: Barry J. Sharp
                                            Title: Vice President and Chief
                                                     Financial Officer

                                          AES ACQUISITION CO. LTD.

                                          By:       /s/ Dennis W. Bakke
                                            ------------------------------------
                                            Name: Dennis W. Bakke
                                            Title: President and Chairman

                                          AES CHINA GENERATING CO. LTD.

                                          By:     /s/ Jeffery A. Safford
                                            ------------------------------------
                                            Name: Jeffery A. Safford
                                            Title: Vice President and Chief
                                                     Financial Officer

                                   EXHIBIT A

                      DIRECTORS OF THE AMALGAMATED COMPANY

                              NAME                                   ADDRESS
        ------------------------------------------------    -------------------------
        Roger W. Sant...................................    c/o The AES Corporation
                                                            1001 North 19th Street
                                                            Arlington, Virginia 22209
        Dennis W. Bakke.................................    c/o The AES Corporation
                                                            1001 North 19th Street
                                                            Arlington, Virginia 22209
        Robert F. Hemphill, Jr..........................    c/o The AES Corporation
                                                            1001 North 19th Street
                                                            Arlington, Virginia 22209

                                                                      APPENDIX B

                          [MERRILL LYNCH LETTERHEAD]

                                                     As of November 12, 1996

The Special Committee of the Board of Directors
AES China Generating Co. Ltd.
3/F (W), Golden Bridge Plaza
No. 1 (A) Jianguomenwai Avenue
Beijing 100020, People's Republic of China

Gentlemen:

     AES China Generating Co., Ltd. (the "Company") and The AES Corporation ("AES") propose to enter into an Agreement and Plan of Amalgamation (the "Agreement") pursuant to which the Company will be amalgamated with a wholly-owned subsidiary of AES (the "Amalgamation") in which each outstanding share (the "Shares") of the Company's Class A common stock, par value $0.01 per share, will be cancelled and converted into the right to receive (i) 0.29 shares of the common stock of AES (the "AES Shares") or (ii) should the average closing price of the AES Shares on the New York Stock Exchange over the 15 consecutive trading day ending at the close of trading on the third trading day immediately prior to the date of the special meeting of the Company's shareholders to consider the Amalgamation (the "Average Closing Price") exceed $50.00 or be less than $45.00, such fraction of an AES Share (expressed as a decimal rounded to the nearest one ten-thousandth) as is determined by dividing $13.05 (if the Average Closing Price is less than $45.00) or $14.50 (if the Average Closing Price is greater than $50.00) by the Average Closing Price.

     You have asked us whether, in our opinion, the proposed consideration to be received by the holders of the Shares in the Amalgamation is fair to such holders from a financial point of view.

     In arriving at the opinion set forth below, we have, among other things:

          (1) Reviewed the Company's Annual Report and Form 10-K (including the financial information included therein) for each of the two fiscal years in the period ended November 30, 1995, the Company's Form 10-Q (including the unaudited financial information included therein) for each of the quarterly periods ending August 31, 1996, May 31, 1996 and February 28, 1996, the Company's initial public offering prospectus dated February 24, 1994 and the Company's Form S-3 Registration Statement dated October 16, 1996;

          (2) Reviewed AES' Annual Report and Form 10-K (including the financial information included therein) for each of the five fiscal years in the period ended December 31, 1995 and AES' Form 10-Q (including the unaudited financial information included therein) for each of the quarterly periods ending March 31, 1996 and June 30, 1996;

          (3) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Company and AES, furnished to us by the Company and AES;

          (4) Conducted discussions with members of senior management of the Company and AES concerning their respective businesses and prospects;

          (5) Reviewed the historical market prices and trading activity for the Shares and the AES Shares and compared them with those of certain publicly traded companies which we deemed to be comparable to the Company and AES, respectively;

          (6) Compared the results of operations of the Company and AES with those of certain companies which we deemed to be comparable to the Company and AES, respectively;

          (7) Compared the proposed financial terms of the Amalgamation with the financial terms of certain other mergers and acquisitions which we deemed to be relevant;

          (8) Reviewed a draft of the Agreement dated November 9, 1996, which you have advised us will be identical in all material respects to the Agreement as executed; and

          (9) Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary.

     In preparing our opinion, we have with your consent relied on the accuracy and completeness of all information supplied or otherwise made available to us by the Company and AES, and we have not independently verified such information or undertaken an independent appraisal of the assets or liabilities of the Company or AES. With respect to the financial forecasts furnished by the Company and AES, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's and AES' management as to the expected future financial performance of the Company or AES, as the case may be. Our opinion necessarily is based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof.

     In connection with the preparation of this opinion, we have not been authorized by the Company, the Board of Directors or the Special Committee of the Board of Directors to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of the Company.

     We have acted as financial advisor to the Company with respect to the Amalgamation and will receive a fee from the Company for our services. We have, in the past, provided financing services to the Company and have received fees for the rendering of such services. In addition, in the ordinary course of our business, we or our affiliates may actively trade the Shares and the AES Shares for our or our affiliates' own account and for the account of customers and, accordingly, may at any time hold a long or short position in such securities.

     On the basis of, and subject to the foregoing, we are of the opinion that the proposed consideration to be received by the holders of the Shares in the Amalgamation is fair to such holders from a financial point of view.

                                          Very truly yours,

                                          MERRILL LYNCH, PIERCE, FENNER & SMITH
                                          INCORPORATED

AES CHINA   PROXY   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
GENERATING CO. LTD.

Special Class Meeting of the Holders of Class A Common Stock to be held Monday, March 31, 1997 at 1 p.m. and Special General Meeting of Shareholders, immediately following the Special Class Meeting, at 1001 North 19th Street, Arlington, Virginia 22209.

The undersigned hereby appoints Mr. Jeffery A. Safford, Mr. Paul T. Hanrahan and Mr. Edward C. Hall, III, or any of them as proxies, with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Class A Common Stock of AES China Generating Co. Ltd. held of record by the undersigned at close of business on February 18, 1997 at the Special Class Meeting of the Holders of Class A Common Stock and the Special General Meeting of Shareholders, each to be held on March 31, 1997, and at any adjournments and postponements thereof.

PROPOSAL at the Special Class Meeting and the Special General Meeting:    To adopt and approve the Amended and Restated
                                                                          Amalgamation Agreement pursuant to which AES Acquisition
                                                                          Co. Ltd. will amalgamate with and into AES China
                                                                          Generating Co. Ltd.

The Board of Directors recommends a vote FOR the Proposal at the Special Class Meeting of the Holders of Class A Common Stock.
                 [ ] FOR        [ ] AGAINST        [ ] ABSTAIN

The Board of Directors recommends a vote FOR the Proposal at the Special General Meeting of Shareholders.
                 [ ] FOR        [ ] AGAINST        [ ] ABSTAIN

                           (Continued on other side)

                          (continued from other side)

   The submission of this proxy if properly executed revokes all other proxies.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSAL ABOVE AT EACH OF THE MEETINGS.

   Receipt of the Notice of Special Class Meeting of Holders of Class A Common Stock and Special General Meeting of Shareholders and accompanying Proxy Statement/Prospectus is hereby acknowledged.


                                      DATE:                               , 1997
                                           ------------------------------

                                      ------------------------------------------
                                                 (Signature of Shareholder)
                                                 Please sign exactly as your
                                                 name appears at left.

         PLEASE BE CERTAIN YOU DATE THIS PROXY AT THE TIME YOU SIGN IT.